EXHIBIT 10-p
AUGUST 19, 2005
Purchase and Sale Agreement
This Purchase and Sale Agreement (this “Agreement”) is made as of the 24th day of August, 2005 (the “Effective Date”), by and between Rockwell Automation, Inc., a Delaware corporation, formerly known as “Rockwell International Corporation” (“Seller”) and First Industrial Acquisitions, Inc., a Maryland corporation (“Buyer”).
In consideration of this Agreement, Seller and Buyer (together, the “Parties”) agree as follows:
1.	Sale of Subject Property.
(a)     Identification of Subject Property. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, all of Seller’s right, title, and interest in and to the following property (collectively, “Subject Property”):
          (1)     Land. Fee simple absolute title to such parcels of real property as are depicted, legally described, or otherwise identified on the Exhibit A attached to and made a part of this Agreement, together with all of Seller’s right, title, and interest in and to all of the following: (i) any privileges, profits, easements, interests, or rights that are in any manner appurtenant thereto; (ii) all of the beds of any streets within or adjoining such real property, up to the center of such beds; and (iii) all awards for any future taking or condemnation affecting such real property or affecting street beds to which the owner of such real property is entitled; all of which collectively shall be referred to as the “Land”;
          (2)     Improvements. All buildings and other improvements and fixtures located, as of the Effective Date, upon the Land, including, without limitation, all of Seller’s right, title, and interest in and to the following: (i) any mechanical systems structurally incorporated into such buildings, improvements, or fixtures (such as heating and air conditioning, mechanical, electrical, and plumbing systems); (ii) any facilities used to provide any utility service, ventilation, or municipal services to such buildings, improvements, or fixtures (including, without limitation, all water, sewer, gas, electricity, and other utility pipes and lines and all other facilities therein or appurtenant thereto); and (iii) any and all shrubbery and plantings forming a part thereof, all of which included items shall collectively be referred to as the “Improvements”; and
          (3)     Replacements. All repairs, refurbishments, additions, supplements, and replacements to the Improvements made between the Effective Date and the Closing Date (as defined below), all of which included items shall collectively be referred to as the “Replacements.”
(b)     Transfer of Subject Property by Related Entities. Buyer understands that all or part of the Subject Property may be titled in various subsidiaries or affiliates (whether one or more, the “Related Entities”) of the Seller. In all such instances, Seller shall cause the appropriate Related Entities to convey their interests to Buyer pursuant to the terms of this Agreement.
(c)     Property not Conveyed. The Parties agree, and Buyer hereby expressly acknowledges, that the definition of “Subject Property” set forth in this Section 1 is not intended to include, and thus that Seller shall not transfer to Buyer (whether at Closing or otherwise), either (i) any tangible personal property of Seller (save only for such Due Diligence Documents as may be in Seller’s possession or under its control on the Closing Date), or (ii) any intangible property of Seller. Accordingly, this Agreement shall not govern any interest of Seller whatsoever in any of the following, whether located (on the Effective Date or on the Closing Date) in or upon the Subject Property or located (on the Effective Date or on the Closing Date) elsewhere in contemplation of delivery to the Subject Property: any machinery, equipment, trade fixtures, furnishings, parts, tools, engineering and yard drawings, or other items of tangible or intangible personal property; any work in process; any inventory held for use or resale; and any raw materials, finished product, supply, packaging items, business-related signage, or similar items with respect to the business conducted by the Seller at or from the Subject Property.
2.	Purchase Price.
(a)     Price. Buyer shall pay to Seller at Closing, as consideration for Buyer’s purchase of the Subject Property, the sum (in United States Dollars) indicated as the “Total Purchase Price” on the Exhibit B attached to and made a part of this Agreement (“Purchase Price”). The Parties further hereby agree that such Purchase Price shall be allocated among the discrete fee simple absolute estates comprising the Subject Property according to the schedule set forth on the Exhibit B attached to and made a part of this Agreement.
(b)     Earnest Money. Within two (2) days after the Effective Date, Buyer shall deposit the sum of Five Million and No/100 United States Dollars (USD 5,000,000.00) (“Original Earnest Money”) with Chicago Title Insurance Company, a Missouri corporation (“Title Company”). Furthermore, within two (2) days after the earlier to occur of (i) Buyer’s waiver or satisfaction of all due diligence conditions set forth in Section 4 of this Agreement or (ii) passage of the Contingency Date under this Agreement, Buyer shall deposit the sum of Two Million Five Hundred Thousand and No/100 United States Dollars (USD 2,500,000.00) (“Additional Earnest Money”) with the Title Company. The Original Earnest Money and the Additional Earnest Money (together, the “Earnest Money”) shall be deposited in an interest-bearing escrow account with the Title Company to be held in a joint order escrow to be entered into between Seller and Buyer with Escrowee pursuant to an Earnest Money Escrow Agreement in the form set forth on the Exhibit C attached to and made a part of this Agreement (the “Escrow Agreement”). The Earnest Money shall be credited against the Purchase Price at Closing, or, if not so credited, otherwise disbursed according to the terms of the Escrow Agreement. Any interest earned on the Earnest Money shall belong to Buyer.
3.	Title and Survey.
(a)     Delivery. Buyer’s obligation to consummate the transaction contemplated by this Agreement shall be subject to Buyer’s review of certain Commitments, Title Documents,

and Surveys, as set forth in this Section. Accordingly, before 5:00 p.m. CDT on September 23, 2005, Seller shall furnish to Buyer (or cause to be delivered to Buyer) the following materials:
          (1)     Title Commitments. Current commitments (altogether, the “Commitments”) from the Title Company to issue an owner’s policy of title insurance (ALTA Form B-1992, revised 10-17-92) for each discrete legal parcel of the Subject Property (such policies, as issued, together with all Endorsements required under Section 9 of this Agreement, being known under this Agreement as the “Title Policies”), which Commitments shall show fee simple absolute title in and to all Subject Property to be vested in Seller (or in one of the Related Entities), and which Commitments shall respectively further state insured amounts that match, on a parcel-by-parcel basis, the allocation schedule set forth on Exhibit B to this Agreement;
          (2)     Title Documents. Copies of all documents identified in the respective Schedules B-II of the Commitments as non-standard exceptions to the proposed coverages of the Title Policies (“Title Documents”); and
          (3)     Surveys. Current surveys of all Subject Property (“Surveys”), which Surveys shall be certified to Buyer, Seller, and the Title Company with the form of certification set forth on Exhibit D attached to and made a part of this Agreement.
(b)     Defects. If the Commitments or Title Documents shall show any exception(s) to title other than the exceptions that are specifically listed on the Exhibit E attached to and made a part of this Agreement (altogether, the “Listed Encumbrances”), or if the Surveys shall disclose any condition (other than a Listed Encumbrance) that is not reasonably satisfactory to Buyer, then Buyer may notify Seller, before 5:00 p.m. CDT on October 7, 2005 (the “Disapproval Deadline”), of any such exceptions and/or conditions to which Buyer objects (individually a “Disapproved Matter” and collectively the “Disapproved Matters”). Any condition(s) disclosed on the Commitments, Title Documents, or Surveys and not objected to by Buyer in writing as a Disapproved Matter by the Disapproval Deadline shall be deemed a Permitted Encumbrance under this Agreement.
          (1)     Financial Disapproved Matters. Any Disapproved Matter that may be removed by Seller’s payment of a sum certain (i) that is stated by the pertinent Listed Encumbrance or (ii) that may be determined by reference to the source instrument that created the obligation secured by the Listed Encumbrance (in each instance, individually a “Financial Disapproved Matter” and collectively the “Financial Disapproved Matters”) shall be addressed either (w) by Seller’s applying the Purchase Price first to the payment of such sum(s) certain on the Closing Date or (x) by Seller’s securing, at its expense, an endorsement (in form reasonably acceptable to Buyer) to the Title Policies removing or insuring over such Financial Disapproved Matter(s).
          (2)     Nonfinancial Disapproved Matters. As to every Disapproved Matter that is not a Financial Disapproved Matter (individually a “Nonfinancial Disapproved Matter” and collectively the “Nonfinancial Disapproved Matters”), Seller shall, between receipt of Buyer’s written notice of Disapproved Matters and the Closing Date (as postponed, if at all, pursuant to the terms of this Agreement) exercise good faith efforts to either (i) cause the

Title Company to remove from the Commitments and the Surveys, at Seller’s sole expense, every such Nonfinancial Disapproved Matter, or (ii) obtain, at Seller’s sole expense, an endorsement (in form reasonably acceptable to Buyer) to the pertinent Commitment(s) providing affirmative title insurance coverage reasonably acceptable to Buyer insuring against the effect of every such Nonfinancial Disapproved Matter.
                    (A)     When all Nonfinancial Disapproved Matters shall be so removed or endorsed over and all Financial Disapproved Matters shall have been addressed in accordance with Section 3(b)(1), above, then Buyer’s title and survey objections noticed under this Section 3 shall be deemed fully satisfied, the date of which satisfaction shall be the later to occur of (i) the date on which the last of the then-outstanding Nonfinancial Disapproved Matters is so removed or (ii) the date on which the Title Company issues an endorsement (in form reasonably satisfactory to Buyer) to the relevant Commitment(s) removing or insuring over the last of the then-outstanding Nonfinancial Disapproved Matters.
                    (B)     If all Nonfinancial Disapproved Matters shall not then be so removed or endorsed over, Seller shall provide to Buyer, in a notice delivered to Buyer not less than two (2) nor more than four (4) days before the Closing Date, an itemized list of such Nonfinancial Disapproved Matters as have not, on the date of such notice, been so removed and endorsed over (individually an “Uncured Title Matter” and collectively the “Uncured Title Matters”), identifying with such itemization all discrete parcels of the Subject Property as then remain subject to Uncured Title Matters (the “Postponed Parcel(s)”). On the Closing Date, Seller shall also
                      (i) As to all of the Subject Property other than the Postponed Parcel(s), complete Closing as required under this Agreement; and
                      (ii) As to the Postponed Parcel(s), deliver to Buyer a written notice (a “Postponed Parcel Notice”) of Seller’s election (in Seller’s sole discretion): (w) to postpone the Closing Date as to one or more identified Postponed Parcel(s) to a specified date (the “Postponed Closing Date”) not later than November 18, 2005; and/or (x) to remove one or more identified Postponed Parcel(s) from the Subject Property under this Agreement (individually an “Eliminated Postponed Parcel” and collectively the “Eliminated Postponed Parcels”).
Seller shall deliver a Postponed Parcel Notice with respect to every Postponed Parcel, and in its Postponed Parcel Notice shall elect either of (w) or (x), above, with respect to each Postponed Parcel.
                    (C)     As to the Eliminated Postponed Parcel(s), Buyer may elect, by delivering written notice (a “Postponed Parcel Waiver Notice”) of such election to Seller within three (3) days after Seller’s delivery of the Postponed Parcel Notice, to consummate Buyer’s acquisition, pursuant to the terms of this Agreement, of any one or more Eliminated Postponed Parcels, which Eliminated Postponed Parcel(s) to be so acquired (individually a “Restored Postponed Parcel” and collectively the “Restored Postponed Parcels”) shall be specifically identified by Buyer in the Postponed Parcel Waiver Notice. (If Buyer’s Postponed

Parcel Waiver Notice shall not state Buyer’s election to consummate Buyer’s acquisition of all Eliminated Postponed Parcels, then Seller’s election under (x), above, shall continue to apply to those of the Eliminated Postponed Parcels not specified by Buyer as Restored Postponed Parcels, whereupon neither Party shall have any further obligations hereunder with respect to any Eliminated Postponed Parcel(s) not so specified as Restored Postponed Parcels, save only for such obligation and liabilities as may expressly survive the termination of this Agreement.) The transfer of the Restored Postponed Parcel(s) shall be closed on the Postponed Closing Date—or, if Seller shall not have identified a Postponed Closing Date in its Postponed Parcel Notice, on a date mutually agreed between Buyer and Seller, which date shall be no later than November 18, 2005—without any reduction in the aggregate Purchase Price allocated (as specified on the attached Exhibit B) to the Restored Postponed Parcels, according to the terms of Section 9 of this Agreement. Buyer shall then take all Restored Postponed Parcels subject to all Uncured Title Matters encumbering such Restored Postponed Parcels as of the Closing Date, which Uncured Title Matters shall be considered additional Permitted Exceptions for which Seller shall have neither any further obligation whatsoever nor any liability whatsoever for any loss, damage, or diminution in value arising with respect to such Uncured Title Matters.
                    (D)     As to all Postponed Parcel(s) other than the Restored Postponed Parcel(s) and the Eliminated Postponed Parcel(s), Seller shall, between delivery of the Postponed Parcel Notice and the Postponed Closing Date, make reasonable and diligent efforts to cause the Title Company to remove or endorse over all Uncured Title Matters affecting the identified Postponed Parcel(s), and Seller and Buyer shall, on the Postponed Closing Date, immediately complete closing, according to the terms of Section 9 of this Agreement, on all of the Postponed Parcel(s) as to which no Uncured Title Matters then remain. If Seller shall not, despite its reasonable and diligent efforts, cause the Title Company, by the Postponed Closing Date, to remove or endorse over (in form reasonably satisfactory to Buyer) all Uncured Title Matters concerning the Postponed Parcel(s), then Seller may elect, in Seller’s sole discretion and on written notice to Buyer (a “Final Postponement Notice”) delivered on the Postponed Closing Date, either (y) to remove from the Subject Property under this Agreement such Postponed Parcel(s) as shall remain subject to any Uncured Title Matter on the Postponed Closing Date, or (z) to not remove from the Subject Property under this Agreement such Postponed Parcel(s) as shall then remain subject to any Uncured Title Matter. Buyer shall have three (3) days after delivery of the Final Postponement Notice to elect, at its option, and as its sole remedy hereunder, either (aa) to terminate this Agreement as to such Postponed Parcel(s) as then remain subject to any Uncured Title Matter, whereupon neither Party shall have any further obligations hereunder with respect to such Postponed Parcel(s), save only for such obligation and liabilities as may expressly survive the termination of this Agreement, or (bb) to waive the requirement that Seller cause the Title Company to remove or endorse over such Uncured Title Matter and, no later than November 30, 2005, to complete Closing on such Postponed Parcel(s) without any reduction in the aggregate Purchase Price allocated (as specified on the attached Exhibit B) to those Postponed Parcel(s); provided that, if Buyer shall not, within the pertinent three (3) day notice period, provide Seller with written notice of Buyer’s electing one of the listed options with respect to each of the Postponed Parcels as to which Uncured Title Matters remain outstanding, then Buyer shall irrevocably be deemed to have agreed to accept title to the pertinent Postponed Parcel(s) subject to every Uncured Title Matter remaining on the Commitments and Surveys, and shall complete Closing on all such Postponed Parcels by November 30, 2005 without any reduction in the aggregate Purchase Price allocated (as provided on the attached Exhibit B) to the Postponed Parcels, all Uncured Title Matters thereafter being considered additional Permitted Exceptions for which Seller shall have neither any further obligation whatsoever nor any liability whatsoever for any loss, damage, or diminution in value arising with respect to such Uncured Title Matters.
          (3)     Modification with Respect to Postponed Parcel(s). If Seller shall at any time exercise any right under this Agreement to remove any Postponed Parcel(s) from the Subject Property under this Agreement (and Buyer does not timely elect to instead proceed to acquire such Postponed Parcel(s) subject to whatever Uncured Title Matters then encumber it), or if Buyer shall at any time exercise any right hereunder to terminate this Agreement as to any Postponed Parcel(s), then the Parties shall timely execute a written modification to this Agreement, which modification shall (i) appropriately modify the depictions, legal descriptions, and other identifications set forth on the attached Exhibit A to this Agreement, and (ii) reduce the Purchase Price (or, in the case of a delay in closing as to any Postponed Parcel(s), the then-outstanding portion thereof) by a sum equal to the amount of the Purchase Price allocated, on the attached Exhibit B, to the Postponed Parcel(s) so removed.
4.	Buyer’s Due Diligence.
(a)     Document Review.
          (1)     Seller shall on the Effective Date commence diligent efforts (which efforts shall continue through, and be completed by, the fourteenth (14th) day after the Effective Date) to make available to Buyer, for review at reasonable times up to and including the earlier to occur of the Contingency Date or Disapproval Deadline, complete copies of such documents and materials as Seller may actually maintain, and as shall be reasonably available to Seller, from among those listed on the Exhibit G attached to and made a part of this Agreement (altogether, to the extent required of Seller to be made available, the “Due Diligence Documents”). Such Due Diligence Documents shall be provided to Buyer, in paper and/or electronic format, for Buyer’s review at one or more secured locations specified by Seller; if Buyer shall wish to have Buyer’s own photocopies or paper-based reproductions of Due Diligence Documents so provided, Buyer shall provide to Seller, before the Disapproval Deadline, one or more lists of Due Diligence Documents to be photocopied or reproduced, and Seller shall thereafter promptly provide to Buyer such photocopies or reproductions, subject only to Buyer’s expressed agreement to reimburse Seller for Seller’s actual and documented out-of-pocket expenses incurred in producing such photocopies and reproductions. Buyer acknowledges that Seller may or may not maintain records of every type listed on the attached Exhibit G, and thus agrees that Seller shall have no obligation whatsoever to create, begin to maintain, or deliver or make available to Buyer pursuant to this Section 4(a) any documents or materials other than those that have been or are maintained by Seller in the ordinary course of Seller’s business.
          (2)     Without in any other way modifying Seller’s obligations under Section 4(a)(1) of this Agreement, and without in any way modifying Buyer’s covenants and obligations under this Agreement (including, without limitation, Buyer’s covenants and obligations under Section 20(a) of this Agreement) with respect to the Due Diligence Documents, Seller specifically hereby agrees, as part of Seller’s diligent efforts under Section 4(a)(1), above, as follows: that Seller, within five (5) days after the Effective Date, shall transmit to Buyer in electronic format complete copies of such documents and materials as Seller may actually maintain, and as shall be reasonably available to Seller, from among (as contemplated under item 5 of the Exhibit G attached to and made a part of this Agreement ) “any and all written, third-party reports and data, and of any agency correspondence received by Seller within two (2) years immediately preceding the Effective Date, regarding soil conditions, ground water, wetlands, underground storage tanks, subsurface conditions and/or other environmental or physical conditions relating to the Subject Property, in Seller’s possession or control.”
(b)     Inspections and Testing. When, after the Effective Date, Buyer shall deliver to Seller a duly executed copy of a Temporary Access Agreement in the form set forth on the Exhibit H attached to and made a part of this Agreement, Buyer and Buyer’s contractors shall thereafter have the right to enter upon the Subject Property at all reasonable times between the Effective Date and the Contingency Date to perform such inspections and assessments of the Subject Property as Buyer may deem reasonably necessary to satisfy Buyer with respect to the physical condition of the Subject Property. Notwithstanding the foregoing, however, Buyer’s right to inspect and test the Subject Property under this Agreement shall be subject to the following conditions: (i) that Buyer shall notify Seller in writing at least twenty-four (24) hours before conducting any such inspections or tests; (ii) that Buyer and its agents, representatives, consultants, and employees shall, when conducting any such inspections or tests upon the Subject Property, at all times be accompanied by an employee or authorized agent of Seller (which employee or agent shall be made regularly and readily available for such purpose); (iii) that Buyer shall, promptly upon completing any inspections and tests hereunder, restore at its sole expense any part of the Subject Property altered or disturbed by such inspections and tests to the condition that existed before any such inspections or testing; (i) that Buyer shall not collect samples of materials from the Subject Property without Seller’s prior written consent, which consent shall not be unreasonably withheld or delayed; (v) that Buyer shall keep the results and analysis of any evaluation, testing, inspection, or assessment strictly in confidence; and (vi) that each of the terms and obligations under this Section 4(b), together with all terms and obligations of any Temporary Access Agreement signed by Seller, shall expressly survive any termination of this Agreement and any Closing of the transaction contemplated by this Agreement.
          (1)     Buyer’s rights under this Section 4 shall include the right to conduct non-invasive physical inspections of, and to conduct so-called “Phase I” environmental site assessments with respect to, the Subject Property.
          (2)     Buyer’s rights under this Section 4 shall also include the right, with Seller’s written consent (which consent Seller shall not unreasonably withhold, condition, or delay), to conduct so-called “Phase II” environmental assessments (the “Phase II Assessments”) with respect to the Subject Property, provided, however, that such right shall in every instance be expressly subject to the following conditions: (i) that, in addition to Buyer’s employees, Buyer may engage, as its agent(s), representative(s), and consultant(s) for inspections and tests permitted under this Section 4(b), only one or more of the firms listed on the Exhibit F attached to and made a part of this Agreement (the “Authorized Consultants”); (ii) that Buyer and Seller shall each designate a single employee to be responsible for coordinating Buyer’s completion of the desired Phase II Assessments; and (iii) that every contract for a desired Phase II Assessment shall expressly (aa) provide that Buyer alone shall be responsible for all payments and financial obligations of every kind arising under such contract and (bb) notify all Authorized Consultants supplying materials or labor with respect to such contract that they shall have no right to lien either Seller or the Subject Property for any obligation arising under such contract. The Parties thus agree that Seller’s refusal to consent to Buyer’s conducting a Phase II Assessment with respect to any one or more discrete parcels of the Subject Property shall necessarily not be deemed unreasonable if such refusal is based on Buyer’s failure to satisfy any of the conditions listed above.
          (3)     Before commencing a Phase II Assessment with respect to any discrete parcel of the Subject Property (a “Proposed Phase II Assessment”), Buyer shall submit to Seller such materials as shall fairly summarize the scope and detail of the work intended with respect to such Proposed Phase II Assessment. Seller shall review the summary materials submitted by Buyer and shall promptly either (i) deliver to Buyer written notice of Seller’s consent to the Proposed Phase II Assessment or (ii) inform Buyer of Seller’s denial of such consent, and the reasons for such denial, after which the Parties shall negotiate, promptly and in good faith, for such modifications to the Proposed Phase II Assessment as shall be a predicate to Seller’s consent to the Proposed Phase II Assessment. If, however, after the good faith negotiations contemplated under this Section 4(b)(3), Buyer wishes to conduct any Proposed Phase II Assessment pursuant to a scope of work beyond a scope mutually agreed between Buyer and Seller, then either Party shall have the right to terminate this Agreement by delivering written notice of such termination to the other Party before the Contingency Date.
          (4)     Buyer’s Phase II Assessments shall not vary materially from the scope and detail consented to by Seller under Section 4(b)(3), above, and Buyer shall provide all test results, reports, and other data generated by the Phase II Assessments to Seller promptly upon Buyer’s receiving (or, if it be the case, creating) the same. If the results of any Phase II Assessment indicate or evidence any or all of (x) a Release having occurred at any portion(s) of the Subject Property; (y) a Hazardous Condition existing at any portion(s) of the Subject Property; or (z) any violation of Environmental Law existing at any portion of the Subject Property (in each instance, an “Environmental Condition”), then the Parties shall thereafter negotiate, promptly and in good faith, during any period remaining up to and including the Contingency Date for a mutually satisfactory resolution that shall address all Environmental Conditions.
(c)     Buyer’s Due Diligence Condition. Buyer’s obligation to consummate the transaction contemplated by this Agreement shall be subject to Buyer’s finding satisfactory both its review of the Due Diligence Documents under Section 4(a) of this Agreement and its evaluations, testing, inspections, and assessments under Section 4(b) of this Agreement.
          (1)     If Buyer shall not be satisfied with either or both of (i) its review of the Due Diligence Documents under Section 4(a) of this Agreement or (ii) its evaluations, testing, inspections, and assessments under Section 4(b) of this Agreement, Buyer may, no later than 5:00 p.m. CDT on the forty-fifth (45th) day after the Effective Date (the “Contingency

Date”), terminate this Agreement by giving written notice (a “Termination Notice”) to Seller of Buyer’s election to do so. Buyer’s Termination Notice shall be accompanied by a written statement identifying the bases under Sections 4(a) and 4(b) upon which Buyer is terminating this Agreement, though it shall be expressly understood and agreed that Seller shall have no right to challenge the bases identified under Sections 4(a) and 4(b) for Buyer’s termination, as set forth in the Termination Notice.
          (2)     If a Termination Notice timely delivered by Buyer shall certify to Seller that Buyer’s election to terminate this Agreement is based upon both (i) the existence of a documented Environmental Condition, and (ii) the failure of the Parties to negotiate (as required under Section 4(b)(3) of this Agreement) a mutually satisfactory resolution that shall address all Environmental Conditions, then (A) Buyer shall promptly deliver to Seller a complete copy of the environmental engineering report(s) issued to Buyer and advising of the existence of such Environmental Conditions (“Environmental Reports”), and (B) Seller shall reimburse Buyer for the reasonable out-of-pocket costs that Buyer shall have actually incurred in order to perform any Phase II Assessment at those portions of the Subject Property at which the Environmental Conditions exist and to procure the Environmental Reports. The reimbursement required under (B) above shall be made within ten (10) days after Buyer delivers to Seller both the Environmental Reports and the billing statement(s) from the environmental engineer(s) that performed the pertinent Phase II Assessments and prepared the Environmental Reports. Buyer acknowledges and agrees that the Environmental Reports shall constitute a portion of the Confidential Information and shall be governed by the terms of Section 20(a) of this Agreement. The foregoing obligations of (A) and (B) shall survive any termination of this Agreement.
          (3)     Upon Seller’s receiving a Termination Notice in the form contemplated by Section 4(c)(1), the Earnest Money shall be returned to Buyer and neither Party shall have any further liability to the other hereunder (except as specifically provided in this Agreement). If Buyer fails to timely give such written notice to Seller by 5:00 p.m. CDT on the Contingency Date, Buyer shall be deemed to have fully waived and satisfied Buyer’s condition under this Section 5(c), the Additional Earnest Money shall be payable in accordance with Section 2 of this Agreement, and all Earnest Money shall then (subject only to the provisions of Section 11 of this Agreement and to the satisfaction or waiver, by Buyer, of all of Buyer’s conditions set forth in Section 15(b), below) become nonrefundable to Buyer.
5.	Approval by Seller’s Board.
(a)     Seller’s Resolution Condition. Seller’s obligation to consummate the transaction contemplated by this Agreement shall be subject to Seller’s board of directors approving, no later than 5:00 p.m. CDT on September 16, 2005, a formal resolution (the “Resolution”) that provides substantially as follows:
          (1)     That Seller is authorized to sell or cause to be sold the Subject Property as set forth in this Agreement, and to leaseback the Subject Property to Seller (or an affiliated entity) on substantially the terms provided in the form of Lease Agreement set forth on the Exhibit I attached to and made a part of this Agreement (the “Form Lease”); and

          (2)     that Seller is authorized to take or cause to be taken such action or actions and to execute and deliver or cause to be executed and delivered such instruments, certificates, and other documents, as may be appropriate to carry out the purposes and intent of the foregoing resolution, including, without limitation, the negotiation, execution, and delivery of agreements (including, without limitation, the Leases) providing for the sale and back of the Subject Property and other agreements in connection therewith, in each case containing such terms and conditions as may be appropriate.
(b)     Return of Materials and Reimbursement. If the Resolution shall not be approved by Seller’s board of directors by 5:00 p.m. CDT on September 16, 2005, then (i) this Agreement shall automatically be null and void, and hence of no further force or effect, and (ii) Seller shall reimburse Buyer for the reasonable out-of-pocket costs that Buyer shall have actually incurred from and after the Effective Date in exercising Buyer’s rights of inspection, review, and testing under Sections 4(a) and 4(b) of this Agreement. Such required reimbursement shall be made within ten (10) days after Buyer delivers to Seller all reports and materials of every kind received by Buyer in connection with Buyer’s exercising Buyer’s rights under Section 4 of this Agreement , together with written billing statement(s) from all third parties prepared such reports or materials on Buyer’s behalf. Buyer acknowledges and agrees that all such reports and materials shall constitute a portion of the Confidential Information and shall be governed by the terms of Section 20(a) of this Agreement. The foregoing obligations of this Section 5(b) shall survive any termination of this Agreement.
6.	Representations and Warranties.
(a)     By Seller. Seller represents and warrants to Buyer that all of the following are true and correct on and as of the Effective Date, shall continue to be true and correct as of the Closing, and shall survive Closing and the recording of the Deeds (defined below) for a period of ninety (90) days after Closing:
          (1)     Seller is a duly organized corporation validly existing under the laws of the State of Delaware; Seller has the requisite power and authority to enter into and perform this Agreement; Seller’s Closing Documents (as defined in Section 9(a) hereof) have been or will be duly authorized by all necessary action on the part of Seller and have been or will be duly executed and delivered; execution, delivery, and performance by Seller of such documents will not conflict with or result in a violation of Seller’s organizational documents, or of any judgment, order, or decree of any court or arbiter to which Seller is a party; such documents are valid and binding obligations of Seller, and are enforceable against Seller in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, creditor’s rights, and other similar laws and subject to any consents that may be required from any third parties.
          (2)     Seller is not a “foreign person,” “foreign partnership,” “foreign trust,” or “foreign estate” as those terms are defined in Section 1445 of the Internal Revenue Code.

          (3)     There is no action, litigation, condemnation, or proceeding of any kind pending against Seller that would have a material and adverse affect on either or both of (i) the ability of Seller to perform its obligations under this Agreement, and (ii) the continuing operation of the Subject Property in the manner in which it is operated as of the date of this Agreement.
          (4)     Excepting only this Agreement, Seller is not a party to any contract, agreement, or commitment to sell, convey, assign, transfer, provide rights of first refusal, or other similar rights or otherwise dispose of any portion or portions of the Subject Property.
          (5)     To Seller’s Knowledge, the Due Diligence Documents supplied to Buyer pursuant to this Agreement are, except as expressly otherwise disclosed in writing by Seller when supplied to Buyer, complete copies of all Due Diligence Documents in Seller’s possession.
          (6)     To Seller’s Knowledge, Seller has not, except as may be disclosed by the Due Diligence Documents, received written notice of any zoning, subdivision, environmental, building code, health, or fire safety violation from any Governmental Authority.
          (7)     To Seller’s Knowledge, Seller has not, except as may be disclosed by the Due Diligence Documents, received any written notice of levy of special assessments of any nature with respect to the Subject Property or any part thereof, nor any written notice of any special assessments being contemplated with respect to the Subject Property.
          (8)     To Seller’s Knowledge, except as actually disclosed by any Due Diligence Documents or by any physical inspection of the Subject Property conducted by Buyer under Section 4 of this Agreement (including, without limitation, any so-called “Phase I” environmental site assessments and any Phase II Assessments):
                    (A)     There have been no past, and Seller has not received any written notice of any pending or threatened: (a) claims, complaints, notices, correspondence or requests for information received by Seller with respect to any violation or alleged violation of any Environmental Law or Environmental Permit or with respect to any corrective or remedial action for or cleanup of the Subject Property or any portion thereof, and (b) written correspondence, claims, complaints, notices, or requests for information from or to Seller regarding any actual, potential or alleged liability or obligation under or violation of any Environmental Law or Environmental Permit with respect to the Subject Property or any portion thereof; and
                    (B)     Seller has not received, and does not have in its possession or control, any written notice alleging or advising the existence of any PCBs or friable or damaged asbestos at the Subject Property; Seller has not removed (or required or requested the removal of) any PCBs or damaged or friable asbestos from the Subject Property; and there have never been any PCBs or damaged or friable asbestos at the Subject Property.

(b)     By Buyer.
          (1)     Buyer represents and warrants to Seller that the following are true and correct on and as of the Effective Date and shall continue to be true and correct as of the Closing: (i) Buyer is a duly organized corporation validly existing and in good standing under the laws of the State of Maryland; (ii) Buyer has the requisite power and authority to enter into this Agreement (including, without limitation, the Earnest Money Escrow Agreement attached as Exhibit C, the Temporary Access Agreement attached as Exhibit H and the Lease Agreement attached as Exhibit I); (iii) Buyer’s Closing Documents (as defined in Section 9(b) hereof) have been or will be duly authorized by all necessary action on the part of Buyer and have been or will be duly executed and delivered; (iv) the execution, delivery and performance by Buyer of such documents will not conflict with or result in violation of Buyer’s organizational documents or any judgment, order or decree of any court or arbiter to which Buyer is a party; and (v) such documents are valid and binding obligations of Buyer, and are enforceable against Buyer in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, creditor’s rights and other similar Laws and Regulations.
          (2)     Buyer represents and warrants to Seller (i) that, to Buyer’s Knowledge, Buyer is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”), and (ii) that, to Buyer’s Knowledge, neither Buyer nor any beneficial owner of Buyer:
                    (A)     is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”);
                    (B)     is a person who has been determined by competent authority to be subject to the prohibitions contained in the Orders;
                    (C)     is owned or controlled by, nor acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or
                    (D)     shall transfer or permit the transfer of any interest in Buyer or any beneficial owner in Buyer to any person or entity who is, or any of whose beneficial owners are, listed on the Lists.
Buyer further hereby covenants and agrees that if Buyer obtains knowledge that Buyer or any of its beneficial owners becomes listed on the Lists or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Buyer shall use its best efforts to immediately notify Seller in writing, and in such event, Seller shall have the right, immediately upon delivery of written notice thereof to Buyer, to terminate this Agreement without penalty or liability to Buyer. The representations and warranties set forth in this Section 6(b) shall be deemed to be remade as of Closing and shall survive the Closing and delivery of the Deeds.
7.	[Intentionally Omitted.]
8.          Closing Date. The closing of the purchase and sale contemplated by this Agreement (the “Closing”) shall occur on a date agreed between Buyer and Seller, which date shall be no later than October 17, 2005 (the “Closing Date”), at the office of the Title Company at 171 North Clark Street in Chicago, Illinois, or at such other place as the Parties may mutually agree, unless postponed or otherwise adjusted pursuant to the terms of this Agreement. The Parties hereby agree that, in addition to Seller’s rights to postpone the Closing arising under any other Section of this Agreement (including, without limitation, Section 4 hereunder), Seller may, upon written notice delivered to Buyer not less than fifteen (15) days before the Closing Date, unilaterally elect to postpone the Closing Date to a specified date not later than November 18, 2005.
9.	Closing Deliveries.
(a)     Seller’s Closing Deliveries. At Closing, Seller shall execute and deliver to Buyer, or cause to be executed and delivered to Buyer, all of the following (collectively, “Seller’s Closing Documents”):
          (1)     Deeds. Special Warranty Deeds conveying to Buyer all of the Subject Property, free and clear of all encumbrances claimed by, through or under Seller, except only the Permitted Encumbrances (altogether, the “Deeds”).
          (2)     FIRPTA Affidavit. An affidavit of non-foreign status properly containing such information as is required by IRC Section 1445(b)(2) and its regulations.
          (3)     Title-related Documents. Such affidavits of Seller or other documents as may be reasonably required by the Title Company to record the Deeds and issue the Title Policies required by this Agreement.
          (4)     Certificate. A certificate signed by an authorized agent of Seller and dated as of the Closing Date reaffirming the truth, correctness, and completeness of all of Seller’s representations and warranties under Section 6(a) of this Agreement.
          (5)     Files and Records. Copies of all Due Diligence Documents in Seller’s possession on the Closing Date.
          (6)     Resolutions. Corporate resolutions of Seller in such form as may be reasonably satisfactory to the Title Company to evidence Seller’s authority to transfer the Property.

          (7)     Gap Affidavit. If required by the Title Company, for each Seller, a “gap” affidavit executed by such Seller and in form and substance reasonably acceptable to the Title Company to permit removal (by a so-called “gap” endorsement) of the standard exception from coverage for defects, liens, encumbrances, adverse claims, or other matters, if any, created, first appearing in the public records, or attaching subsequent to the effective date of the Title Commitment but before the date Buyer acquires for value the estate covered by the Title Policy.
          (8)     Plans and Specifications. All plans and specifications related to the Subject Property, to the extent in Seller’s actual possession and or under Seller’s control on the Closing Date.
          (9)     Certificate of Occupancy. A certificate of occupancy (or comparable permit or license) with respect to each property comprising the Subject Property, to the extent in Seller’s actual possession or under Seller’s control on the Closing Date.
In addition, Seller shall at Closing cause the Title Company to deliver to Buyer the Title Policies required by this Agreement (with “extended coverage” over the standard exceptions for gap matters, municipal fees and charges, mechanics’ and materialmen’s liens, rights or claims of parties in possession, matters that would be disclosed by current surveys of the Subject Property, easements, and adverse claims), together with the following endorsements (or the substantial, local equivalent of such endorsements) relating to the Subject Property, to the extent that such endorsements are customarily available in the respective jurisdictions in which the Subject Property is located (altogether, the “Endorsements”): (i) an ALTA 9 (owner’s) restrictions, encroachments, and minerals endorsement; (ii) an ALTA zoning 3.1 endorsement (with parking); (iii) an endorsement assuring that the property insured by the Title Policies is the same as the property described in the Surveys; (iv) an access endorsement; (v) a tax parcel endorsement; (vi) a contiguity endorsement (if applicable); (vii) a subdivision or plat act endorsement; and (viii) a utility facilities endorsement.
Seller acknowledges that Buyer shall itself secure issuance of any so-called “Fairway” and “successor owner” endorsements that Buyer may desire with respect to the Subject Property. Accordingly, to the extent that Seller may do so without incurring any material cost, expense, risk of claim, or liability, Seller shall reasonably cooperate with Buyer’s efforts to secure such endorsements.
(b)     Failure to Secure Endorsements.
          (1)     If, despite Seller’s reasonable efforts, Seller shall, as of the date that is two (2) days before the original Closing Date, be unsuccessful in efforts to secure issuance of any requisite Endorsement(s) with respect to any one or more of the discrete parcels comprising the Subject Property (in each instance, a “Title Defective Parcel,” and collectively the “Title Defective Parcels”), then Seller shall:
(i) As to all of the Subject Property other than the Title Defective Parcel(s), complete Closing, on such Closing Date, as required under this Agreement; and

(ii) As to the Title Defective Parcel(s), deliver to Buyer, not less than two (2) nor more than four (4) days before such Closing Date, a written notice (a “Title Defective Notice”) of Seller’s election (in Seller’s sole discretion): (w) to postpone the Closing Date as to one or more identified Title Defective Parcel(s) to a Postponed Closing Date not later than November 18, 2005; and/or (x) to remove one or more identified Title Defective Parcel(s) from the Subject Property under this Agreement (individually an “Eliminated Defective Parcel” and collectively the “Eliminated Defective Parcels”).
Seller shall deliver a Title Defective Notice with respect to every Title Defective Parcel, and in its Title Defective Notice shall elect either of (w) or (x), above., with respect to each Title Defective Parcel.
          (2)     As to the Eliminated Defective Parcel(s), Buyer may elect, by delivering written notice (a “Defective Parcel Waiver Notice”) of such election to Seller within three (3) days after Seller’s delivery of the Title Defective Parcel Notice, to consummate Buyer’s acquisition, pursuant to the terms of this Agreement, of any one or more Title Defective Parcels, which Eliminated Defective Parcel(s) to be so acquired (individually a “Restored Defective Parcel” and collectively the “Restored Defective Parcels”) shall be specifically identified by Buyer in the Defective Parcel Waiver Notice. (If Buyer’s Defective Parcel Waiver Notice shall not state Buyer’s election to consummate Buyer’s acquisition of all Eliminated Defective Parcels, then Seller’s election under (x), above, shall continue to apply to those of the Eliminated Defective Parcels not specified by as Restored Defective Parcels, whereupon neither Party shall have any further obligations hereunder with respect to such Eliminated Defective Parcel(s) not so specified as Restored Defective Parcels, save only for such obligation and liabilities as may expressly survive the termination of this Agreement.) The transfer of the Restored Defective Parcel(s) shall be closed on the Postponed Closing Date—or, if Seller shall not have identified a Postponed Closing Date in its Defective Parcel Waiver Notice, on a date mutually agreed between Buyer and Seller, which date shall be no later than November 18, 2005—without any reduction in the aggregate Purchase Price allocated (as specified on the attached Exhibit B) to the Restored Defective Parcel(s), according to the terms of Section 9 of this Agreement. Buyer shall then take all Restored Defective Parcels without the requisite Endorsement(s), the lack of which Endorsement(s) shall be considered additional Permitted Exceptions for which Seller shall have neither any further obligation whatsoever nor any liability whatsoever for any loss, damage, or diminution in value with respect to the Subject Property.
          (3)     As to all Title Defective Parcel(s) other than the Restored Defective Parcel(s) and the Eliminated Defective Parcel(s), Seller shall, between delivery of the Title Defective Notice and the Postponed Closing Date, make reasonable and diligent efforts to cause the Title Company to issue all requisite Endorsements affecting the identified Title Defective Parcel(s), and Seller and Buyer shall, on the Postponed Closing Date, immediately complete closing, according to the terms of Section 9 of this Agreement, on all of the Title Defective Parcel(s) as to which the requisite Endorsement(s) have been secured. If Seller shall not, despite its reasonable and diligent efforts, cause the Title Company, by the Postponed Closing Date, to issue the requisite Endorsement(s) as to the Title Defective Parcel(s), then Seller may elect, in Seller’s sole discretion and on written notice to Buyer (a “Final Defective Notice”)

delivered on the Postponed Closing Date, either (y) to remove from the Subject Property under this Agreement such Title Defective Parcel(s) as shall remain without the requisite Endorsement(s) on the Postponed Closing Date, or (z) to not remove from the Subject Property under this Agreement such Title Defective Parcel(s) as shall then remain without the requisite Endorsement(s). Buyer shall have three (3) days after delivery of the Final Defective Notice to elect, at its option, and as its sole remedy hereunder, either (aa) to terminate this Agreement as to any Title Defective Parcel(s) as then still lack the requisite Endorsement(s), whereupon neither Party shall have any further obligations hereunder with respect to such Title Defective Parcel(s), save only for such obligation and liabilities as may expressly survive the termination of this Agreement, or (bb) to waive the requirement that Seller cause the Title Company to issue the requisite Endorsement(s) as to any Title Defective Parcel(s), and, no later than November 30, 2005, to complete Closing on such Title Defective Parcel(s) without any reduction in the aggregate Purchase Price allocated (as specified in the attached Exhibit B) to those Title Defective Parcel(s); provided that, if Buyer shall not, within the pertinent three (3) day notice period, provide Seller with written notice of Buyer’s electing one of the listed options with respect to each of the Title Defective Parcels as shall yet remain without the requisite Endorsement(s), then Buyer shall irrevocably be deemed to have agreed to accept title to the pertinent Title Defective Parcel(s) without the requisite Endorsement(s) and shall complete closing on all such Title Defective Parcels no later than November 30, 2005 without any reduction in the aggregate Purchase Price allocated (as specified in the attached Exhibit B) to the Title Defective Parcel(s), the lack of such Endorsement(s) being considered additional Permitted Exceptions for which Seller shall have neither any further obligation whatsoever nor any liability whatsoever for any loss, damage, or diminution in value with respect to the Subject Property.
          (4)     If Seller shall at any time exercise any right under this Agreement to remove any Title Defective Parcel(s) from the Subject Property under this Agreement (and Buyer does not timely elect to instead proceed to acquire such Title Defective Parcel(s) notwithstanding the lack of the requisite Endorsement(s)), or if Buyer shall at any time exercise any right hereunder to terminate this Agreement as to any Title Defective Parcel(s), then the Parties shall timely execute a written modification to this Agreement, which modification shall (i) appropriately modify the depictions, legal descriptions, and other identifications set forth on the attached Exhibit A to this Agreement, and (ii) reduce the Purchase Price (or, in the case of a delay in closing as to any Title Defective Parcel(s), the then-outstanding portion thereof) by a sum equal to the amount of the Purchase Price allocated, on the attached Exhibit B, to the Title Defective Parcel(s) so removed.
(c)     Buyer’s Closing Deliveries. At Closing, Buyer will execute and deliver to Seller, or cause to be executed and delivered to Seller, all of the following (collectively, “Buyer’s Closing Documents”):
          (1)     Purchase Price. The Purchase Price, less the Earnest Money and Additional Earnest Money, plus or minus prorations and other adjustments, if any, by wire transfer of immediately available funds.

          (2)     Title Documents. Such affidavits of Buyer or other documents as may be reasonably required by the Title Company in order to record the Deeds and issue the Title Policies (with Endorsements) required by this Agreement.
          (3)     Certificate. A certificate signed by an authorized agent of Buyer and dated as of the Closing Date reaffirming the truth, correctness, and completeness of all Buyer’s representations and warranties under Sections 6(b) of this Agreement.
(d)     Joint Closing Deliveries. At Closing, Seller and Buyer shall jointly execute and deliver the following:
          (1)     Closing Statement. A closing and proration statement, prepared by Seller and reasonably acceptable to Buyer, evidencing the Purchase Price, all payments with respect to Financial Disapproved Matters under Section 3 of this Agreement, all prorations described in Section 10 of this Agreement, and any other items customarily set down in such a statement.
          (2)     Real Estate Transfer Returns. Properly completed copies of any real estate transfer return, gains tax form, or other documentation required by any state in which the Subject Property shall be located as a condition to transfer of the Subject Property or recording of any Deeds.
          (3)     Leases. Lease agreements for the Subject Property in substantially the form and substance of the Form Lease (the “Leases”). (Seller has advised Buyer that either the Related Entity that shall convey one or more discrete parcel(s) of the Subject Property pursuant to this Agreement or another Related Entity directly or indirectly wholly owned by Seller shall, under the Leases, be the identified Tenant entity that shall lease such one or more discrete parcel(s) back from Buyer pursuant to the Leases.)
          (4)     Environmental Documents. Environmental transfer documents required by any state in which the Subject Property shall be located as a condition to transfer of the Subject Property or recording of any Deeds.
          (5)     Miscellaneous. Such other documents, instruments, and affidavits as shall be reasonably necessary to consummate the transaction contemplated by this Agreement (including, without limitation, a written assignment conveying to Buyer all of Seller’s right, title, and interest in and to any contract or license concerning the Subject Property that may freely be transferred without the consent or approval of any third party).
(e)     Escrow Closing. This transaction shall be closed through a so-called “New York-style” escrow closing with the escrow department of the Title Company in accordance with the general provisions of the Title Company’s usual form of deed and money escrow agreement (modified, as appropriate, to accommodate a “New York-style” closing), and with such special provisions inserted in the escrow agreement as may be required to conform to this Agreement, and subject to the terms of a separate money lender’s escrow, if any. The attorneys for both Seller and Buyer are authorized to sign the escrow agreement. Upon the creation of such escrow, payment of the Purchase Price and delivery of the Deeds shall be made through the escrow. The cost of the escrow shall be divided equally between Seller and Buyer, but Buyer shall be responsible for any costs associated with a separate money lender’s escrow. This Agreement shall not be merged into nor in any manner superseded by the escrow agreement.
10.    Costs and Prorations. The Parties shall pay, adjust, and apportion all expenses with respect to the Subject Property as follows:
(a)     Adjustments and Prorations.
          (1)     Real Estate Taxes and Special Assessments. All accrued general real estate and ad valorem taxes for the year of Closing applicable to the Subject Property shall be prorated on an accrual basis, using actual final tax bills, if available prior to Closing. If such bills are not available, then such taxes shall be prorated on the basis of the most currently available tax bills for the Subject Property and promptly re-prorated upon the issuance of final bills therefor, and any amounts due from any Party to the other shall be paid in cash at that time. Prior to or at Closing, Seller shall pay or have paid all general real estate and ad valorem tax bills that are due and payable prior to or on the Closing Date and shall furnish evidence of such payment to Buyer and the Title Company. Special assessments that are pending, certified, or become a lien against the Subject Property prior to Closing shall be apportioned at the Closing under a “due date” method of proration, with Seller paying all installments initially due at or prior to Closing and Buyer paying all installments initially due after the Closing. Such other items that are customarily prorated in transactions of this nature shall be ratably prorated. The amount of such prorations shall be adjusted in cash after Closing, as and when complete and accurate information becomes available, though in no event more than two (2) years after the Closing Date. Seller and Buyer agree to cooperate and use their good faith efforts to make such adjustments no later than thirty (30) days after final bills therefore are available. All of Seller’s and Buyer’s respective rights and obligations under this Section 10(a) shall survive Closing and delivery of the Deeds.
          (2)     Utility Charges/Operation Expenses. Seller shall pay all utility charges and other operating expenses attributable to the Subject Property up to and including the Closing Date, and Buyer shall pay all utility charges and other operating expenses attributable to the Property after the Closing Date.
          (3)     Rent. The tenant(s) under the Leases shall prepay all rent due under the Leases for the month in which Closing shall occur.
Except only as expressly provided otherwise in this Agreement, all prorations provided for herein shall be final.
For purposes of calculating prorations, Seller shall be deemed to be in title to the Property, and therefore entitled to the income therefrom and responsible for the expenses thereof, up to 11:59:59 p.m. on the day immediately preceding the Closing Date (or Postponed Closing Date, as the case may be), and Buyer to be in title to the Property thereafter. All prorations shall be made on the basis of the actual number of days of the year and month that have elapsed as of the Closing Date (or Postponed Closing Date, as the case may be). Except as otherwise stated above, the amount of prorations shall, if necessary, be adjusted in cash after Closing, as and when complete and accurate information becomes available, though in no event more than two (2) years after Closing.
(b)     Closing Costs.
          (1)     Title Insurance and Surveys. Seller shall pay the cost of the Title Policies required under this Agreement. Buyer shall pay the cost of the Endorsements to the Title Policies, all costs of any title insurance policies insuring the interests of Buyer’s lender (if any), and the cost of the Surveys.
          (2)     Closing Fee. Seller and Buyer will each pay one-half of any reasonable and customary closing fee charged by the Title Company (including, without limitation, any reasonable and customary fee for an escrow closing under Section 9(d) of this Agreement).
          (3)     Transfer Tax. With respect to any real estate transfer fee, transfer tax, or other fee charged by any pertinent Governmental Authority as an incident to transfer of title in the Subject Property (in each instance, a “Transfer Tax”), the Parties agree as follows: (i) that Seller shall pay any Transfer Tax owing with respect to transfer of title in any Subject Property located in the States of Georgia, Illinois, Iowa, Michigan, Nebraska, North Carolina, Ohio, South Carolina, and Wisconsin; (ii) that Buyer shall pay any Transfer Tax owing with respect to transfer of title in Subject Property located in the States of Alabama and Tennessee; and (iii) that Buyer and Seller shall each pay one-half of any Transfer Tax owing with respect to transfer of title in any Subject Property located in the States of Indiana, Louisiana, New Hampshire, Oregon, Pennsylvania, and Texas, and in the Province of Ontario.
          (4)     Recording Costs. Seller shall pay the recording fees owing to record any documents, other than the Deeds, necessary to secure issuance of the Title Policies in the form required by this Agreement. Buyer shall pay recording fees owing to record the Deeds.
          (5)     Attorney’s Fees. Each Party shall pay its own attorneys fees.
          (6)     Other Costs. All other costs shall be allocated in accordance with the customs prevailing in similar transactions in the area of the Subject Property.
(c)     Tax Actions. Buyer acknowledges that, after Closing, Seller may, in its sole discretion, and at its sole expense, continue, conclude, or settle (i) the protest of ad valorem taxes on the Property filed or commenced before the Effective Date and (ii) the pursuit of any ad valorem tax benefits, discounts, or relief filed or commenced before the Effective Date (together, the “Tax Actions”), and that Buyer shall make reasonable efforts to cooperate with Seller’s efforts to so continue, conclude, or settle any Tax Actions. Seller shall keep Buyer apprised of the status of all such Tax Actions. Seller acknowledges that between the Effective Date and the Closing Date, Seller shall not commence any new protest of ad valorem taxes on the Property without Buyer’s written consent in advance of such commencement. If, after Closing, Buyer shall continue any Tax Actions commenced before the Effective Date, the Parties agree that they shall, upon completion of such Tax Actions, prorate (as specified under Section 10(a)), an amount equal to (i) the award or refund from the Tax Actions less (ii) the sum of Seller’s and Buyer’s fees and costs, including attorney’s fees, incurred in connection with the Tax Actions. The provisions of this Section 10(c) shall survive the Closing.
11.    Default.
(a)     If Buyer defaults in its obligation to consummate this Agreement, Seller shall be entitled, at Seller’s sole election, to one of the following remedies: (i) to terminate this Agreement and assert a claim for damages for Seller’s actual, out-of-pocket costs and expenses incurred in connection with this Agreement and for Seller’s other actual damages suffered or incurred as a direct result of Buyer’s default hereunder; which claim shall not exceed a limit equal to the amount of the Earnest Money; or (ii) to pursue an action for specific performance on this Agreement.
(b)     If Seller defaults in its obligation to consummate this Agreement, Buyer shall be entitled, as Buyer’s sole remedy for such default, at Buyer’s sole election, to one of the following remedies: (i) to terminate this Agreement, receive the return of the Earnest Money (together with any interest earned thereon), and assert a claim for damages for Buyer’s actual, out-of-pocket costs and expenses incurred in connection with this Agreement and for Buyer’s other actual damages suffered or incurred as a direct result of Seller’s default hereunder, which claim shall not exceed a limit equal to the amount of the Earnest Money; or (ii) to receive the return of the Earnest Money and file an action for specific performance of this Agreement.
12.    Casualty and Condemnation.
(a)     Election. If, between the Effective Date and the Closing Date, the Subject Property shall be subject to a Casualty or a Taking, Seller shall notify Buyer of such Casualty or Taking within two (2) days of its occurrence, and further shall, on or before the earlier to occur of (i) the Closing Date or (ii) ten (10) days after providing Buyer notice of such Casualty or Taking, deliver to Buyer a written notice of Seller’s intention, at its sole discretion, either:
          (1)     to settle the adjustment of such Casualty or Taking before the Closing Date, and thereafter, at Closing, to deliver to Buyer (i) all Casualty or Condemnation Proceeds (together with a credit against the Purchase Price for the amount of Seller’s deductible amount on the policy that insures a pertinent Casualty) and (ii) a cash payment equal to the Estimated Reduction Amount;
          (2)     to consummate the transaction contemplated by this Agreement without settling the adjustment of such Casualty or Taking before the Closing Date, in which event Buyer shall receive a closing credit against the Purchase Price in an amount equal to the cost of restoring the Subject Property, as mutually agreed between Buyer and Seller, acting reasonably; or

          (3)     to specify for removal from the transaction contemplated by this Agreement any Affected Property, and thereafter to close on the remainder of the Subject Property according to the terms of this Agreement.
If Seller shall elect to settle the adjustment of a Casualty or Taking before the Closing Date, Closing may be postponed by Seller for not more than sixty (60) days, but in no event later than December 30, 2005, to allow for such settlement. If Seller shall elect to remove from the Subject Property any Affected Property, conveying the remaining Subject Property as required under this Agreement, then the Parties shall at Closing execute a written modification to this Agreement, which modification shall (i) appropriately modify the depictions, legal descriptions, and other identifications set forth on the attached Exhibit A to this Agreement, and (ii) reduce the Purchase Price by a sum equal to the amount of the Purchase Price allocated, on the attached Exhibit B, to the Affected Property so removed.
(b)     Definitions.
          (1)     “Affected Property” shall mean any parcel comprising the Subject Property at which or to which any Casualty or Taking occurs prior to Closing.
          (2)     “Casualty” shall mean the occurrence of any Material damage or Material destruction to, or the suffering of any Material casualty by, any discrete parcel(s) of the Subject Property.
          (3)     “Casualty or Condemnation Proceeds” shall mean, with respect to a Taking or a Casualty, the amount of any insurance proceeds, condemnation awards or other proceeds or awards resulting from such Casualty or Condemnation which Seller receives or to which Seller is entitled.
          (4)     “Estimated Reduction Amount” shall mean, with respect to a Casualty or Taking, the difference between (i) the Casualty or Condemnation Proceeds and (ii) if greater than the Casualty or Condemnation Proceeds, (A) in the event of a Casualty, the cost of making all restorations and repairs to the Subject Property necessary to restore or repair, to the extent reasonably practical, the Subject Property to the same condition as existed immediately before such Casualty, including the amount of any actual damage or loss suffered by the Subject Property or its owner in connection with such Casualty, restoration, or repair, or (B) in the event of a Taking, the loss in value to the Subject Property plus actual damage suffered by the Subject Property or its owner in connection with such Taking (including, without limitation, the costs of any restorations and repairs required to restore and repair the Property, to the extent reasonably practical, to the same condition and utility as existed before such Taking)—in either instance (whether (A) or (B)), as such cost (or loss in value, as the case may be) may be reasonably estimated by a certified appraiser selected by Seller and reasonably acceptable to Buyer.
          (5)     “Material” shall mean, as to a given Affected Property, having a cost to repair or replace that exceeds five percent (5.0%) of the portion of the Purchase Price allocated to such Affected Property, or having incurred such damage, destruction, condemnation, or eminent domain as shall preclude an Affected Property’s being restored to a condition (i) that would be, when restored, substantially comparable to the condition that existed on the Effective Date and (ii) that would comply, when restored, with all then-applicable Laws and Regulations.
          (6)     “Taking” shall mean the occurrence of any Material taking (or pending or threatened taking which has not been consummated) by eminent domain or condemnation by any public authority or by any similar proceeding of any Affected Property.
(c)     Lease Agreements. If Buyer is required, under the foregoing provisions, to consummate its acquisition of an Affected Property, the Seller shall cause the Lease(s) for such Affected Property(ies) to be executed and delivered to Buyer at Closing and there shall be no abatement whatsoever of any Rent (as defined in the Form Lease) due under such Lease(s).
13.    Broker’s Commission. Seller represents and warrants to Buyer that, in connection with the transaction contemplated by this Agreement, no third party broker or finder has been engaged or consulted by Seller or is entitled to compensation or commission in connection herewith other than CB Richard Ellis, Inc. (“Broker”), and that Seller shall pay the Broker’s commission at Closing. Seller shall defend, indemnify, and hold harmless Buyer from and against any and all claims of any broker, finder, or third party other than Broker claiming any right to commission or compensation by or through acts of Seller in connection herewith. Buyer represents and warrants to Seller that, in connection with the transaction contemplated by this Agreement, no third party broker or finder (other than Broker) has been engaged or consulted by Buyer or is entitled to compensation or commission in connection herewith. Buyer shall thus defend, indemnify, and hold harmless Seller from and against any and all claims of any broker, finder, or third party other than Broker claiming any right to commission or compensation by or through acts of Buyer in connection herewith.
14.    Indemnification.
(a)     Seller’s Indemnity.
          (1)     For the period specified hereunder, Seller shall indemnify and hold Buyer, its officers, directors, employees, agents, advisors, representatives, and affiliates (collectively “Buyer Indemnitees”) harmless from and against, and shall defend promptly the Buyer Indemnitees from and reimburse the Buyer Indemnitees for, any and all losses, actual damages, costs, expenses, liabilities, obligations, and claims of any kind (including, without limitation, reasonable attorneys’ fees and other costs and expenses) (collectively, “Damages”), but expressly excluding any incidental or consequential damages of any kind, that the Buyer Indemnitees may at any time suffer or incur, or become subject to, as a result or arising out of or in connection with:
                    (A)     For a period of ninety (90) days after Closing— any misrepresentation, breach, or inaccuracy (whether on the Effective Date or on the Closing Date) of any of the representations and warranties made by Seller in or pursuant to this Agreement, other than any such misrepresentation, breach, or inaccuracy (or any fact or circumstance the existence of which would constitute such a misrepresentation, breach, or inaccuracy) of which Buyer shall become aware between the Effective Date and the Closing Date, as to which misrepresentation, breach, or inaccuracy Buyer shall be deemed to have fully waived all claims; and
                    (B)     For a period of two (2) years after Closing—any failure by Seller to carry out, perform, satisfy, and discharge any of its covenants, agreements, undertakings, liabilities, or obligations under this Agreement (other than those listed in Section 14(a)(1)(A), as to which the period of ninety (90) days there specified shall limit Seller’s indemnity), or under any of the documents (other than any Leases) delivered by Seller pursuant to this Agreement.
          (2)     Buyer shall as soon as reasonably practicable notify Seller of any claim, demand, action, or proceeding for which indemnification will be sought under this Section 14(a) of this Agreement; provided that failure to give such notice shall not release the Seller of its indemnification obligations under this Agreement except to the extent that such failure shall result in a failure of actual notice to the Seller and the Seller shall be materially damaged as a direct result of such failure to give notice. If such claim, demand, action, or proceeding is a third party claim, demand, action, or proceeding, Seller shall have the right at its expense to assume the defense thereof using counsel reasonably acceptable to Buyer, and Buyer shall have the right to participate, at its own expense, with respect to any such third party claim, demand, action, or proceeding. The assumption of such defense by the Seller shall not constitute an admission that such third party claim demand, action, or proceeding is indemnifiable pursuant to this Section 14(a). If Buyer shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Seller might be expected to affect adversely the Buyer’s tax liability or the ability of the Buyer to conduct its business, or that the Buyer may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Seller in respect of such claim or any litigation relating thereto, Buyer shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim, at the sole cost of the Seller, provided that if the Buyer does so take over and assume control, the Buyer shall not settle such claim or litigation without the written consent of the Seller, such consent not to be unreasonably withheld. If Seller has the right to assume the defense of a claim and chooses not to do so, or if Seller does not have the right to assume the defense of a claim, Seller may participate in the contest and defense of such claim at its sole cost and expense, but Buyer Indemnitees shall have full authority to determine all actions with respect thereto, subject to the necessity of obtaining the other parties’ consent with respect to any settlements.
          (3)     Each Party defending a claim shall keep the other Party informed of the progress of the claim, including complying with all reasonable requests for copies of documents related to the claim under this Section 14(a) and the opportunity, from time to time, to consult with counsel defending such claim. In connection with any such third party claim, demand, action, or proceeding, the Parties shall cooperate with each other and provide each other with access to relevant books and records in their possession.
          (4)     Except with the prior written consent of the Buyer, the Seller, in the defense of any such claim or litigation, shall not consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Buyer or the Subject Property, or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to the Buyer Indemnitees of a release from all liability with respect to such claim or litigation.
          (5)     Notwithstanding any other provision of this Agreement, Seller’s total liability under Section 14(a)(1)(A), above, for any misrepresentation, breach, or inaccuracy of any of the representations and warranties made by Seller in or pursuant to this Agreement shall not in any event exceed, in the aggregate, the sum of Five Million and No/100 United States Dollars (USD 5,000,000.00).
(b)     Buyer’s Indemnity.
          (1)     For a period of two (2) years following the Closing Date, Buyer shall indemnify and hold Seller, its officers, directors, employees, agents, advisors, representatives, and affiliates (collectively “Seller Indemnitees”) harmless from and against, and shall defend promptly the Seller Indemnitees from and reimburse the Seller Indemnitees for, any Damages that the Seller Indemnitees may at any time suffer or incur, or become subject to, as a result or arising out of or in connection with:
                    (A)     Any misrepresentation, breach or inaccuracy (whether on the Effective Date or on the Closing Date) of any of the representations and warranties made by Buyer in or pursuant to this Agreement;
                    (B)     Any failure by Buyer to carry out, perform, satisfy, and discharge any of its or their covenants, agreements, undertakings, liabilities, or obligations under this Agreement (including, without limitation, the Earnest Money Escrow Agreement attached as Exhibit C, the Temporary Access Agreement attached as Exhibit H and the Lease Agreement attached as Exhibit I) or under any of the documents (other than any Leases) delivered by Buyer pursuant to this Agreement; or
                    (C)     Buyer’s activities (including, without limitation, the activities of Buyer’s contractors, agents, employees, and assignees) under Section 4 of this Agreement.
          (2)     Seller shall as soon as reasonably practicable notify Buyer of any claim, demand, action, or proceeding for which indemnification will be sought under this Section 14(b) of this Agreement; provided that failure to give such notice shall not release the Buyer of its indemnification obligations under this Agreement except to the extent that such failure shall result in a failure of actual notice to the Buyer and the Buyer shall be materially damaged as a direct result of such failure to give notice. If such claim, demand, action, or proceeding is a third party claim, demand, action, or proceeding, Buyer shall have the right at its expense to assume the defense thereof using counsel reasonably acceptable to Seller, and Seller shall have the right to participate, at its own expense, with respect to any such third party claim, demand, action, or proceeding. The assumption of said defense by the Buyer shall not constitute an admission that such third party claim demand, action, or proceeding is indemnifiable pursuant to this Section 14(b). If Seller shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Buyer might be expected to affect adversely the Seller’s tax liability or the ability of the Seller to conduct its business, or that the Seller may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Buyer in respect of such claim or any litigation relating thereto, the Seller shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Buyer provided that if the Seller does so take over and assume control, the Seller shall not settle such claim or litigation without the written consent of the Buyer, such consent not to be unreasonably withheld. If Buyer has the right to assume the defense of a claim and chooses not to do so, or if Buyer does not have the right to assume the defense of a claim, Buyer may participate in the contest and defense of such claim at its sole cost and expense, but Seller Indemnitees shall have full authority to determine all actions with respect thereto, subject to the necessity of obtaining the other Party’s consent with respect to any settlements.
          (3)     Each Party defending a claim under this Section 14(b) shall keep the other Party informed of the progress of the claim, including complying with all reasonable requests for copies of documents related to the claim and the opportunity, from time to time, to consult with counsel defending the claim. In connection with any such third party claim, demand, action, or proceeding, the Parties shall cooperate with each other and provide each other with access to relevant books and records in their possession.
          (4)     Except with the prior written consent of the Seller, the Buyer, in the defense of any such claim or litigation, shall not consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Seller or the Subject Property, or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to the Seller Indemnitees of a release from all liability with respect to such claim or litigation.
(c)     Survival. This Section 14 shall survive the termination of this Agreement or the Closing of the transaction contemplated by this Agreement.
(d)     Lease Agreements. The provisions of this Section 14 shall not be applicable to the Lease Agreements and any obligations imposed thereunder.
15.    Conditions Precedent to Closing.
(a)     Seller’s Conditions. The obligation of Seller to sell and convey the Subject Property under this Agreement is subject to the satisfaction of each and every one of the following conditions precedent or conditions concurrent, the satisfaction of which may be waived only in writing by Seller:
          (1)     Buyer shall have delivered the Buyer’s Closing Documents required under Section 9 of this Agreement;
          (2)     Buyer shall have performed all of Buyer’s covenants and obligations under this Agreement with respect to Closing;

          (3)     Buyer’s warranties and representations set forth herein shall be true and correct as of the Closing Date;
          (4)     Seller’s Board of Directors shall, no later than September 16, 2005, have approved in all respects, as provided under Section 5 of this Agreement, Seller’s consummation of the transaction contemplated by this Agreement;
          (5)     At no time between the Effective Date and the Closing Date shall any of the following have been done by or against or with respect to Buyer: (i) the commencement of a case under Title 11 of the U.S. Code, as now constituted or hereafter amended, or under any other applicable federal or state bankruptcy law or other similar law; (ii) the appointment of a trustee or receiver of any property interest; or (iii) an assignment for the benefit of creditors; and
          (6)     Buyer, after having received from Seller, not less than five (5) days before the Closing Date, written notice of Buyer’s default in any of its covenants or obligations under this Agreement, shall not have failed to cure such default.
Buyer hereby covenants that Buyer shall exercise all reasonable and diligent efforts to cause the conditions set forth in this Section 15(a) to be fully satisfied by the Closing Date.
(b)     Buyer’s Conditions. The obligation of Buyer to purchase and accept the Property under this Agreement is subject to the satisfaction of each and every one of the following conditions precedent or conditions concurrent, the satisfaction of which may be waived only in writing by the Buyer:
          (1)     Seller shall have delivered the Seller’s Closing Documents required under Section 9 of this Agreement;
          (2)     Seller shall have performed all of Seller’s covenants and obligations under this Agreement with respect to Closing;
          (3)     Seller’s warranties and representations set forth herein shall be true and correct as of the Closing Date;
          (4)     That at no time between the Effective Date and the Closing Date shall any of the following have been done by or against or with respect to Seller: (1) the commencement of a case under Title 11 of the U.S. Code, as now constituted or hereafter amended, or under any other applicable federal or state bankruptcy law or other similar law; (ii) the appointment of a trustee or receiver of any property interest; or (iii) an assignment for the benefit of creditors;
          (5)     Seller, after having received from Buyer, not less than five (5) days before the Closing Date, written notice of Seller’s default in any of its covenants or obligations under this Agreement, shall not have failed to cure such default; and

          (6)     The Subject Property shall be in substantially the same condition as on the Effective Date, subject only to any Casualty, any Taking, and any other event(s) that shall not (in the aggregate, if more than one) have resulted in a Material Adverse Change.
Seller hereby covenants that Seller shall exercise all reasonable and diligent efforts to cause the conditions set forth in this Section 15(b) to be fully satisfied by the Closing Date.
The conditions set forth in this Section 15(b) shall not be deemed unsatisfied by Seller’s failure to cause the Title Company to deliver any one or more of the Title Policies at Closing, provided that Seller shall cause to be delivered at Closing an insured written commitment (also known as a “marked-up” title commitment) to issue all such Title Policies.
(c)     Waiver. Either Party may at any time or times, at its election, waive any of the conditions to its obligations hereunder, but any such waiver shall be effective only if contained in a writing signed by such party. No such waiver shall reduce the rights or remedies of a Party by reason of any breach by the other Party (but if a condition is waived, the Party waiving the same may not rescind this Agreement on the basis of the failure of such waived condition). If for any reason any item required to be delivered to a Party by the other Party shall not be delivered when required, then such other Party shall—except as expressly otherwise provided under this Agreement—nevertheless remain obligated to deliver the same to the first Party.
16.    Assignment.
(a)     Generally. The terms, conditions and covenants of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective nominees, successors, beneficiaries and assigns. Except as expressly provided below, Buyer may not assign its rights under this Agreement without the prior written consent of Seller, which consent may be withheld, conditioned, or delayed in Seller’s sole discretion. In the event of a permitted assignment of this Agreement by Buyer, Buyer’s permitted assignee shall be deemed to be the Buyer hereunder for all purposes hereof, and shall have all rights of Buyer hereunder, though the assignor shall not be released from any liabilities or obligations arising out of this Agreement
(b)     Expressly Permitted and Prohibited Assignments.
          (1)     Assignments Expressly Permitted. Provided that any such assignment shall be in a duly executed written instrument that shall contain (i) the permitted assignee’s expressed covenant to assume all of Buyer’s covenants and obligations as to all payment and performance arising under this Agreement, and (ii) Buyer’s expressed covenant to remain liable for any permitted assignee’s failure to duly perform any covenant or obligation as to payment and performance arising under this Agreement, Buyer may (subject to the preemptive limitations set forth in Section 16(a)(2), below), before any Closing hereunder, assign its rights under this Agreement, without Seller’s prior written consent, to any of the following: (A) any third party intermediary in connection with a tax-deferred exchange, for a First Industrial Affiliate, pursuant to Section 1031 of the Internal Revenue Code ; (B) First Industrial Realty Trust, Inc., a Maryland corporation (“First Industrial”), or to any corporate or partnership entity affiliated with, or related to, First Industrial (any such entity, a “First Industrial Affiliate”); or (C) any corporate, partnership, or limited liability entity in which First Industrial or an Affiliate is a partner, co-venturer, shareholder, or member (any such entity, a “First Industrial Venture Partner”). No such assignee shall accrue any obligations or liabilities hereunder until the effective date of such assignment, which effective date shall in every instance be before the date of any Closing hereunder. In the event of any such permitted assignment of this Agreement by Buyer, Buyer’s assignee shall be deemed to be the Buyer hereunder for all purposes hereof, and shall have all rights of Buyer hereunder (including, but not limited to, the right of further assignment), provided that any further assignee(s) of Buyer’s assignee(s) shall, notwithstanding any assignment permitted under this Section 16, at all times be jointly and severally liable with Buyer for payment and performance of all covenants and obligations arising under this Agreement. If a First Industrial Affiliate or First Industrial Venture Partner shall be an assignee under this Section 16, that assignee shall have the benefit of all of the representations, warranties and rights which, by the terms of this Agreement, are incorporated herein or relate to the conveyance in question, including, without limitation, all guaranties and indemnities granted to Buyer hereunder or in connection herewith to any trust, corporation, partnership, or limited liability company controlling, controlled by, or under common control with Buyer.
          (2)     Assignments Unconditionally Prohibited. Without regard to an entity’s otherwise being a permitted assignee under Section 16(b)(1), above, no assignment shall be permitted in any instance to any of the following (in each instance, a “Prohibited Assignee”): (x) any entity listed on Appendix C to the Form Lease, (y) any entity controlled by, in common control with, or controlling any entity listed on Appendix C to the Form Lease, or (z) any successor or assign of any of the foregoing.
(c)     Transfer to Designee. In addition to its right of assignment, Buyer shall also have the right, exercisable before Closing, to designate any permitted assignee under this Section 16 as the grantee or transferee of any or all of the conveyances, transfers, and assignments to be made by Seller at Closing hereunder, independent of, or in addition to, any assignment of this Agreement. If a permitted assignee shall be designated as a transferee hereunder, that transferee shall have the benefit of all of the representations and rights which, by the terms of this Agreement, are incorporated in or relate to the conveyance in question.
(d)     Notice of Assignment or Transfer. Notwithstanding anything to the contrary contained herein, Buyer shall deliver to Seller written notice of any assignment or transfer at least five (5) days before the effective date of such assignment or transfer.
17.    Notices. Any notice or other communication in connection with this Agreement shall be in writing and shall be sent by United States Certified Mail, return receipt requested, postage prepaid, by UPS Next Day Air® (or by other nationally recognized overnight courier service guarantying next business day delivery), by telecopy, or by personal delivery, properly addressed as follows:

If to Seller:	Rockwell Automation, Inc. Mr. Denis DeCamp Director — Real Estate

1201 South Second Street Milwaukee, Wisconsin 53204 FAX: 414-382-3900

With a copy to:	Rockwell Automation, Inc. James F. Rosenow, Esq. Associate General Counsel 1201 South Second Street Milwaukee, Wisconsin 53204 FAX: 414-382-3900

And to:	Quarles & Brady LLP 411 East Wisconsin Avenue Milwaukee, Wisconsin 53202 Attn: Michael J. Ostermeyer FAX: 414-978-8956

If to Buyer:	First Industrial Acquisitions, Inc. 311 South Wacker Drive Suite 4000 Chicago, Illinois 60606 Attn: Chief Investment Officer FAX: 312-922-9796

and a copy to:	Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP 333 West Wacker Drive Suite 2700 Chicago, Illinois 60606 Attn: Suzanne Bessette-Smith FAX: 312-984-3150
All notices shall be deemed given three (3) days following deposit in the United States mail with respect to certified or registered letters, one (1) day following deposit if delivered to an overnight courier guaranteeing next day delivery, and on the same day if sent by personal delivery or telecopy (with proof of transmission and have copy delivered by overnight courier). Attorneys for each Party shall be authorized to give notices for each such party. Any Party may change its address for the service of notice generally, or for the service of specified notices under this Agreement, by giving written notice of such change to the other Party, in any manner above specified.
18.    “As Is” Sale. Except as otherwise expressly set forth in Section 6(a) hereof, Seller has made no warranties or representations, written or oral, express or implied, in any way related to the Subject Property including, without limitation, the condition of the Subject Property or any of its improvements, fixtures or systems, the presence or absence of any Hazardous Material(s) in, at, under or migrating to or from the Subject Property, the Subject Property’s compliance or noncompliance with any Laws and Regulations including, without limitation, any Environmental Laws, or the suitability or fitness of the Subject Property for any particular purpose. Except as otherwise expressly set forth in Section 6(a) hereof, Buyer agrees to purchase the Subject Property in its “AS-IS” condition. Subject only to (i) the specific warranties and representations made in Section 6(a) of this Agreement, (ii) Buyer’s satisfaction or waiver of the specific conditions precedent to Buyer’s obligation to close, as specified in this Agreement, and (iii) the limited indemnities expressly provided by Seller under this Agreement, Buyer hereby fully and forever waives, releases, discharges, and acquits Seller from any and all claims, actions, costs, damages, expenses, fees, fines, liabilities, losses, obligations, penalties, and suits, known or unknown, foreseen or unforeseen (including but not limited to, claims based on contract, right of contribution, common law and/or federal, state or local statute or ordinance, but specifically excluding claims based on Seller’s fraud), in any way arising out of, relating to or resulting from any misrepresentation, or any other tort alleged to have been committed by Seller in connection with or related to the sale of the Subject Property to Buyer, the condition of the Subject Property or connected with Buyer’s acquisition, ownership, development or use of the Subject Property. The Purchase Price for the Subject Property takes into account and shall sufficiently compensate Buyer for all the terms of the conveyance including, without limitation, Buyer’s obligation to accept the Subject Property in an “AS-IS” condition and Buyer’s waiver, release, discharge and acquittal of Seller.
In addition, except as otherwise expressly set forth in Section 6(a) of this Agreement, Seller has made no warranties or representations, written or oral, express or implied, in any way related to the documents that Seller has delivered or is required to deliver pursuant to this Agreement, including, without limitation, the accuracy or completeness of such documents. Except as otherwise expressly required under Section 6(a)(5) of this Agreement, Buyer agrees to receive any such documents in their “AS-IS” condition, in the same manner and to the same extent as Buyer has agreed to purchase the Subject Property in its “AS-IS” condition.
19.    Definitions.
(a)     Generally Defined Terms. For purposes of this Agreement, the terms set forth below shall have the stated meanings:
          “Buyer’s Knowledge” shall mean the actual knowledge of Mr. Johansson Yap, Chief Investment Officer for First Industrial Realty Trust, Inc.
          “Days” shall mean every calendar day. If, however, a “day” specified for action under this Agreement shall fall on a Saturday, Sunday, or legal holiday of the United States of America, the pertinent deadline shall be deemed to be the next occurring calendar day that is not a Saturday, Sunday, or legal holiday of the United States of America.
          “Governmental Authority” shall mean any agency, commission, department or body of any municipal, township, county, local, state or Federal governmental or quasi-governmental regulatory unit, entity or authority having jurisdiction or authority over all or any portion of the Subject Property or the management, operation, use or improvement thereof.
          “Laws and Regulations” shall mean every applicable law, ordinance, regulation, order, rule, judgment, requirement, consent agreement, or other declaration or measure of any Governmental Authority, and the orders, rules and regulations of the Board of Fire Underwriters where the Subject Property is situated, or of any other body now or hereafter constituted exercising lawful or valid authority over the Subject Property, or any portion thereof, or of the sidewalks, curbs, roadways, alleys, entrances or railroad track facilities adjacent or appurtenant thereto, or exercising authority with respect to the use or manner of use of the Subject Property, or such adjacent or appurtenant facilities.
          “Material Adverse Change” shall mean (i) any change in the physical condition, efficiency, operation, or utility of the Subject Property that would have a material adverse effect on the Subject Property’s operating capacity as of the Effective Date, and (ii) any materially adverse effect or change in the ability of Seller to consummate the transaction contemplated by this Agreement.
          “Seller’s Knowledge” shall mean the actual knowledge of Mr. Denis DeCamp, Director of Corporate Real Estate for Rockwell Automation, Inc.
(b)     Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

Term	Section

Additional Earnest Money	2(b)
Affected Property	12(b)(1)
Agreement	Recitals
Authorized Consultants	4(b)(2)
Broker	13
Buyer	Recitals
Buyer’s Closing Documents	9(c)
Buyer Indemnitees	14(a)(1)
Buyer’s Parties	20(a)(1)
Casualty	12(b)(2)
Casualty or Condemnation Proceeds	12(b)(3)
Closing	8
Closing Date	8
Commitments	3(a)(1)
Confidential Information	20(a)
Container	Exhibit J
Contingency Date	4(c)(1)
Damages	14(a)(1)
Deeds	9(a)(1)
Defective Parcel Waiver Notice	9(b)(2)
Disapproval Deadline	3(b)

Term	Section

Disapproved Matters	3(b)
Due Diligence Documents	4(a)(1)
Earnest Money	2(b)
Effective Date	Recitals
Eliminated Defective Parcels	9(b)(1)(ii)
Eliminated Postponed Parcels	3(b)(2)(B)(ii)
Endorsements	9(a)(9)
Environmental Condition	4(b)(4)
Environmental Law	Exhibit J
Environmental Permit	Exhibit J
Environmental Reports	4(c)(2)
Escrow Agreement	2(b)
Estimated Reduction Amount	12(b)(4)
Final Defective Notice	9(b)(3)
Final Postponement Notice	3(b)(2)(D)
Financial Disapproved Matters	3(b)(1)
First Industrial	16(b)(1)
First Industrial Affiliate	16(b)(1)
First Industrial Venture Partner	16(b)(1)
Form Lease	5(a)(1)
Hazardous Condition	Exhibit J
Hazardous Material	Exhibit J
Improvements	1(a)(2)
Land	1(a)(1)
Leases	9(d)(3)
Listed Encumbrances	3(b)
Lists	6(b)(2)(A)
Material	12(b)(5)
Nonfinancial Disapproved Matters	3(b)(2)
OFAC	6(b)(2)
Orders	6(b)(2)
Original Earnest Money	2(b)
Parties	Recitals
Phase II Assessments	4(b)(2)
Postponed Closing Date	3(b)(2)(B)(ii)
Postponed Parcel Notice	3(b)(2)(B)(ii)
Postponed Parcels	3(b)(2)(B)
Postponed Parcel Waiver Notice	3(b)(2)(C)
Proposed Phase II Assessment	4(b)(3)
Prohibited Assignee	16(b)(2)
Purchase Price	2(a)
Related Entities	1(b)
Release	Exhibit J
Replacements	1(a)(3)
Resolution	5(a)

Term	Section

Restored Defective Parcels	9(b)(2)
Restored Postponed Parcels	3(b)(2)(C)
Seller	Recitals
Seller’s Closing Documents	9(a)
Seller Indemnitees	14(b)(1)
Subject Property	1(a)
Surveys	3(a)(3)
Taking	12(b)(6)
Tax Actions	10(c)
Termination Notice	4(c)(1)
Title Defective Notice	9(b)(1)(ii)
Title Defective Parcels	9(b)(1)
Title Company	2(b)
Title Documents	3(a)(2)
Title Policies	3(a)(1)
Transfer Tax	10(b)(3)
Uncured Title Matters	3(b)(2)(B)
20.    Miscellaneous.
(a)     Confidentiality. Buyer acknowledges that Buyer shall, during the course of this Agreement, receive, have access to, and produce certain information concerning Seller and the Subject Property that is, by its nature, confidential (the “Confidential Information”), which Confidential Information shall include, without limitation, (i) every Due Diligence Document, (ii) every document, chart, result, summary, written report, or other data with respect to any test, inspection, or study performed by Buyer pursuant to this Agreement (including pursuant to a Temporary Access Agreement of even date herewith), (iii) all other information obtained by Buyer with respect to the Property between the Effective Date and the last date of any Closing under this Agreement, and (iv) until such time as Seller shall have satisfied Seller’s condition under Section 5(a) of this Agreement, all terms, conditions, and covenants of this Agreement, together with the fact of Buyer’s and Seller’s negotiations and agreement with respect to the same. Confidential Information shall not include, however, any information or documentation that is publicly available, or that is made public by any person or entity other than Buyer or Buyer’s Parties, or that is made known or provided to any of Buyer or Buyer’s Parties under circumstances where (y) a third party providing information or documentation fails to identify the same as Confidential Information and (z) Buyer has no reasonable basis to know that such third party is disclosing Confidential Information. Buyer understands and acknowledges that the Confidential Information is unique and valuable to Seller, and that the Confidential Information is being made accessible to Buyer in strict confidence solely for the limited purpose of assisting Buyer in assessing Buyer’s purchase of the Property, as contemplated under this Agreement.. Accordingly:
          (1)     Buyer’s Covenant of Confidence. Except only (i) with respect to disclosures, in the ordinary course of Buyer’s business, to Buyer’s attorneys, consultants, Venture Partner(s), accountants, lenders, directors, partners, and employees (altogether, “Buyer’s

Parties”) (each of which shall, before receiving any Confidential Information, be advised of all Buyer’s covenants, conditions, and obligations set forth in this Section 20(a), and of the obligation to observe all such covenants, conditions, and obligations to the same extent as Buyer), and (ii) as otherwise expressly required by any Laws and Regulations, Buyer shall not disclose, directly or indirectly, or induce or permit any others (including, without limitation, any Buyer’s Parties) to disclose, directly or indirectly, any of the Confidential Information in any way to anyone without the prior written approval of Seller. Buyer further agrees not to intentionally or negligently use or permit the Confidential Information to be used (including, without limitation, by any of the Buyer’s Parties) in any manner detrimental to the Property, the Seller, or the Seller’s interest in the Property.
If Buyer is required by Laws and Regulations to disclose any Confidential Information that, save for the compulsion of such Laws and Regulations, would not be disclosed by Buyer under the terms of this Section 20(a), Buyer shall promptly inform Seller of such pending disclosure and the Parties shall cooperate in limiting (as far as possible) the amount of disclosed Confidential Information and in obtaining an appropriate protective order or similar protective measures.
          (2)     Buyer’s Indemnification. Buyer hereby promises to indemnify and hold harmless Seller against any loss, cost, or damage resulting to Seller as a direct result of any unauthorized use or disclosure of the Confidential Information by Buyer or Buyer’s Parties.
          (3)     Equitable Remedies. Buyer acknowledges that any unauthorized disclosure or use of the Confidential Information would cause the Seller irreparable injury and loss. Accordingly, Buyer agrees that, in the event of a breach or a threatened breach by Buyer of any provision of this Agreement, Seller shall be entitled to an injunction restraining Buyer from the disclosure or unauthorized use of any of the Confidential Information.
          (4)     Return of Confidential Information. Upon termination of this Agreement (if any), Buyer shall promptly deliver to Seller all copies of the Confidential Information.
          (5)     No Representation or Warranty of Seller. Except as may be expressly provided to the contrary in Section 6(a) of this Agreement, Seller’s furnishing of any Confidential Information shall not be, and shall not be interpreted as, any representation or warranty of any kind by Seller, by its directors, officers, or employees, by any of Seller’s brokers or other agents engaged by Seller related to or involving the Subject Property, or by any other representative of Seller who discusses the Subject Property with or provides information to Buyer or Buyer’s representatives. Further, the Confidential Information does not purport to be all-inclusive or to contain all of the information that a prospective purchaser may desire or require. While the Confidential Information has been gathered from sources that are deemed reliable, Seller—with the exception only of any representation or warranty of Seller expressly set forth in Section 6(a) of this Agreement—makes no representation or warranty, express or implied, as to the accuracy or completeness of this information, and no liability of any kind whatsoever is assumed by Seller and its agents with respect thereto.

All obligations of this Section 20(a) shall survive any termination of this Agreement. In addition, if any Postponed Parcel(s) or Title Defective Parcel(s) shall be removed from the Subject Property under this Agreement, all obligations of this Section 20(a) shall, with respect to all Parcel(s) so removed, survive the Closing of this Agreement.
(b)     Construction. The Parties acknowledge that each Party and its counsel have reviewed and approved this Agreement, and the Parties hereby agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto. The Parties further acknowledge that titles and headings to sections and subsections in this Agreement are for purposes of reference only and shall in no way limit, define, or otherwise affect construction of this Agreement.
(c)     Entire Agreement. This Agreement contains the entire agreement between the Parties regarding the Property and supersedes all prior agreements, whether written or oral, between the Parties regarding the same subject. This Agreement may only be modified in writing.
(d)     Exhibits. The following Exhibits are attached to this Agreement and are hereby incorporated into this Agreement by reference: Exhibit A (Depictions, Legal Descriptions, and Other Identifications of the Subject Property); Exhibit B (Purchase Price Allocation); Exhibit C (Form of Earnest Money Escrow Agreement); Exhibit D (Form of Surveyor’s Certification); Exhibit E (Listed Encumbrances); Exhibit F (List of Authorized Environmental Contractors); Exhibit G (List of Due Diligence Documents); Exhibit H (Form of Temporary Access Agreement; Exhibit I (Form of Lease Agreement); and Exhibit J (Environmental Definitions).
(e)     Facsimile Signatures. Buyer and Seller agree that signatures on documents delivered by facsimile transmission shall be binding on all Parties, and respectively agree to provide an originally signed copy of any document delivered by facsimile within five (5) days after such delivery.
(f)     Governing Law. This Agreement and the legal relations between the Parties hereto shall be governed by and construed in accordance with the laws of the State of Wisconsin.
(g)     No Reliance. Except for any assignees permitted under this Agreement: (i) no third party is entitled to rely on any of the representations, warranties, or agreements of the Parties contained in this Agreement; and (ii) the Parties assume no liability to any third party because of any such reliance.
(h)     No Waiver. No waiver by any Party of the performance or satisfaction of any covenant or condition shall be valid unless in writing and shall not be considered to be a waiver by such Party of any other covenant or condition hereunder.

(i)     Possession; Risk of Loss. Seller shall deliver to Buyer possession of the Subject Property on the Closing Date, subject to Permitted Exceptions. All risk of loss or damage with respect to the Property shall pass from Seller to Buyer on the Closing Date.
(j)     Relationship of the Parties. The Parties acknowledge that neither Party is an agent for the other Party and that neither Party shall or can bind or enter into agreements for the other Party.
(k)     Severability. If any provision, clause or part of this Agreement, or application of the same under certain circumstances, is held invalid, the remainder of this Agreement and the application of such provision, clause, or part under other circumstances shall not be affected.
(l)     Successors. This Agreement shall bind and inure to the benefit of the Parties hereto and to their respective legal representatives, successors and permitted assigns.
(m)     Survival. Except for (i) the post-closing obligations of Buyer and Seller under this Agreement, and (ii) as otherwise specifically provided in this Agreement, none of the agreements, warranties, or representations contained herein shall survive Closing.
(n)     Termination. Upon termination of this Agreement for any reason, Buyer shall return to Seller with reasonable promptness all Due Diligence Documents and copies thereof (including the Title Commitment and the Seller’s Survey).
(o)     Time. Time is of the essence in the performance of each Party’s obligations hereunder.
21.    Effectiveness. This Agreement shall be effective only if signed by both Parties or if signed in counterpart by both Parties.
IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

BUYER:	SELLER:
First Industrial Acquisitions, Inc.,	Rockwell Automation, Inc.,
a Maryland corporation	a Delaware corporation

By:	By:
Print Name:	Print Name:
Its:	Its:

Attest:	Attest:
Print Name:	Print Name:
Its:	Its:

EXHIBIT I
Lease Agreement
by and between

as Landlord
and
[Rockwell Automation, Inc., a Delaware corporation]
[specified Rockwell Automation affiliate, a __________ corporation]
as Tenant
Leased Premises: ___________________________
Dated as of: ____________, 2005

BASIC LEASE INFORMATION
This Basic Lease Information is attached to and incorporated by reference to a Lease Agreement between Landlord and Tenant as defined below. The Basic Lease Information is incorporated into and made a part of the Lease Agreement. If any conflict exists between any Basic Lease Information and the other terms of the Lease Agreement, then the Basic Lease Information shall control.

Lease Date:	_________, 2005

Landlord:	___________________________

Tenant:	[Rockwell Automation, Inc., a Delaware corporation] [specified Rockwell Automation affiliate, a ___]

Guarantor:	[If Tenant is a Rockwell Automation affiliate: Rockwell Automation, Inc., a Delaware corporation] [If Tenant is Rockwell Automation, Inc.: None]

Premises:

Initial Term:	[Specify agreed Initial Term, which shall vary, depending on the Leased Premises, according to the schedule set forth on Schedule A to this Lease]

Commencement Date:	[Closing Date]

Expiration Date:

Tenant Termination Rights:	[Appropriate time frames to be inserted, depending on each Initial Term1]. As provided in Section 5 of this Lease, all termination rights are subject to Tenant’s timely delivering twelve (12) months’ prior written notice of termination, as well as to Tenant’s payment of a Termination Fee in an amount equal to one year’s Basic Rent, half of which Termination Fee shall be paid with delivery of a Termination Notice, and the balance of which shall be paid on the Termination Date.

Initial Term Basic Rent:	[Specify agreed monthly payment of Basic Rent, which shall vary, depending on the Leased Premises, according to the schedule set forth on Schedule A to this Lease]

Renewal Terms:	Four (4) consecutive terms of five (5) Lease Years each

[1]	In a 5 year term, accelerated termination shall be permitted upon expiration of 3rd year of term; in a 10 year term, accelerated termination shall be permitted upon expiration of 7th year of term; in a 15 year term, accelerated termination shall be permitted upon expiration of 12th year of term.

Renewal Term	Renewal Term:	Basic Rent
Basic Rent:	First:	100% of Initial Term Basic Rent
	Second:	107.5% of First Renewal Term’s Basic Rent
	Third:	107.5% of Second Renewal Term’s Basic Rent
	Fourth:	107.5% of Third Renewal Term’s Basic Rent
Threshold Amount:	[Parties will agree upon appropriate amount for each leasehold, on an individual basis]

Broker/Agent:	CB Richard Ellis

Tenant’s Address:

Landlord’s Address:

This Lease Agreement (this “Lease”), made as of this ___day of _________, 2005, between _________ (“Landlord”) and [Rockwell Automation, Inc, a Delaware corporation][specified Rockwell Automation affiliate, a ___corporation] (“Tenant”).
In consideration of the rents and provisions herein stipulated to be paid and performed, Landlord and Tenant hereby covenant and agree as follows:
1.     Certain Definitions and Basic Provisions. The definitions and basic provisions set forth in the Basic Lease Information attached hereto are incorporated herein by reference for all purposes. Additionally, the following terms shall have the following meanings when used in this Lease:
“Additional Rent” shall mean all amounts due by Tenant under this Lease excepting only Basic Rent, provided that “Additional Rent” hereunder shall not in any instance include any building or account management, building or account administration, or similar fee of any kind.
“Alterations” shall mean all changes, additions or improvements to, all alterations, reconstructions, renewals, replacements or removals of and all substitutions or replacements for any of the Improvements, both interior and exterior, structural and non-structural, and ordinary and extraordinary.
“Appurtenances” shall mean all tenements, hereditaments, easements, rights-of-way, rights, privileges in and to the Land, including (a) easements over other lands granted by any Easement Agreement and (b) any streets, ways, alleys, vaults, gores or strips of land adjoining the Land.
“Basic Rent” shall mean the Initial Term Basic Rent, as defined in Paragraph 6 and the Basic Lease Information, and the Renewal Term Basic Rent, as defined in Paragraph 6 and the Basic Lease Information.
“Basic Rent Payment Dates” shall mean the Basic Rent Payment Dates as defined in Paragraph 6.
“Casualty” shall mean any injury or damage to the Leased Premises, whether by fire or other casualty, that shall result in damage the cost to repair which shall exceed One Hundred Thousand and No/100 United States Dollars (USD 100,000.00).
“Commencement Date” shall mean the Commencement Date as defined in Paragraph 5 and the Basic Lease Information.
“Condemnation” shall mean (a) any taking of all or a portion of the Leased Premises (i) in or by condemnation or other eminent domain proceedings pursuant to any Law, general or special, or (ii) by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceeding, or (b) any de facto condemnation. The Condemnation shall be considered to have taken place as of the later of the date actual physical possession is taken by the condemnor, or the date on which the right to compensation and damages accrues under the law applicable to the Leased Premises.
“Condemnation Notice” shall mean notice or knowledge of the institution of or intention to institute any proceeding for Condemnation.
“Default Rate” shall mean the Default Rate as defined in Paragraph 7(a)(ii).
“Easement Agreement” shall mean any conditions, covenants, restrictions, easements, declarations, licenses and other agreements listed as Permitted Encumbrances or as may hereafter affect the Leased Premises.
“Environmental Law” shall mean (i) whenever enacted or promulgated, any applicable federal, state, and local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code, requirement or agreement with any governmental entity, (x) relating to pollution (or the cleanup thereof), or the protection of air, water, vapor, surface water, groundwater, drinking water supply, land (including land surface or subsurface), plant, aquatic and animal life from injury caused by a Hazardous Substance or (y) concerning exposure to, or the use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, handling, labeling, production, disposal or remediation of any Hazardous Substance or Hazardous Condition, in each case as amended and as now or hereafter in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that impose liability or obligations or injuries or damages due to or as a result of the presence of, exposure to, or ingestion of, any Hazardous Substance. The term Environmental Law includes, without limitation, the federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the federal Water Pollution Control Act, the federal Clean Air Act, the federal Clean Water Act, the federal Resources Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments to RCRA), the federal Solid Waste Disposal Act, the federal Toxic Substance Control Act, the federal Insecticide, Fungicide and Rodenticide Act, the federal Occupational Safety and Health Act of 1970, the federal National Environmental Policy Act and the federal Hazardous Materials Transportation Act, each as amended and as now or hereafter in effect and any similar state or local Law.
“Environmental Violation” shall mean any of the following that shall occur (or have occurred) at any time during the Term or during the occupancy of the Leased Premises, prior to the Commencement Date, by Tenant (including any entity that controls, is controlled by, or is under common control with Tenant):
          (i)     Any direct or indirect discharge, disposal, spillage, emission, escape, pumping, pouring, injection, leaching, release, seepage, filtration or transporting of any Hazardous Substance at, upon, under, onto or within the Leased Premises, or from the Leased Premises to the environment, to the extent that the same either (1) violates any applicable Environmental Law or (2) is so in excess of any reportable quantity established under any Environmental Law that such excess quantity (x) would require remediation under any applicable Environmental Law or (y) would be likely to result in any liability to any federal, state or local government or any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage;
          (ii)     the abandonment or discarding of any barrels, containers or other receptacles containing any Hazardous Substances in violation of any applicable Environmental Laws;
          (iii)     any activity, occurrence or condition which is likely to result in any liability, cost or expense to Landlord or any other owner or occupier of the Leased Premises, or which would result in a creation of a lien on the Leased Premises under any applicable Environmental Law; or
          (iv)     any violation of or noncompliance with any applicable Environmental Law.
“Event of Default” shall mean an Event of Default as defined in Paragraph 21.
“Expiration Date” shall mean the Expiration Date as defined in Paragraph 5 and the Basic Lease Information.
“GAAP” shall mean Generally Accepted Accounting Principles, consistently applied.
[“Guarantor” shall mean Rockwell Automation, Inc. if Tenant is a subsidiary thereof, together with any other Person that after the date hereof executes a Guaranty Agreement.]
[“Guaranty” shall mean the Guaranty Agreement dated as of the date hereof from Guarantor to Landlord.] [Guaranty shall be in substantially the form set forth on the attached Schedule B.]
“Hazardous Condition” means any condition which would support any claim or liability under any Environmental Law, including the presence of underground storage tanks in violation of any applicable Environmental Law.
“Hazardous Substance” means (i) any substance, material, product, petroleum, petroleum product, derivative, compound or mixture, mineral (including asbestos), chemical, gas, medical waste, or other pollutant, in each case whether naturally occurring, man-made or the by-product of any process, that is toxic, harmful or hazardous to the environment or public health or safety or (ii) any substance supporting a claim under any Environmental Law. Hazardous Substances include, without limitation, any toxic or hazardous waste, pollutant, contaminant, industrial waste, petroleum or petroleum-derived substances or waste, radioactive materials, asbestos, asbestos containing materials, urea formaldehyde foam insulation, lead, and polychlorinated biphenyls.
“Impositions” shall mean the Impositions as defined in Paragraph 9.
“Improvements” shall mean the Improvements as defined in Paragraph 2 and Paragraph 31(h).
“Initial Term” shall mean the Initial Term as defined in Paragraph 5 and the Basic Lease Information.
“Initial Term Basic Rent” shall mean the Initial Term Basic Rent, as defined in Paragraph 6 and the Basic Lease Information.
“Insurance Requirements” shall mean the requirements of all insurance policies maintained in accordance with this Lease.
“Land” shall mean the Land as defined in Paragraph 2 and legally described on Appendix A.
“Landlord Indemnified Parties” shall mean the Landlord Indemnified Parties as defined in Paragraph 15(a) of this Lease Agreement.
“Law” shall mean any constitution, statute, rule of law, code, ordinance, order, judgment, decree, injunction, rule, regulation, or administrative or judicial determination, even if unforeseen or extraordinary, of every duly constituted governmental authority, court or agency, now or hereafter enacted or in effect.
“Lease” shall mean this Lease Agreement.
“Lease Year” shall mean, with respect to the first Lease Year, the period commencing on the Commencement Date and ending at midnight on the last day of the twelfth (12th) consecutive calendar month following the month in which the Commencement Date occurred, and each succeeding twelve (12) month period during the Term.
“Leased Premises” shall mean the Leased Premises as defined in Paragraph 2.
“Legal Requirements” shall mean the requirements of all present and future Laws (including but not limited to Environmental Laws) and all covenants, restrictions and conditions now or hereafter of record which may be applicable to Tenant or to the Leased Premises, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or restoration of the Leased Premises.
“LIBOR” shall mean the London Inter Bank Offer Rate for one-year obligations, as published, from time to time, in The Wall Street Journal as the “LIBOR Rate (1 yr.)” in its column entitled “Money Rates.” In the event The Wall Street Journal ceases publication or ceases to publish the “LIBOR Rate (1 yr.)” as described above, LIBOR shall be Federal Discount Rate as published, from time to time, in The Wall Street Journal as the “Federal Discount Rate” in its column entitled “Money Rates.”
“Mortgage” shall mean a Mortgage as defined in Paragraph 28(a).
“Net Award” shall mean (a) the entire award payable to Landlord by reason of a Condemnation whether pursuant to a judgment or by agreement or otherwise, or (b) the entire proceeds of any insurance required under Paragraph 16(a) (to the extent payable to Landlord), less any reasonable expenses incurred by Landlord in collecting such award or proceeds.
“Partial Casualty” shall mean any Casualty which does not constitute a Termination Event.
“Partial Condemnation” shall mean any Condemnation which does not constitute a Termination Event.
“Permitted Encumbrances” shall mean those covenants, restrictions, reservations, liens, conditions and easements and other encumbrances listed on Appendix B hereto (but such listing shall not be deemed to revive any such encumbrances that have expired or terminated or are otherwise invalid or unenforceable).
“Permitted Third Party Transferee” shall mean the Permitted Third Party Transferee as defined in Paragraph 20(g).
“Person” shall mean an individual, partnership, association, limited liability company, corporation or other entity.
“Present Value” of any amount shall mean such amount discounted by a rate per annum which is, at the time such present value is determined, the lower of (a) the Prime Rate or (b) LIBOR plus two hundred (200) basis points.
“Prime Rate” shall mean the interest rate per annum as published, from time to time, in The Wall Street Journal as the “Prime Rate” in its column entitled “Money Rates”. In the event The Wall Street Journal ceases publication or ceases to publish the “Prime Rate” as described above, the Prime Rate shall be the average per annum discount rate (the “Discount Rate”) on ninety-one (91) day bills (“Treasury Bills”) issued from time to time by the United States Treasury at its most recent auction, plus three hundred (300) basis points. If no such 91-day Treasury Bills are then being issued, the Discount Rate shall be the discount rate on Treasury Bills then being issued for the period of time closest to ninety-one (91) days.
“Purchase Agreement” shall mean the Purchase Agreement as defined in Paragraph 12(d).
“Renewal Notice” shall mean each Renewal Notice as defined in Paragraph 5(b).

“Renewal Term” shall mean each Renewal Term as defined in Paragraph 5 and the Basic Lease Information.
“Renewal Term Basic Rent” shall mean the Renewal Term Basic Rent, as defined in Paragraph 6 and the Basic Lease Information
“Rent” shall mean, collectively Basic Rent and Additional Rent.
“Restoration Fund” shall mean Restoration Fund as defined in Paragraph 19(a).
“Site Assessment” shall mean Site Assessment as defined in Paragraph 10(c).
“State” shall mean the state in which the Leased Premises are located.
“Surviving Obligations” shall mean any obligations of Tenant under this Lease which arise on or prior to the expiration or prior termination of this Lease or which survive such expiration or termination by their own terms.
“Term” shall mean the Initial Term and every exercised Renewal Term.
“Termination Date” shall mean the Termination Date as defined in Paragraph 5(e).
“Termination Event” shall mean a Termination Event as defined in Paragraph 18.
“Termination Notice” shall mean Termination Notice as defined in Paragraph 18.
“Threshold Amount” shall mean the amount as set forth in the Basic Lease Information.
2.     Demise of Premises. Landlord hereby demises and lets to Tenant, and Tenant hereby takes and leases from Landlord, for the Term and upon the provisions hereinafter specified, the following described property (hereinafter referred to as the “Leased Premises” which premises shall include:
          (i)     Such parcel(s) of real property as are depicted, legally described, or otherwise identified on the Appendix A attached to and made a part of this Lease, together with all of Landlord’s right, title, and interest in and to all of the following: (a) any privileges, profits, easements, interests, or rights that are in any manner appurtenant thereto; and (b) all of the beds of any streets within or adjoining such real property, up to the center of such beds; all of which collectively shall be referred to as the “Land”; and

          (ii)     All buildings and other improvements and fixtures located, as of the Commencement Date, upon the Land, including, without limitation, all of Landlord’s right, title, and interest in and to the following: (a) any mechanical systems structurally incorporated into such buildings, improvements, or fixtures (such as heating and air conditioning, mechanical, electrical, and plumbing systems); (b) any facilities used to provide any utility service, ventilation, or municipal services to such buildings, improvements, or fixtures (including, without limitation, all water, sewer, gas, electricity, and other utility pipes and lines and all other facilities therein or appurtenant thereto); and (c) any and all shrubbery and plantings forming a part thereof, all of which included items shall collectively be referred to as the “Improvements.”
3.	Title and Condition.
(a)     The Leased Premises are demised and let subject to (i) the rights of any Persons in possession of the Leased Premises, (ii) the existing state of title of the Leased Premises, including any Permitted Encumbrances, (iii) any state of facts which an accurate survey or physical inspection of the Leased Premises might show, (iv) all Legal Requirements, including any existing violation of any thereof, and (v) the condition of the Leased Premises as of the commencement of the Term, without representation or warranty by Landlord.
(b)     LANDLORD LEASES AND WILL LEASE AND TENANT TAKES AND WILL TAKE THE LEASED PREMISES AS IS. TENANT ACKNOWLEDGES THAT LANDLORD HAS NOT MADE AND WILL NOT MAKE, NOR SHALL LANDLORD BE DEEMED TO HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE LEASED PREMISES, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO (i) ITS FITNESS, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE, (ii) THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, (iii) THE EXISTENCE OF ANY DEFECT, LATENT OR PATENT, (iv) LANDLORD’S TITLE THERETO, (v) VALUE, (vi) COMPLIANCE WITH SPECIFICATIONS, (vii) LOCATION, (viii) USE, (ix) CONDITION, (x) MERCHANTABILITY, (xi) QUALITY, (xii) DESCRIPTION, (xiii) DURABILITY (xiv) OPERATION (xv) THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE, OR (xvi) COMPLIANCE OF THE LEASED PREMISES WITH ANY LAW OR LEGAL REQUIREMENT; AND ALL RISKS INCIDENT THERETO ARE TO BE BORNE BY TENANT. IN THE EVENT OF ANY DEFECT OR DEFICIENCY IN THE LEASED PREMISES OF ANY NATURE, WHETHER LATENT OR PATENT, LANDLORD SHALL NOT HAVE ANY RESPONSIBILITY OR LIABILITY WITH RESPECT THERETO AS TO TENANT, OR FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING STRICT LIABILITY IN TORT). THE PROVISIONS OF THIS PARAGRAPH 3(b) HAVE BEEN NEGOTIATED, AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY WARRANTIES BY LANDLORD TO TENANT, EXPRESS OR IMPLIED, WITH RESPECT TO THE LEASED PREMISES, ARISING PURSUANT TO THE UNIFORM COMMERCIAL CODE OR ANY OTHER LAW NOW OR HEREAFTER IN EFFECT OR ARISING OTHERWISE.

(c)     Tenant acknowledges that (i) fee simple title (both legal and equitable) to the Leased Premises is in Landlord and that Tenant has only the leasehold right of possession and use of the Leased Premises as provided herein.
(d)     Landlord hereby assigns to Tenant, without recourse or warranty, all assignable warranties, guaranties, indemnities and similar rights (collectively “Warranties”) which Landlord may have against any manufacturer, seller, engineer, contractor or builder in respect of the Leased Premises. Such assignment shall remain in effect until the expiration or earlier termination of this Lease, whereupon such assignment shall cease and all of said Warranties shall automatically revert to Landlord.
4.	Use of Leased Premises; Quiet Enjoyment.
(a)     Tenant may occupy and use the Leased Premises for manufacturing, office, and/or warehouse/distribution, and/or any other use permitted under Law or Legal Requirements, and for no other purpose without the written consent of Landlord, which consent shall not unreasonably be conditioned, withheld, or delayed; provided, however, that Tenant shall not use or occupy or permit the Leased Premises to be used or occupied, nor do or permit anything to be done in or on the Leased Premises, in a manner which would violate any Law or Legal Requirement.
(b)     Subject to the provisions hereof, so long as no Event of Default has occurred and is continuing, Tenant shall quietly hold, occupy and enjoy the Leased Premises throughout the Term, without any hindrance, ejection or molestation by Landlord or those claiming by, through or under Landlord, provided that Landlord or its agents may enter upon and examine the Leased Premises at reasonable times and upon reasonable prior notice to Tenant (except in the case of any emergency, in which event no notice shall be required) for the purpose of inspecting the Leased Premises, verifying compliance or non-compliance by Tenant with its obligations hereunder and the existence or non-existence of an Event of Default or event which with the passage of time and/or notice would constitute an Event of Default, showing the Leased Premises to prospective lenders and purchasers and taking such other action with respect to the Leased Premises as is permitted by any provision hereof.
5.	Term.
(a)     Subject to the provisions hereof, Tenant shall have and hold the Leased Premises for an initial term (such term, as extended or renewed in accordance with the provisions hereof, being called the “Initial Term”) commencing on the Commencement Date and ending on the Expiration Date as set forth in the Basic Lease Information.
(b)     Provided that if, on or prior to the Expiration Date or any other Renewal Date (as hereinafter defined) this Lease shall not have been terminated pursuant to any provision hereof, then Tenant shall have the options to extend this Lease as provided in the Basic Lease Information (each such extension, a “Renewal Term”). Tenant shall exercise its option to extend the Term for each Renewal Term only by giving written notice (in each instance, a “Renewal Notice”) to Landlord no later than twelve (12) months prior to the scheduled expiration of the Initial Term or the then-current Renewal Term, as the case may be. Notwithstanding the requirement of this Paragraph 5(b) that Tenant shall exercise its option to extend the Term, if at all, by delivering a Renewal Notice to Landlord no later than twelve (12) months prior to the scheduled expiration of the Initial Term (or, if applicable, the then-current Renewal Term), Landlord and Tenant acknowledge that Tenant’s inadvertent failure to timely provide a Renewal Notice would be unduly punitive, and thus further agree that the option(s) to renew accorded Tenant under this Paragraph 5(b) shall not in any event expire until Landlord shall have provided Tenant both (i) written notice that the deadline for Tenant’s timely delivery of the Renewal Notice has lapsed and (ii) ten (10) days after Tenant’s receipt of Landlord’s lapse notice to deliver the requisite Renewal Notice. If Tenant shall deliver the requisite Renewal Notice within such ten (10) day period after receiving Landlord’s lapse notice, Landlord agrees that such Renewal Notice shall be deemed timely. It shall be a condition precedent to Tenant’s right to deliver a Renewal Notice that there shall not, at the date on which Tenant delivers the Renewal Notice, exist an Event of Default by Tenant under this Lease. It shall further be a condition precedent to Tenant’s entitlement to commence a Renewal Term that there shall not, at the date on which the relevant Renewal Term commences, exist an Event of Default by Tenant under this Lease.
(c)     Any such extensions of the Term shall be subject to all of the provisions of this Lease, as the same may be amended, supplemented or modified.
(d)     If Tenant fails to exercise its option pursuant to Paragraph 5(b) to have the Term extended, then Landlord shall have the right during the remainder of the Term then in effect and, in any event, Landlord shall have the right during the last year of the Term, to (i) advertise the availability of the Leased Premises for sale or reletting and to erect upon the Leased Premises signs indicating such availability and (ii) subject to the expressed limitations set forth below, show the Leased Premises to any Permitted Third Party Transferees (and agents of the same) who are prospective purchasers or tenants, doing so at reasonable times upon reasonable prior notice to Tenant. In the exercise of said rights, Landlord shall provide Tenant at least two (2) business days’ notice in advance of any such showing, shall assure that every Person viewing the Leased Premises observe all reasonable safety rules specified by Tenant, and shall not unreasonably interfere with the operation of Tenant’s business at the Leased Premises. In addition, Landlord acknowledges that Tenant shall have the right to designate specified areas of the Leased Premises as restricted from access during such showings, and that no prospective purchaser, tenant, or agent viewing the Leased Premises pursuant to this Paragraph 5(d) shall be allowed to view any areas so designated unless the Person(s) to be shown the same shall first execute a confidentiality agreement, in a form then provided by Landlord that is reasonably acceptable to Landlord and Tenant, establishing the confidentiality of information that such Person(s) may gain during any viewing of the Leased Premises with respect to Tenant’s occupancy, operations, business and manufacturing processes, lines of business, inventory, materials, and personnel thereon.

(e)     Tenant shall have the option (“Termination Right”) to terminate this Lease at [insert permitted termination date, based on Initial Term Lease, as described in the Basic Lease Information] (“Termination Date”). If Tenant elects to exercise the Termination Right, Tenant shall deliver written notice to Landlord (“Termination Notice”) at least twelve (12) months before the Termination Date. Additionally, if Tenant desires to exercise the Termination Right, Tenant shall be obligated to pay to Landlord a termination fee in an amount equal to the product of (i) twelve (12) times (ii) the monthly Initial Term Basic Rent (“Termination Fee”). Fifty percent (50%) of the Termination Fee is due and payable simultaneously with the delivery of the Termination Notice and fifty percent (50%) of the Termination Fee is due on the Termination Date. If Tenant fails to timely and properly exercise its Termination Right, then Tenant shall automatically be deemed to have irrevocably waived the Termination Right. It shall be a condition precedent to Tenant’s right to deliver a Termination Notice that there shall not, at the date on which Tenant delivers the Termination Notice, exist an Event of Default by Tenant under this Lease. It shall further be a condition precedent to Tenant’s entitlement to terminate this Lease on the Termination Date that there shall not, at the date on the Termination Date, exist an Event of Default by Tenant under this Lease. Upon the Termination Date, all obligations and liabilities of Tenant hereunder shall terminate except any Surviving Obligations.
6.     Basic Rent. Tenant shall pay or cause to be paid to Landlord, as annual rent for the Leased Premises, the following amounts, which amounts shall be payable in equal monthly installments commencing on the Commencement Date and continuing on the first day of each calendar month thereafter during the Term (each such day being a “Basic Rent Payment Date”): During the Initial Term, the Initial Term Basic Rent, as set forth in the Basic Lease Information; and during a Renewal Term, the Renewal Term Basic Rent for the pertinent Renewal Term, as set forth the Basic Lease Information. (Both the Initial Term Basic Rent and the Renewal Term Basic Rent, in the amounts payable under this Lease, shall be known for purposes of this Lease as the “Basic Rent”.) Each such rental payment shall be made to Landlord at its address set forth in the Basic Lease Information and/or to such other Persons, at such addresses as Landlord may direct by fifteen (15) days’ prior written notice to Tenant. Pro rata Basic Rent for the period from the date hereof through the last day of the month hereof shall be paid on the date hereof.
7.	Late Charge; Default Rate.
(a)     Tenant shall pay and discharge:
          (i)     after the date all or any portion of any installment of Basic Rent is due and not paid, an amount equal to five percent (5%) of the amount of such unpaid installment or portion thereof, provided, however, that with respect to the first two late payments of all or any portion of any installment of Basic Rent in any Lease Year, such late charge shall not be due and payable unless the Basic Rent has not been paid within ten (10) days following the due date thereof; and

          (ii)     interest at the rate (the “Default Rate”) of three percent (3%) over the Prime Rate per annum on the following sums until paid in full: (A) all overdue installments of Basic Rent not paid within ten (10) days after the respective due dates thereof, and (B) all amounts of Additional Rent relating to obligations which Landlord shall have paid on behalf of Tenant not paid within fifteen (15) days of the respective due dates.
(b)     Tenant shall pay and discharge any Additional Rent within fifteen (15) days after Landlord’s written demand for payment thereof.
(c)     In no event shall amounts payable under Paragraph 7(a)(i) and (ii) exceed the maximum amount permitted by applicable law.
8.	Net Lease; Non-Terminability.
(a)     This is a net lease and all Rent shall be paid without notice or demand and, without set-off, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense (collectively, a “Set-Off”), except as otherwise expressly provided in this Lease.
(b)     Except as otherwise expressly provided herein, this Lease and the rights of Landlord and the obligations of Tenant hereunder shall not be affected by any event or for any reason or cause whatsoever foreseen or unforeseen.
(c)     The obligations of Tenant hereunder shall be separate and independent covenants and agreements, all Rent shall continue to be payable in all events (or, in lieu thereof, Tenant shall pay amounts equal thereto), and the obligations of Tenant hereunder shall continue unaffected unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease. All Rent payable by Tenant hereunder shall constitute “rent” for all purposes (including Section 502(b)(6) of the Federal Bankruptcy Code).
(d)     Except as otherwise expressly provided herein, Tenant shall have no right and hereby waives all rights which it may have under any Law (i) to quit, terminate or surrender this Lease or the Leased Premises, or (ii) to any Set-Off of any Rent.
9.     Payment of Impositions. Tenant shall pay and discharge, prior to delinquency, all taxes (including real and personal property, franchise, sales, gross receipts and rent taxes), all charges for any easement or agreement maintained for the benefit of the Leased Premises, all assessments and levies, all permit, inspection and license fees, all rents and charges for water, sewer, utility and communication services relating to the Leased Premises, and all other public charges whether of a like or different nature, even if unforeseen or extraordinary, imposed upon or assessed against (i) Tenant, (ii) Tenant’s possessory interest in the Leased Premises, (iii) the Leased Premises, or (iv) Landlord as a result of or arising in respect of the ownership, occupancy, leasing, use, or possession of the Leased Premises, any activity conducted on the Leased Premises, or the Rent (collectively, the “Impositions”); provided, that nothing herein shall obligate

Tenant to pay any of the following: (A) income, excess profits or other taxes of Landlord which are determined on the basis of Landlord’s net income or net worth (unless such taxes are in lieu of or a substitute for any other tax, assessment or other charge upon or with respect to the Leased Premises which, if it were in effect, would be payable by Tenant under the provisions hereof or by the terms of such tax, assessment or other charge); (B) any estate, inheritance, succession, gift or similar tax imposed on Landlord; (C) any capital gains tax imposed on Landlord in connection with the sale of the Leased Premises to any Person; (D) any transfer taxes or fees due in connection with a sale or transfer of the Leased Premises to any Person; (E) any mortgage registration tax or fee with respect to any financing obtained by Landlord; or (F) any other Impositions of any kind caused by, resulting from, or imposed as an incident to Landlord’s sole dealing with respect to the Leased Premises. If any Imposition may be paid in installments, Tenant shall have the option to pay such Imposition in installments; in such event, Tenant shall be liable only for those installments which accrue during the Term. Tenant shall prepare and file all tax reports required by governmental authorities which relate to the Impositions. Promptly upon Tenant’s payment of any Impositions, Tenant shall deliver to Landlord copies of receipts or other evidence of such payment.
10.	Compliance with Laws and Easement Agreements; Environmental Matters.
(a)     Tenant shall, at its expense, comply with and conform to, and cause the Leased Premises and any other Person occupying any part of the Leased Premises to comply with and conform to, Insurance Requirements and Legal Requirements (including all applicable Environmental Laws). Tenant shall not at any time (i) cause, permit or suffer to occur or exist any Environmental Violation or (ii) permit any sublessee, assignee or other Person occupying the Leased Premises under or through Tenant to cause, permit or suffer to occur or exist any Environmental Violation. Tenant shall be solely responsible for the cure or remediation of, and Tenant hereby covenants and agrees that it shall promptly correct, cure and remediate, so far as may be required by any applicable Environmental Laws, any Environmental Violation that is discovered to exist at any time during the Term; provided, however, that Tenant shall not in completing such cure or remediation be deemed to waive any right Tenant may have to pursue any action or remedy against any person or entity with respect to such Environmental Violation and to Tenant’s cure or remediation thereof, and indeed such right shall expressly be retained by Tenant alone.
(b)     Tenant, at its sole cost and expense, will at all times promptly and faithfully abide by, discharge and perform all of the covenants, conditions and agreements contained in any Easement Agreement on the part of Landlord or the occupier to be kept and performed thereunder. Tenant will not alter, modify, amend or terminate any Easement Agreement, give any consent or approval thereunder, or enter into any new Easement Agreement without, in each case, the prior written consent of Landlord, which consent shall not unreasonably be conditioned, withheld, or delayed.
(c)     Upon prior written notice from Landlord, Tenant shall permit such Persons as Landlord may designate (“Site Reviewers”) to visit the Leased Premises and perform environmental site investigations and assessments (“Site Assessments”) on the Leased Premises (i) for the purpose of determining whether there exists on the Leased Premises any Environmental Violation, (ii) in connection with any sale, financing or refinancing of the Leased Premises, (iii) if an Event of Default exists, or (iv) at any other time that, in the opinion of Landlord, a reasonable basis exists to believe that an Environmental Violation exists. Such Site Assessments may include both above and below the ground testing for Environmental Violations and such other tests as may be necessary, in the reasonable opinion of the Site Reviewers, to conduct the Site Assessments. Tenant shall supply to the Site Reviewers such historical and operational information regarding the Leased Premises as may be reasonably requested by the Site Reviewers to facilitate the Site Assessments, and shall make available for meetings with the Site Reviewers appropriate personnel having knowledge of such matters. The cost of any Site Assessments shall be paid by Landlord, unless it is determined that Tenant is in violation of any applicable Environmental Law, in which event Tenant shall pay the reasonable cost thereof.
(d)     If Tenant fails to reasonably comply with any requirement of any applicable Environmental Law in connection with any Environmental Violation which occurs or is found to exist, Landlord shall have the right (but not the obligation) to take such actions as Landlord shall deem reasonably necessary or advisable in order to cure such Environmental Violation in the manner, and to the extent, required by any applicable Environmental Laws. Any reasonable and out-of-pocket expenses actually incurred by Landlord pursuant to the preceding sentence shall constitute Additional Rent under this Lease, and thus shall be due and payable to Landlord pursuant to Paragraph 7(b) of this Lease. Tenant shall, however, assume all rights of action or remedy against every person or entity with respect to every Environmental Violation for which Tenant shall reimburse Landlord any expenses as Additional Rent under this Lease.
(e)     Tenant shall notify Landlord, in writing with reasonable detail, immediately after becoming aware of any Environmental Violation or noncompliance with any of the covenants contained in this Paragraph 10 and shall forward to Landlord promptly within ten (10) business days of receipt thereof copies of all orders, reports, notices, permits, applications or other communications relating to any such violation or noncompliance.
11.	Liens; Recording.
(a)     Other than in connection with the granting of a leasehold mortgage pursuant to the express provisions of Paragraph 20(f) of this Lease, Tenant shall not, directly or indirectly, create or permit to be created or to remain and shall promptly discharge or remove any lien, levy or encumbrance on the Leased Premises or on any Rent or any other sums payable by Tenant under this Lease, other than the Permitted Encumbrances and any mortgage, lien, encumbrance or other charge created by or resulting from any act or omission of Landlord. NOTICE IS HEREBY GIVEN THAT LANDLORD SHALL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO TENANT OR TO ANYONE HOLDING OR OCCUPYING THE LEASED PREMISES THROUGH OR UNDER

TENANT, AND THAT NO MECHANICS’ OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN AND TO THE LEASED PREMISES. LANDLORD MAY AT ANY TIME POST ANY NOTICES ON THE LEASED PREMISES REGARDING SUCH NON-LIABILITY OF LANDLORD.
(b)     At the request of Landlord or Tenant, Tenant and Landlord shall execute, deliver and record, file or register (collectively, “record”) all such instruments as may be required or permitted by any present or future Law in order to evidence the respective interests of Landlord and Tenant in the Leased Premises, and shall cause a memorandum of this Lease, and any supplement hereto or thereto, to be recorded in such manner and in such places as may be required or permitted by any present or future Law in order to protect the validity and priority of this Lease.
12.	Maintenance and Repair.
(a)     Subject to the provisions of Paragraphs 12(b) and 12(c) below, Tenant shall at all times maintain the Leased Premises in as good repair and appearance as such Leased Premises is in on the date hereof and fit to be used for the intended use thereof in accordance with the practices generally recognized as then acceptable by other companies in its industry and operating comparable real properties in the geographic region in which the Leased Premises is located, reasonable wear and tear excepted. Without limitation of Tenant’s general obligations under this Paragraph 12(a), Tenant further covenants and agrees that, throughout the Term, Tenant shall act diligently and in good faith to make determinations as to when any one or more of the structural components or building systems comprising portions of the Leased Premises (e.g. roof, heating, ventilating, air conditioning, asphalt parking lot) has/have reached, or is/are nearing, the end of the useful life of the particular structural component(s) or building system(s), and Tenant shall be responsible for the prompt replacement of (rather than the further repair of) the structural component(s) and/or building system(s) that has reached or is nearing, in Tenant’s reasonable discretion, the end of its respective use life. Tenant shall promptly make all repairs or replacement of every kind and nature, whether foreseen or unforeseen, which may be required to comply with the foregoing requirements of this Paragraph 12(a). Subject to the provisions of Paragraphs 12(b) and 12(c) below, Landlord shall not be required to make any repair, whether foreseen or unforeseen, or to maintain the Leased Premises in any way, and Tenant hereby expressly waives any right which may be provided for in any Law now or hereafter in effect to make repairs at the expense of Landlord or to require Landlord to make repairs. Any repairs made by Tenant pursuant to this Paragraph 12(a) shall be made in conformity with the provisions of Paragraph 13.
(b)     Notwithstanding any provision to the contrary contained in this Lease (except Paragraph 12(c), below), Tenant shall not, during the final two (2) Lease Years of the Term, be required to make any replacements to the Improvements and/or the Leased Premises that would be considered capital expenditures under GAAP. Rather, subject only to Paragraph 12(c) below, in all such instances first occurring during the last two (2) Lease Years of the Term in which (i) a replacement is required (despite Tenant’s compliance with its obligations under Paragraph 12(a) above), (ii) a replacement shall constitute a capital expenditure (as determined in accordance with GAAP), and (iii) Tenant shall not yet have delivered a Renewal Notice pursuant to Paragraph 5(b) of this Lease, Landlord shall be obligated to make such replacements at Landlord’s expense, and Tenant shall pay to Landlord, as Additional Rent, only Tenant’s Share (as defined below) of the cost of such replacement(s) as provided herein. “Tenant’s Share” of the cost of each applicable capital replacement required to be made by Landlord during the last two (2) Lease Years of the Term shall be calculated by multiplying the actual, out-of-pocket cost to Landlord of that particular capital replacement (which cost shall not include any management fee, installation surcharge, or soft cost of any kind imposed by Landlord, as opposed to a third party, with respect to such capital replacement) by a fraction, the numerator of which shall be the remaining number of years in the Term of this Lease at the time the pertinent capital replacement is commenced, and the denominator of which shall be the useful life (in years) of the replacement then in question, determined in accordance with GAAP. Tenant’s Share of the cost of each applicable capital replacement shall constitute Additional Rent, but any Additional Rent due under this Paragraph 12(b) shall be payable within thirty (30) days after Tenant’s receipt from Landlord of reasonable written evidence showing Landlord’s (i) payment of the total cost of the replacement and (ii) determination of Tenant’s Share of the cost thereof calculated in accordance with the provisions hereof.
(c)     The provisions of Paragraph 12(b) shall, in all events and instances, be subject to the following limitations (such that if there is a conflict between the provisions of Paragraph 12(b) and those of this Paragraph 12(c), the provisions of this Paragraph 12(c) shall control in all events):
          (i)     If Landlord incurs a cost generally considered a capital expenditure under GAAP (a “Capital Expenditure”) at any time during the last two (2) Lease Years of the Term, and if Landlord has billed to Tenant Tenant’s Share of such capital expenditure, calculated in accordance with the preceding provisions of Paragraph 12(b), and if after Landlord incurs such Capital Expenditure, Tenant shall deliver a Renewal Notice pursuant to Paragraph 5(b) of this Lease, Tenant shall be obligated to pay to Landlord, as Additional Rent pursuant to Paragraph 7(b), the difference between (x) the actual total cost of the Capital Expenditure paid by Landlord less (y) the payment previously made to Landlord by Tenant representing Tenant’s Share of such capital expenditure, calculated in accordance with the preceding provisions of Paragraph 12(b);
          (ii)     If Tenant timely delivers a Renewal Notice, then from and after the delivery of such Renewal Notice, Landlord shall have no obligation to perform or incur capital expenditures under Paragraph 12(b) during the remainder of the then-applicable Term, prior to the commencement of the then-applicable Renewal Term; and
          (iii)     If the need for any capital replacement during the final two (2) Lease Years is based upon the expiration of the useful life of the structural or mechanical component in question (e.g. roof, HVAC system, asphalt parking lot), as reasonably determined by Landlord, and such expiration shall be the direct result of

Tenant’s failure to timely comply with the maintenance requirements of Paragraph 12(a), then the provisions of Paragraph 12(b) shall not apply, and Tenant shall be solely responsible for the prompt and proper replacement (in accordance with the requirements of Paragraph 13) of that structural or mechanical component of the Leased Premises for which the useful life has expired or shall expire during the final two (2) Lease Years, as reasonably determined by Landlord.
(d)     Landlord hereby covenants that Landlord shall not take any action to terminate, nor permit by Landlord’s failure or inaction any termination of, any contractual right (including, without limitation, any warranty) arising under any maintenance-related or repair-related permit, license, or contract conveyed to Landlord under Section 9(a)(5) of Purchase and Sale Agreement dated as of August 1, 2005 between Rockwell Automation, Inc. and First Industrial Acquisitions, Inc. (“Purchase Agreement”). In addition, Landlord acknowledges that Tenant shall be authorized to act as Landlord’s attorney-in-fact for the purposes of all such permits, licenses, and contracts.
13.	Alterations and Improvements.
(a)     Tenant shall have the right, with no consent of Landlord being required, to make Alterations (whether structural or non-structural) that do not cost in excess of the Threshold Amount as set forth in the Basic Lease Information; provided, however, that any such Alterations shall be substantially completed, according to the requirements set forth in Paragraph 13(c) of this Lease, before the Expiration Date.
(b)     If the cost of any Alterations is in excess of the Threshold Amount, or if Tenant shall wish to construct upon the Land any additional buildings, Tenant shall satisfy the following requirements.
          (i)     Before commencing any Alterations, Tenant shall furnish Landlord with (A) detailed plans and specifications of the proposed Alterations and (B) a surety company performance bond, naming Landlord as a beneficiary, that is issued by a surety company licensed to do business in the state in which the Leased Premises are located, that is in an amount equal to the estimated cost of such Alterations, and that guarantees the completion of such Alterations, within a reasonable time after their commencement, free and clear of all mechanic’s liens or other liens, encumbrances, security interests, and charges. Tenant shall prosecute all Alterations with reasonable dispatch, excepting only delays due to strikes, lockouts, acts of God, inability to obtain labor or materials, governmental restrictions or similar causes beyond the control of Tenant; provided, however, that any such Alterations shall be substantially completed, according to the requirements set forth in Paragraph 13(c) of this Lease, before the Expiration Date.
          (ii)     At all times during the construction of the Alterations, Tenant shall maintain, at its sole expense (or shall require that its contractor(s) maintain, at its or their sole expense), one or more policies of builder’s risk insurance that shall satisfy the requirements of Paragraph 16(a)(vi) of this Lease.

          (iii)     No Alterations shall be in or connect the Improvements with any property, building, or other improvement located outside the boundaries of the parcel(s) of real property depicted, legally described, or otherwise identified on the Appendix A attached to and made a part of this Lease, nor shall the same obstruct or interfere with any existing easement.
Provided that Tenant shall submit the required documents with respect to the proposed Alterations, Landlord shall grant its written approval. Except for those Alterations required by Law or for which Landlord has agreed in writing that removal will not be required, Landlord shall have the right to require Tenant to remove any Alterations upon expiration of the Term. At the time Tenant requests Landlord’s consent to construct an Alteration or at other times, Landlord shall, if requested by Tenant, address whether the Alteration must be removed or not at the end of the Term. Removal, if required, shall be at Tenant’s sole cost and expense, and Tenant shall further be required, at Tenant’s expense, to repair to Landlord’s reasonable satisfaction any damage caused to the Leased Premises as a direct result of such removal.
(c)     If Tenant makes any Alterations pursuant to this Paragraph 13 or as required by Paragraphs 10, 12(a) or 17, or otherwise constructs any expansion or addition to the Leased Premises (such Alterations and actions being hereinafter collectively referred to as “Work”), then, before commencing any Work, Tenant shall provide Landlord with written notice of the scope and purpose of the Work, and all of the following requirements shall apply: (i) the market value of the Leased Premises shall not be lessened by any such Work, nor shall the usefulness or structural integrity of the Leased Premises be impaired, (ii) all such Work shall be performed by Tenant in a good and workmanlike manner, (iii) all such Work shall be expeditiously completed in compliance with all Legal Requirements, (iv) all such Work shall comply with the requirements of all insurance policies required to be maintained by Tenant under this Lease, (v) Tenant shall promptly discharge or remove all liens filed against the Leased Premises arising out of such Work, (vi) Tenant shall procure and pay for all permits and licenses required in connection with any such Work, and (vii) upon substantial completion of any Work, Tenant shall deliver to Landlord as-built drawings of the Work so completed.
14.    Permitted Contests. Notwithstanding any other provision of this Lease, Tenant shall not be required to (a) pay any Imposition, (b) discharge or remove any lien referred to in Paragraphs 11 or 13, or (c) comply with any Laws or Easements as provided in Paragraph 10 (such non-compliance with the terms hereof being hereinafter referred to collectively as “Permitted Violations”), so long as Tenant shall contest, in good faith, the existence, amount or validity thereof, the amount of the damages caused thereby, or the extent of its or Landlord’s liability therefor, by appropriate proceedings which shall operate during the pendency thereof to prevent or stay (i) the collection of, or other realization upon, the Permitted Violation so contested, (ii) the sale, forfeiture or loss of the Leased Premises or any Rent to satisfy or to pay any damages caused by any Permitted Violation, (iii) any interference with the use or occupancy of the Leased Premises, or (iv) any interference with the payment of any Rent. Tenant shall provide Landlord security or other evidence of Tenant’s financial wherewithal which is satisfactory, in Landlord’s reasonable judgment, to assure that such Permitted Violation is corrected, including all costs, interest and penalties that may be incurred or become due in connection therewith. While any proceedings which comply with the requirements of this Paragraph 14 are pending and the required security is held by Landlord or satisfactory evidence of Tenant’s financial wherewithal has been provided, Landlord shall not have the right to correct any Permitted Violation thereby being contested unless Landlord is required by law to correct such Permitted Violation and Tenant’s contest does not prevent or stay such requirement as to Landlord. Each such contest shall be promptly and diligently prosecuted by Tenant to a final conclusion, except that Tenant, so long as the conditions of this Paragraph 14 are at all times complied with, has the right to attempt to settle or compromise such contest through negotiations. Tenant shall pay any and all losses, judgments, decrees and costs in connection with any such contest and shall, promptly after the final determination of such contest, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, together with all penalties, fines, interest and costs thereto or in connection therewith, and perform all acts the performance of which shall be ordered or decreed as a result thereof. No such contest shall subject Landlord to the risk of any civil or criminal liability.
15.	Indemnification.
(a)     Except with respect to, and to the extent of, the negligence or willful acts or omissions of Landlord, Tenant shall pay, protect, indemnify, defend, save and hold harmless Landlord and the partners, members, shareholders, officers, directors, managers, agents and employees of Landlord (collectively, “Landlord Indemnified Parties”) from and against any and all liabilities, losses, damages, penalties, costs (including reasonable attorneys’ fees and costs), causes of action, suits, claims, demands or judgments of any nature whatsoever, howsoever caused, without regard to the form of action and whether based on strict liability, gross negligence, negligence or any other theory of recovery at law or in equity, arising from (i) any matter pertaining to the use, non-use, occupancy, operation, management, condition, maintenance, repair or restoration of the Leased Premises, (ii) any violation by Tenant of any provision of this Lease, any contract or agreement to which Tenant is a party and which affects the Leased Premises or Landlord, any Legal Requirements or any Permitted Encumbrance, or (iii) any Environmental Violation, including (A) liability for response costs and for costs of removal and remedial action incurred by the United States Government, any state or local governmental unit or any other Person, or damages from injury to or destruction or loss of natural resources, including the reasonable costs of assessing such injury, destruction or loss, incurred pursuant to Section 107 of CERCLA, or any successor section or act or provision of any similar state or local Law, (B) liability for costs and expenses of abatement, correction or clean-up, fines, damages, response costs or penalties which arise from the provisions of any of the other Environmental Laws and (C) liability for personal injury or property damage arising under any statutory or common-law tort theory, including damages assessed for the maintenance of a public or private nuisance or for carrying on of a dangerous activity. Notwithstanding the foregoing, however, Tenant shall not have any responsibility or liability hereunder to the Landlord Indemnified Parties for any incidental or consequential damages of any kind.

(b)     In case any action or proceeding is brought against Landlord by reason of any such claim, (i) Tenant may, except in the event of a conflict of interest or a dispute between Tenant and Landlord, retain its own counsel and defend such action (it being understood that Landlord may employ counsel of its choice to monitor the defense of any such action, the cost of which shall be paid by Landlord), and (ii) Landlord shall notify Tenant to resist or defend such action or proceeding by retaining counsel reasonably satisfactory to the Landlord, and Landlord will cooperate and assist in the defense of such action or proceeding if reasonably requested to do so by Tenant. In the event of a conflict of interest or dispute, Landlord shall have the right to select counsel, and the reasonable cost of such counsel shall be paid by Tenant.
(c)     The obligations of Tenant under this Paragraph 15 shall survive any termination, expiration or rejection in bankruptcy of this Lease.
16.	Insurance.
(a)     Subject to the provisions of Paragraph 16(k) below, Tenant shall maintain the following insurance on or in connection with the Leased Premises:
          (i)     Insurance against physical loss or damage to the Improvements as provided under a standard “All Risk” property policy including but not limited to flood (to the extent that the Leased Premises is in a flood zone) and earthquake coverage (to the extent the Leased Premises is in an earthquake zone) in amounts not less than the actual replacement cost of the Improvements. Such policies shall contain Replacement Cost and Agreed Amount Endorsements.
          (ii)     Commercial General Liability Insurance against claims for personal and bodily injury, death or property damage occurring on, in or as a result of the use of the Leased Premises, in an amount not less than $1,000,000 per occurrence with excess liability coverage of not less than $10,000,000 per occurrence/annual aggregate.
          (iii)     Workers’ Compensation insurance covering all individuals employed by Tenant in connection with any work done on or about any of the Leased Premises for which claims for death, disease or bodily injury may be asserted against Landlord, Tenant or the Leased Premises in such amounts as required by applicable Law, or in lieu of such Workers’ Compensation Insurance, a program of self-insurance complying with the rules, regulations and requirements of the appropriate agency of the State in which the Leased Premises is located.
          (iv)     Comprehensive Boiler and Machinery Insurance in an amount not less than $1,000,000 per accident for damage to property.
          (v)     Business Interruption Insurance at limits to cover all Rent due during the period of repair or restoration after a Casualty in the amount of all Basic Rent, taxes and insurance premiums required hereunder for a twelve (12) month period. Such insurance shall name Landlord as loss payee solely with respect to Rent payable to or for the benefit of the Landlord under this Lease.

          (vi)     During any period in which substantial Alterations at the Leased Premises are being undertaken, builder’s risk insurance covering the total completed value including any “soft costs” with respect to the Improvements being altered or repaired (on a completed value), replacement cost of work performed and equipment, supplies and materials furnished in connection with such construction or repair or repair of Improvements, together with such “soft cost” endorsements and such other endorsements as Landlord may reasonably require and general liability, and workers’ compensation insurance with respect to the Improvements being constructed, altered or repaired.
          (vii)     Such other insurance (or other terms with respect to any insurance required pursuant to this Paragraph 16, including without limitation amounts of coverage or form of mortgagee clause) on or in connection with the Leased Premises as Landlord may reasonably require, which at the time is usual and commonly obtained in connection with properties similar in type of building size, use and location to the Leased Premises and by companies the size and nature of Tenant.
(b)     To the extent Tenant is required to carry the insurance required by Paragraph 16(a), such insurance shall be written by companies which have a Best’s relating of A-:VII or above or a comparable claims paying ability assigned by Standard & Poor’s Corporation or equivalent rating agency and are admitted in, and approved to write insurance policies by, the State Insurance Department for the state in which the Leased Premises is located. Provided Tenant is required to maintain such insurance, the insurance policies (i) shall be for such terms as Landlord may reasonably approve and (ii) shall be in amounts sufficient at all times to satisfy any coinsurance requirements thereof. To the extent Tenant is required to carry the insurance required under Paragraph 16(a), the insurance referred to in Paragraphs 16(a)(i), 16(a)(iv) and 16(a)(vi) shall name Landlord as loss payee and Tenant as its interest may appear, and the insurance referred to in Paragraph 16(a)(ii) shall name Landlord as additional insured to the extent of Tenant’s negligence, and the insurance referred to in Paragraph 16(a)(v) shall name Landlord as a loss payee. With respect to the insurance Tenant is required to carry, if said insurance or any part thereof shall expire, be withdrawn, or become void or voidable, Tenant shall immediately obtain new or additional insurance that shall satisfy the requirements of this Paragraph 16.
(c)     Each policy required by any provision of Paragraph 16(a), except clause (iii) thereof, shall provide that it may not be cancelled, substantially modified or allowed to lapse on any renewal date except after thirty (30) days’ prior notice to Landlord. Each such policy shall also provide that any loss otherwise payable thereunder shall be payable notwithstanding (i) any act or omission of Landlord or Tenant which might, absent such provision, result in a forfeiture of all or a part of such insurance payment, (ii) the occupation or use of any of the Leased Premises for purposes more hazardous than those permitted by the provisions of such policy, or (iii) any change in title to or ownership of the Leased Premises.

(d)     Tenant shall pay as they become due all premiums for the insurance required by Paragraph 16(a), shall renew or replace each policy and deliver to Landlord original certificates evidencing such insurance.
(e)     Any insurance which Tenant is required to obtain pursuant to Paragraph 16(a) may be carried under a “blanket” or umbrella policy or policies covering other properties or liabilities of Tenant, provided that such “blanket” or umbrella policy or policies otherwise comply with the provisions of this Paragraph 16 and provided further that Tenant shall provide to Landlord a Statement of Values which shall be amended as necessary based on Replacement Cost Valuations. A certificate evidencing such insurance shall promptly be delivered to Landlord.
(f)     Tenant shall promptly comply with and conform in all material respects to (i) the provisions of each insurance policy required by this Paragraph 16 and (ii) the reasonable requirements of the insurers thereunder applicable to Landlord, Tenant or the Leased Premises or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of the Leased Premises.
(g)     Tenant shall not carry separate insurance concurrent in form or contributing in the event of a Casualty with that required in this Paragraph 16 unless (i) Landlord is included therein as an insured, with loss payable as provided herein, and (ii) such separate insurance complies with the other provisions of this Paragraph 16. Tenant shall immediately notify Landlord of such separate insurance and shall deliver to Landlord a certificate evidencing such insurance.
(h)     Tenant waives all rights of subrogation against the Landlord as may be applicable to any insurer and will enforce such waivers in policy provisions.
(i)     All proceeds of any insurance required under Paragraph 16(a) shall be payable as follows:
          (i)     Proceeds payable under clauses (ii), (iii) and (iv) of Paragraph 16(a) and proceeds attributable to the general liability coverage of Builder’s Risk insurance under clause (vi) of Paragraph 16(a) shall be payable to the Person entitled to receive such proceeds.
          (ii)     Proceeds of insurance under clause (i) of Paragraph 16(a) and proceeds attributable to Builder’s Risk insurance (other than its general liability coverage provisions) under clause (vi) of Paragraph 16(a) shall be payable to Landlord and applied as set forth in Paragraph 17 or, if applicable, Paragraph 18. Tenant shall apply the Net Award to restoration of the Leased Premises in accordance with the applicable provisions of this Lease unless a Termination Event shall have occurred.
(j)     Notwithstanding any provision to the contrary, it is understood that so long as the Tenant or any applicable Guarantor (if any) maintains a tangible net worth of at least $500,000,000, then Tenant shall be permitted to decline to carry any of said coverages and shall not be bound by any deductible limits. The remaining provisions of Paragraphs 16(b)-(j) shall only be applicable to the insurance policies as required under

Paragraph 16(a) above in the event that Tenant or any applicable Guarantor (if any) fails to maintain a tangible net worth of at least $500,000,000, provided, however, that to the extent that Tenant does maintain insurance policies with respect to any of the risks described in Paragraph 16(a), the provisions of Paragraph 16(b) as to the naming of loss payees and additional insureds, and Paragraphs 16(c), 16(d), 16(f), 16(g), 16(h) and 16(i) shall be applicable thereto. It is understood that with respect to any losses for which there is not insurance coverage, Tenant and any Guarantor (if any) under this Lease shall be responsible for the payment of such losses.
17.	Casualty and Condemnation.
(a)     Tenant shall give Landlord prompt notice of any Casualty. So long as no Event of Default exists, and provided that Tenant waives its right (if any) to deliver a Termination Notice, Tenant is hereby authorized to adjust, collect and compromise all claims under any of the insurance policies required by Paragraph 16(a) and to execute and deliver on behalf of Landlord all necessary proofs of loss, receipts, vouchers and releases required by the insurers. Any final adjustment, settlement or compromise of any claim in excess of the Threshold Amount shall be subject to the prior written approval of Landlord. If an Event of Default exists, or if Tenant fails or refuses to waive its right, if any, to deliver a Termination Notice, Tenant shall not be entitled to adjust, collect or compromise any such claim or to participate with Landlord in any adjustment, collection and compromise of the Net Award payable in connection with a Casualty. Tenant agrees to sign, upon the request of Landlord, all proper proofs of loss, receipts, vouchers and releases.
(b)     Tenant, promptly upon receiving a Condemnation Notice, shall notify Landlord and Lender thereof. So long as no Event of Default exists, and provided that Tenant waives its right (if any) to deliver a Termination Notice, Tenant is authorized to collect, settle and compromise the amount of any Net Award. If an Event of Default exists, or if Tenant fails or refuses to waive its right, if any, to deliver a Termination Notice, Landlord shall be authorized to collect, settle and compromise the amount of any Net Award and Tenant shall not be entitled to participate with Landlord in any Condemnation proceeding or negotiations under threat thereof, or to contest the Condemnation or the amount of the Net Award therefor. No agreement with any condemnor in settlement of or under threat of any Condemnation shall be made by Tenant without the written consent of Landlord, which consent shall not unreasonably be conditioned, withheld, or delayed. Subject to the provisions of this Paragraph 17(b), Tenant hereby irrevocably assigns to Landlord any award or payment to which Tenant is or may be entitled by reason of any Condemnation, whether the same shall be paid or payable for Tenant’s leasehold interest hereunder or otherwise; but nothing in this Lease shall impair Tenant’s right to any award or payment on account of Tenant’s trade fixtures, equipment or other tangible property, moving expense, loss of business, or other relocation benefits available to Tenant under applicable Law, to the extent that and so long as (i) Tenant shall have the right to make, and does make, a separate claim therefor against the condemnor and (ii) such claim does not in any way reduce either the amount of the award otherwise payable to Landlord for the Condemnation of Landlord’s interest in the Leased Premises or the amount of the award (if any) otherwise payable for the Condemnation of Tenant’s leasehold interest hereunder.
(c)     If any Partial Casualty (whether or not insured against) or Partial Condemnation shall occur, this Lease shall continue, notwithstanding such event, and there shall be no abatement or reduction of any Monetary Obligations except to the extent of any insurance proceeds received by Landlord under Paragraph 16(a)(v) and in the event of a Partial Condemnation there shall be an equitable reduction in the Basic Rent due by Tenant under this Lease. Promptly after such Partial Casualty or Partial Condemnation, Tenant, as required in Paragraph 12, shall commence and diligently continue to restore the Leased Premises as nearly as possible to its value, condition and character immediately prior to such event (assuming the Leased Premises to have been in the condition required by this Lease). So long as no Event of Default exists, Landlord shall promptly pay to Tenant, to the extent actually received by (or for the benefit of) Landlord, the following amounts: (i) any Net Award (including any award delivered by Tenant to Landlord pursuant to Section 12(a) of the Purchase Agreement) up to and including the Threshold Amount; and (ii) any credit amount (including, without limitation, any Estimated Reduction Amount) allowed Landlord under Section 12(a) of the Purchase Agreement. Thereafter, Tenant shall restore the Leased Premises in accordance with the requirements of Paragraph 13(c) of this Lease, any balance to be paid to Landlord. Any Net Award in excess of the Threshold Amount shall (unless such Casualty resulting in the Net Award is a Termination Event) be made available by Landlord to Tenant, to the extent actually received by Landlord, for the restoration of the Leased Premises pursuant to and in accordance with and subject to the provisions of Paragraph 19 hereof. If any Casualty or Condemnation which is not a Partial Casualty or Partial Condemnation shall occur, Tenant shall comply with the terms and conditions of Paragraph 18.
18.	Termination Events.
If (i) all of the Leased Premises shall be taken by a Condemnation or (ii) any substantial portion (as mutually and reasonably determined by Landlord and Tenant) of the Leased Premises shall be taken (either permanently or for a period at least equal to the remainder of the Term) by a Condemnation or (iii) all or any substantial portion (as mutually and reasonably determined by Landlord and Tenant) of the Leased Premises shall be totally damaged or destroyed by a Casualty and, in any such case, Tenant certifies and covenants to Landlord that it will forever abandon operations at the Leased Premises (each of the events described in the above clauses (i), (ii), and (iii) shall hereinafter be referred to as a “Termination Event”), then Tenant at Tenant’s election may terminate this Lease by so advising Landlord in a written notice (“Termination Notice”) delivered within thirty (30) days after the occurrence of the Condemnation or Casualty in question. In such event this Lease shall terminate on the date of the pertinent Casualty or Condemnation, and Rent shall be appropriately prorated as of such termination date. In the event of such termination all proceeds and awards with respect to the Leased Premises shall be payable to Landlord, provided that in the event of self-insurance, Tenant shall pay to Landlord the proceeds of insurance which would have been paid if there had not been self-insurance, and, notwithstanding any date set forth in the Termination Notice, this Lease shall not terminate (nor shall there be any abatement of Tenant’s obligation to pay Rent) until Landlord receives such payment, in full. Upon such termination of the Lease, Tenant shall have no further obligations under the Lease except for the Surviving Obligations.
19.	Restoration.
(a)     Landlord shall hold any Net Award in excess of the Threshold Amount in a fund (the “Restoration Fund”) and disburse amounts from the Restoration Fund in accordance with the following conditions:
          (i)     prior to commencement of restoration, the architects, contracts, contractors, plans and specifications for the restoration shall have been approved by Landlord.
          (ii)     at the time of any disbursement, no mechanics’ or materialmen’s liens shall have been filed against the Leased Premises and remain undischarged;
          (iii)     disbursement shall be made from time to time in an amount not exceeding the cost of work completed since the last disbursement, upon receipt of (A) satisfactory evidence, including architects’ certificates, of the stage of completion, the estimated total cost of completion and performance of the work to date in a good and workmanlike manner in accordance with the contracts, plans and specifications, (B) waivers of liens, (C) contractors’ and subcontractors’ sworn statements as to completed work and the cost thereof for which payment is requested, (D) a satisfactory bringdown of title insurance and (E) other evidence of cost and payment so that Landlord can verify that the amounts disbursed from time to time are represented by work that is completed, in place and free and clear of mechanics’ and materialmen’s lien claims;
          (iv)     each request for disbursement shall be accompanied by a certificate of Tenant, signed by an officer of Tenant, describing the work for which payment is requested, stating the cost incurred in connection therewith, stating that Tenant has not previously received payment for such work and, upon completion of the work, also stating that the work has been fully completed and complies with the applicable requirements of this Lease;
          (v)     the Restoration Fund shall not be commingled with Landlord’s other funds and shall bear interest at applicable current money market rates; and
          (vi)     such other reasonable conditions as Landlord may impose.
(b)     Prior to commencement of restoration and at any time during restoration, if the estimated cost of completing the restoration work free and clear of all liens, as reasonably determined by Landlord, exceeds the amount of the Net Award available for such restoration, the amount of such excess shall, upon demand by Landlord, be paid by Tenant to Landlord to be added to the Restoration Fund. Any sum so added by Tenant which remains in the Restoration Fund upon completion of restoration shall be refunded to Tenant. For purposes of determining the source of funds with respect to the disposition of funds remaining after the completion of restoration, the Net Award shall be deemed to be disbursed prior to any amount added by Tenant.
(c)     If any sum remains in the Restoration Fund after completion of the restoration and any refund to Tenant pursuant to Paragraph 19(b), such sum shall be retained by Landlord.
20.	Assignment and Subletting.
(a)     Tenant shall not have the right to assign this Lease or sublet any portion of the Leased Premises except as otherwise expressly set forth in this Paragraph 20.
(b)     Tenant shall have the right upon thirty (30) days prior written notice to Landlord with no consent of Landlord being required, to assign this Lease and/or sublease all or any portion of the Leased Premises to any one or more subtenants.
(c)     If Tenant assigns all its rights and interest under this Lease, the assignee under such assignment shall expressly assume all the obligations of Tenant hereunder arising after the date of such assignment, by a written instrument (in form reasonably satisfactory to Landlord) delivered to Landlord at the time of such assignment. Each sublease shall be subject and subordinate to the provisions of this Lease. Except in the case of (i) an assignment to a Person with a publicly traded unsecured senior debt rating not lower than the unsecured debt rating of Rockwell Automation, Inc. as of the date of assignment, or (ii) an assignment to an entity controlled by, in common control with, or controlling Tenant, or an entity in which Tenant holds at least a fifty percent (50%) beneficial interest, no such assignment shall affect or reduce any of the obligations of Tenant hereunder or the Guarantor (if any) under the Guaranty (if any), and all such obligations of Tenant and Guarantor (if any) shall continue in full force and effect as obligations of a principal and not as obligations of a guarantor, as if no assignment had been made. In the event of an assignment to (i) a Person meeting the listed debt ratings or (ii) an entity controlled by, in common control with, or controlling Tenant, or in which Tenant holds at least a fifty percent (50%) beneficial interest, the Tenant shall be released from liability under this Lease and the Guarantor (if any) shall be released from liability under the Guaranty (if any) . In the event of sublease, neither Tenant nor Guarantor (if any) shall be released from liability.
(d)     Tenant shall, within ten (10) days after the execution and delivery of any assignment or sublease, deliver a duplicate original copy thereof to Landlord which, in the event of an assignment, shall be in recordable form.
(e)     As security for performance of its obligations under this Lease, Tenant hereby grants, conveys and assigns to Landlord all right, title and interest of Tenant in and to all subleases now in existence or hereafter entered into for any or all of the Leased Premises, any and all extensions, modifications and renewals thereof and all rents, issues and profits therefrom. Landlord hereby grants to Tenant a license to collect and enjoy all rents and other sums of money payable under any sublease of any of the Leased Premises, provided, however, that if an Event of Default occurs, Landlord shall have the absolute right upon notice to Tenant and any subtenants to revoke said license and to collect such rents and sums of money and to apply same to the amounts due by Tenant under this Lease. Tenant shall not accept any rents under any sublease more than thirty (30) days in advance of the accrual thereof.
(f)     Tenant shall have the right to grant a leasehold mortgage on, or to pledge its leasehold interest in, the Leased Premises and on any subleases, in connection with financing obtained by Tenant and/or any applicable Guarantor (if any), subject however to the terms of this Lease, and subject to Landlord’s approval of the documentation evidencing such leasehold lien, which approval shall not be unreasonably withheld, conditioned, or delayed. No such leasehold mortgage shall permit the leasehold mortgagee to interfere, in any way, with Landlord’s right, title and interest in and to the Leased Premises. Any entity that becomes a successor tenant under this Paragraph 20(f) shall be required to be in compliance with all of the terms of this Lease.
(g)     Landlord may sell, convey, or otherwise transfer all or any part of Landlord’s interest in the Leased Premises at any time without Tenant’s consent to any third party other than (a) an entity listed on the attached Appendix C, (b) any entity controlled by, in common control with, or controlling any entity listed on the attached Appendix C, or (c) a successor or assign of any of the foregoing (each entity so permitted as a transferee being known for purposes of this Lease as a “Permitted Third Party Transferee”). In the event of any sale, conveyance or other transfer to a Permitted Third Party Transferee, Tenant shall attorn to any Permitted Third Party Transferee as Landlord so long as such Permitted Third Party Transferee and Landlord notify Tenant in writing of such transfer, and, at the request of Landlord, Tenant will execute such documents confirming the agreement referred to above. If Landlord shall sell, convey, or otherwise transfer (or attempt to sell, convey, or otherwise transfer) all or any part of Landlord’s interest in the Leased Premises at any time, without Tenant’s consent, to any Person other than a Permitted Third Party Transferee, Tenant shall, at its election, have every right and remedy provided at law, in equity, or elsewhere herein for a breach of this Lease.
21.	Events of Default.
The occurrence of any one or more of the following shall, at the sole option of Landlord, constitute an “Event of Default” under this Lease:
(a)     a failure by Tenant to make any payment of Rent when and as the same shall become due and payable and such failure shall continue for a period of ten (10) days after written notice thereof is given by Landlord to Tenant; provided however, that if Tenant fails to pay Basic Rent when due under this Lease more than two (2) times in any consecutive twelve (12) month period, no further written notice shall be required, as to a failure to timely pay Basic Rent;

(b)     a failure by Tenant to perform and observe, or a violation or breach of, any other provision hereof not otherwise specifically mentioned in this Paragraph 21 and such failure shall continue for a period of thirty (30) days after written notice thereof is given by Landlord to Tenant, or in the case of such failure which cannot with due diligence and in good faith be cured within said thirty (30) day period and Tenant fails to proceed promptly and with due diligence and in good faith to cure the same and thereafter to prosecute the curing of such default with due diligence and in good faith, it being intended that in connection with a default not susceptible of being cured with due diligence and in good faith within thirty (30) days that the time allowed Tenant within which to cure the same be extended for such period as may be necessary for the curing thereof promptly with due diligence and in good faith;
(c)     Tenant shall (i) voluntarily be adjudicated a bankrupt or insolvent, (ii) seek or consent to the appointment of a receiver or trustee for itself or for the Leased Premises, (iii) file a petition seeking relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, or (iv) make a general assignment for the benefit of creditors;
(d)     a court shall enter an order, judgment or decree appointing, without the consent of Tenant, a receiver or trustee for it or for the Leased Premises or approving a petition filed against Tenant which seeks relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, and such order, judgment or decree shall remain undischarged or unstayed for sixty (60) days after it is entered;
(e)     Tenant shall be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution;
(f)     the estate or interest of Tenant in the Leased Premises shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such process shall not be vacated or discharged within sixty (60) days after it is made; or
(g)     an Event of Default (as defined in the Guaranty (if any)) beyond any applicable cure period shall occur under the Guaranty (if any).
22.	Remedies and Damages Upon Default.
(a)     Upon an Event of Default, Landlord may, at its election, exercise any one or more of the following described remedies, in addition to all other rights and remedies provided at law, in equity or elsewhere herein;
          (i)     Landlord may terminate this Lease by giving to Tenant written notice of Landlord’s election to do so, in which event the Term and all right, title and interest of Tenant hereunder shall end on the date stated in such notice;
          (ii)     Landlord may terminate the right of Tenant to possession of the Leased Premises without terminating this Lease, by giving written notice to Tenant that Tenant’s right of possession shall end on the date stated in such notice, whereupon the right of Tenant to possession of the Leased Premises or any part thereof shall cease on the date stated in such notice;
          (iii)     Landlord may enforce the provisions of this Lease and may enforce and protect the rights of Landlord by a suit or suits in equity or at law for the performance of any covenant or agreement herein, and for the enforcement of any other appropriate legal or equitable remedy, including without limitation (A) injunctive relief, (B) recovery of all moneys due or to become due from Tenant under any of the provisions of this Lease, and (C) any other damages incurred by Landlord by reason of Tenant’s default under this Lease; provided, however, that Tenant shall not have any responsibility or liability hereunder to Landlord for any incidental or consequential damages of any kind; and
          (iv)     Landlord may reenter and take possession of the Leased Premises or any part of the Leased Premises, repossess the same, expel Tenant and those claiming through or under Tenant and remove the effects of both or either, using such force for such purposes as may be necessary, to the extent permitted by applicable Law, without being liable for prosecution, without being deemed guilty of any manner of trespass, and without prejudice to any remedies for arrears of Rent or other amounts payable under this Lease or as a result of any other breach of this Lease.
(b)     Should Landlord elect to reenter as provided herein with or without terminating this Lease, or should Landlord take possession pursuant to legal proceedings or pursuant to any notice provided by law, Landlord may, from time to time, without terminating this Lease, rent the Leased Premises or any part of the Leased Premises, for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the Term) and on such conditions and upon such other terms (which may include concessions of free rent and alteration and repair of the Leased Premises) as Landlord, in its reasonable discretion, may determine, and Landlord may collect and receive the rent due in connection therewith. Landlord shall not be required to accept any tenant offered by Tenant or any third party or observe any instruction given by Tenant relative to such reletting. Landlord shall however use commercially reasonable efforts to mitigate damages to the extent required by applicable Law. Landlord will not be responsible or liable for failure to relet the Leased Premises, or any part of the Leased Premises, or for any failure to collect any rent due upon such reletting. No such reentry or taking of possession by Landlord will be construed as an election on Landlord’s part to terminate this Lease unless a written notice of such intention is given to Tenant. Landlord reserves the right following any such reentry or reletting to exercise its right to terminate this Lease by giving Tenant such written notice, in which event this Lease will terminate as specified in such notice.
(c)     Landlord shall be entitled to the following damages:
          (i)     In the event that Landlord does not terminate this Lease, but on the contrary elects to take possession of the Leased Premises, then, in addition to all other rights and remedies of Landlord, Tenant shall pay to Landlord (A) Rent and other sums as provided in this Lease that would be payable under this Lease if such repossession had not occurred, less (B) the net proceeds, if any, of any reletting of the Leased Premises after deducting all of Landlord’s reasonable expenses in connection with such reletting, including without limitation, all repossession costs, brokerage commissions, reasonable attorneys’ fees, expenses of employees, alteration and repair costs and expenses of preparation for such reletting. If, in connection with any such reletting, the new lease term extends beyond the Term, a fair apportionment of the rent received from such reletting will be made in determining the net proceeds from such reletting. Tenant will pay such Rent and other sums to Landlord monthly on the day on which such sums would have been payable under the Lease if possession had not been retaken.
          (ii)     In the event that Landlord elects to terminate this Lease, then, in addition to all other rights and remedies of Landlord, Tenant shall remain liable to pay to Landlord as damages an amount equal to (A) all Rent due hereunder accrued and unpaid for the period up to and including the termination date, plus (B) all other additional sums payable by Tenant and/or which Tenant is liable or in respect of which Tenant has agreed to indemnify Landlord under any of the provisions of this Lease which may then be owing and unpaid, plus (C) all costs and expenses, including, without limitation, court costs and reasonable attorneys’ fees incurred by Landlord in the enforcement of any of its rights and remedies hereunder, plus (D) the Present Value of the excess, if any, of (1) all Rent provided to be paid for the remainder of the Initial Term (or, if applicable, the then-current Renewal Term) over (2) the then fair market rental value of the Leased Premises for the same period.
                    In the alternative, Landlord shall have the right, from time to time, to recover from Tenant upon demand, and Tenant shall remain liable to pay Landlord for (A) all Rent and other amounts due and owing under this Lease not previously paid pursuant to the provisions of this Lease, plus (B) damages equal to the sum of (1) all Rent and all other sums which would have accrued under this Lease after the date of termination had it not been terminated, less (2) such amounts as Landlord may actually receive from reletting after first paying all costs of such reletting, including, without limitation, the expenses set forth in Paragraph 22(c)(i) and the net amounts of rent collected remaining after such expenses shall operate only as an offsetting credit against the amount due hereunder with any excess or residue belonging solely to Landlord. Such damages shall be due and payable as such sums would have been due under the Lease.
(d)     Notwithstanding anything to the contrary herein contained, Landlord may, in lieu of or in addition to any of the foregoing remedies and damages, exercise any remedies and collect any damages available to it at law or in equity, provided that Tenant shall not have any responsibility or liability to Landlord hereunder, at law, or in equity for any incidental or consequential damages of any kind. If Landlord is unable to obtain full satisfaction pursuant to the exercise of any remedy, it may pursue any other remedy which it has hereunder, at law, or in equity, excepting only that Landlord shall not under any circumstances have any claim for, nor shall Tenant under any circumstances be responsible for, any incidental or consequential damages of any kind.

(e)     No termination of this Lease, repossession or reletting of any of the Leased Premises, exercise of any remedy or collection of any damages pursuant to this Paragraph 22 shall relieve Tenant of any Surviving Obligations.
(f)     WITH RESPECT TO ANY REMEDY OR PROCEEDING OF LANDLORD OR TENANT HEREUNDER, LANDLORD AND TENANT HEREBY WAIVE THE SERVICE OF NOTICE WHICH MAY BE REQUIRED BY ANY APPLICABLE LAW AND ANY RIGHT TO A TRIAL BY JURY.
(g)     Upon the occurrence of any Event of Default, Landlord shall have the right (but no obligation) to perform any act required of Tenant hereunder and, if performance of such act requires that Landlord enter the Leased Premises, Landlord may enter the Leased Premises for such purpose.
(h)     No failure of Landlord (i) to insist at any time upon the strict performance of any provision of this Lease or (ii) to exercise any option, right, power or remedy contained in this Lease shall be construed as a waiver, modification or relinquishment thereof. A receipt by Landlord of any sum in satisfaction of any Rent with knowledge of the breach of any provision hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision hereof shall be deemed to have been made unless expressed in a writing signed by Landlord.
(i)     Tenant hereby waives and surrenders, for itself and all those claiming under it, including creditors of all kinds, any right and privilege which it or any of them may have under any present or future Law or redeem the Leased Premises or to have a continuance of this Lease after termination of this Lease or of Tenant’s right of occupancy or possession pursuant to any court order or any provision hereof.
(j)     Except as otherwise provided herein, all remedies are cumulative and concurrent and no remedy is exclusive of any other remedy. Each remedy may be exercised at any time an Event of Default has occurred and is continuing and may be exercised from time to time. No remedy shall be exhausted by any exercise thereof.
23.    Notices. All notices, demands, requests, consents, approvals, offers, statements and other instruments or communications required or permitted to be given pursuant to the provisions of this Lease shall be in writing and shall be deemed to have been given and received for all purposes (i) when delivered in person or by a commercial overnight delivery service, (ii) five (5) business days after being deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed to the other party at its address stated in the Basic Lease Information, or (iii) when delivery is refused. For the purposes of this Paragraph, any party may substitute from time to time another address for its address by giving fifteen (15) days’ notice of the new address to the other party, in the manner provided above.
24.    Estoppel Certificate. At any time upon not less than ten (10) days’ prior written request by either Landlord or Tenant (the “Requesting Party”) to the other party (the “Responding Party”), the Responding Party shall deliver to the Requesting Party a statement in writing, executed by an authorized officer of the Responding Party, certifying (a) that, except as otherwise specified, this Lease is unmodified and in full force and effect, (b) the dates to which Basic Rent and Additional Rent have been paid, (c) that, to the knowledge of the signer of such certificate and except as otherwise specified, no default by either Landlord or Tenant exists hereunder, and (d) such other matters as the Requesting Party may reasonably request. Any such statements by the Responding Party, may be relied upon by the Requesting Party, any Person whom the Requesting Party notifies the Responding Party in its request for the Certificate is an intended recipient or beneficiary of the Certificate, any lender or their assignees, any prospective purchaser or mortgagee, any assignee of Tenant’s interest in this Lease and any sublessee.
25.	Surrender; Holdover.
(a)     Upon the expiration or earlier termination of this Lease, Tenant shall peaceably leave and surrender the Leased Premises to Landlord in the same condition in which the Leased Premises was at the commencement of this Lease, except as repaired, rebuilt, restored, altered, replaced or added to as permitted or required by any provision of this Lease, and except for ordinary wear and tear. Upon such surrender, Tenant shall (a) remove from the Leased Premises all property which is owned by Tenant or third parties other than Landlord and (b) repair any damage caused by such removal. Property not so removed shall become the property of Landlord, and Landlord may thereafter cause such property to be removed from the Leased Premises. The reasonable cost of removing and disposing of such property and repairing any damage to any of the Leased Premises caused by such removal shall be paid by Tenant to Landlord upon demand. Landlord shall not in any manner or to any extent be obligated to reimburse Tenant for any such property which becomes the property of Landlord pursuant to this Paragraph 25.
(b)     If Tenant shall be permitted to retain possession of the Leased Premises after the termination of the Term of this Lease, then Tenant shall pay to Landlord the Basic Rent and all other amounts due under this Lease (including, without limitation, all Additional Rent due from time to time), computed on a per month basis, for each month or part thereof that Tenant remains in possession. Basic Rent so owing shall be paid at the following rates: (i) during the first six (6) months of any such holdover, at a monthly rate equal to 110% of the Basic Rent payable monthly during the last Lease Year before termination; and (ii) thereafter, during the remainder of any such holdover, at a monthly rate equal to 125% of the Basic Rent payable monthly during the last Lease Year before termination. Any holdover of this Lease shall be deemed a month-to-month tenancy.
26.    No Merger of Title. There shall be no merger of the leasehold estate created by this Lease with the fee estate in the Leased Premises by reason of the fact that the same Person may acquire or hold or own, directly or indirectly, (a) the leasehold estate created hereby or any part thereof or interest therein and (b) the fee estate in the Leased Premises or any part thereof or interest therein, unless and until all Persons having any interest in the interests described in (a) and (b) above which are sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.
27.	Non-Recourse as to Landlord.
Anything contained herein to the contrary notwithstanding, any claim based on or in respect of any liability of Landlord under this Lease shall be enforced only against the Leased Premises and not against any other assets, properties or funds of (a) Landlord or (b) any director, member, officer, general partner, limited partner, employee or agent of Landlord.
28.	Subordination, Non-Disturbance and Attornment.
(a)     This Lease and all rights of Tenant therein, and all interest or estate of Tenant in the Leased Premises, or any portion of the same, shall be subject and subordinate to the lien of any mortgage, deed of trust, security instrument, or other document of like nature (a “Mortgage”) that may at any time be placed upon the Leased Premises, or any portion of the same, by Landlord, and to any replacements, renewals, amendments, modifications, extensions, or refinancing of any such instrument, and to each and every advance made under any Mortgage. Tenant agrees that it shall, at any time and from time to time, given a reasonable period after Landlord’s written request for the same, execute and deliver to Landlord any instruments that may be reasonably required for the purpose of subjecting and subordinating this Lease to the lien of any such Mortgage.
(b)     As a condition of Tenant’s agreement to subordinate this Lease pursuant to Paragraph 28(a), however, and as an independent obligation under this Lease, Landlord and Tenant further agree that, so long as Tenant is not in default (beyond any applicable notice, grace, and cure period) in the payment of Basic Rent or Additional Rent, or in the performance of any covenants, conditions, provisions, terms, or agreements to be performed and observed by Tenant under this Lease, no such agreement to subordinate this Lease, nor any holder or beneficiary of the same, shall interfere with, hinder, or molest Tenant’s right to quiet enjoyment under this Lease, nor the right of Tenant to continue to occupy the Leased Premises and to conduct its business upon the same in accordance with the covenants, conditions, provisions, terms, and agreements of this Lease. Further, no lien of any Mortgage shall affect Tenant’s trade fixtures or other personal property (including, without limitation, any property acknowledged under Paragraph 31(h) of this Lease to be retained by Tenant) located at any time in or on the Leased Premises. Landlord shall, at Tenant’s written request, cause any person holding at any time any Mortgage affecting the Demised Premises to execute and deliver (within a reasonable period after such mortgagee’s written request for the same) a written subordination, non-disturbance, and attornment agreement in a form reasonably satisfactory to Tenant, together with any other instrument that Tenant may reasonably request to evidence the terms, conditions, and covenants of this Paragraph 17.
(c)     If any mortgagee shall succeed to the rights of Landlord under this Lease or to ownership of the Leased Premises, whether through possession or foreclosure or the delivery of a deed to all or any part of the Leased Premises, then, upon the written request of such mortgagee so succeeding to Landlord’s rights hereunder, Tenant shall attorn to and recognize such mortgagee as Tenant’s landlord under this Lease, and shall execute and deliver (within a reasonable period after such mortgagee’s written request for the same) any instrument that such mortgagee may reasonably request to evidence such attornment (whether before or after making of the Mortgage). In the event of any other transfer of Landlord’s interest hereunder to a Permitted Third Party Transferee, upon the written request of the Permitted Third Party Transferee and Landlord, Tenant shall attorn to and recognize such Permitted Third Party Transferee as Tenant’s landlord under this Lease and shall promptly execute and deliver (within a reasonable period after such mortgagee’s written request for the same) any instrument that such transferee and Landlord may reasonably request to evidence such attornment.
29.    Tax Treatment; Reporting. Landlord and Tenant each acknowledge that each shall treat this transaction as a true lease for state law purposes and shall report this transaction as a Lease for Federal income tax purposes. For Federal income tax purposes each shall report this Lease as a true lease with Landlord as the owner of the Leased Premises and Tenant as the lessee of such Leased Premises including: (1) treating Landlord as the owner of the property eligible to claim depreciation deductions under the Internal Revenue Code of 1986 (the “Code”) with respect to the Leased Premises, (2) Tenant reporting its Rent payments as rent expense under the Code, and (3) Landlord reporting the Rent payments as rental income.
30.	[Intentionally omitted.]

31.	Miscellaneous.
(a)     The paragraph headings in this Lease are used only for convenience in finding the subject matters and are not part of this Lease or to be used in determining the intent of the parties or otherwise interpreting this Lease.
(b)     As used in this Lease, the singular shall include the plural and any gender shall include all genders as the context requires and the following words and phrases shall have the following meanings: (i) “including” shall mean “including without limitation”; (ii) “provisions” shall mean “provisions, terms, agreements, covenants and/or conditions”; (iii) “lien” shall mean “lien, charge, encumbrance, title retention agreement, pledge, security interest, Mortgage and/or deed of trust”; and (iv) “obligation” shall mean “obligation, duty, agreement, liability, covenant and/or condition”.
(c)     Any act which Landlord is permitted to perform under this Lease may be performed at any time and from time to time by Landlord or any Person designated by Landlord. Landlord shall not unreasonably withhold, condition or delay its consent or approval whenever such consent or approval is required under this Lease. Time is of the essence with respect to the performance by Tenant of its obligations under this Lease.

(d)     Landlord shall in no event be construed for any purpose to be a partner, joint venturer or associate of Tenant or of any subtenant, operator, concessionaire or licensee of Tenant with respect to the Leased Premises or otherwise in the conduct of their respective businesses.
(e)     This Lease and any documents which may be executed by Tenant and Landlord on or about the effective date hereof constitute the entire agreement between the parties and supersede all prior understandings and agreements, whether written or oral, between the parties hereto relating to the Leased Premises and the transactions provided for herein. Landlord and Tenant are business entities having substantial experience with the subject matter of this Lease and have each fully participated in the negotiation and drafting of this Lease. Accordingly, this Lease shall be construed without regarding to the rule that ambiguities in a document are to be construed against the drafter.
(f)     This Lease may be modified, amended, discharged or waived only by an agreement in writing signed by the party against whom enforcement of any such modification, amendment, discharge or waiver is sought.
(g)     It is confirmed that Tenant may erect such signs on the exterior or interior of the Improvements or on any part of the Leased Premises which do not violate applicable Laws or Permitted Encumbrances. Tenant shall obtain all necessary permits and approvals required under applicable Laws.
(h)     Landlord owns and shall continue to own, and to have complete control over, subject only to the terms of this Lease, all Improvements. It is acknowledged, however, that, as set forth in Section 1 of the Purchase Agreement, Tenant retains ownership of all tangible personal property and all intangible property of Tenant, including all tangible personal property and all intangible property located at the Leased Premises immediately before the Commencement Date. Accordingly, this Lease shall not govern any interest of Tenant in any of the following (whether located in or upon the Leased Premises or located elsewhere in contemplation of delivery to the Leased Premises), and thus Tenant may remove any of the following at any time from the Leased Premises: any machinery, equipment, trade fixtures, furnishings, parts, tools, engineering and yard drawings, or other items of tangible or intangible personal property; any work in process; any inventory held for use or resale; and any raw materials, finished product, supply, packaging items, business-related signage, or similar items with respect to the business conducted by the Tenant at or from the Leased Premises.
(i)     The covenants of this Lease shall run with the land and bind the parties hereto and their respective successors and assigns and all present and subsequent encumbrancers and subtenants of the Leased Premises, and shall inure to the benefit of the parties hereto and their respective successors and assigns.
(j)     Notwithstanding any provision in this Lease to the contrary, all Surviving Obligations of Tenant shall survive the expiration or termination of this Lease.

(k)     If any one or more of the provisions contained in this Lease shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Lease, but this Lease shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.
(l)     All Appendices attached hereto are incorporated herein as if fully set forth herein.
(m)     This Lease shall be governed by and construed and enforced in accordance with the Laws of the State.
(n)     Upon not less than ten (10) days prior written request by either party, Buyer and Seller shall execute and deliver to each other a written memorandum of lease, prepared by the requesting party and in recordable form, setting forth the following: (i) the date of this Lease; (ii) the parties to this Lease; (iii) the Term; (iv) the legal description of the Leased Premises; (v) the existence (if any) of Tenant’s options to renew the Term; (vi) the restrictions arising under Paragraph 20(g) and Appendix C to this Lease; and (vii) such other matters as may reasonably be requested to be stated in such a memorandum. Either party may, at its sole cost, record a memorandum so prepared and executed.
32.	[ADD APPLICABLE LOCAL LAW PROVISIONS]
IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed under seal as of the day and year first above written.

LANDLORD:	TENANT:

a	a

By:	By:
Print Name:	Print Name:
Its:	Its:

Attest:	Attest:
Print Name:	Print Name:
Its:	Its:

First Amendment to Purchase and Sale Agreement
This First Amendment to Purchase and Sale Agreement (this “First Amendment”) is made as of the 30th day of September, 2005 (the “Amendment Date”), by and between Rockwell Automation, Inc., a Delaware corporation, formerly known as “Rockwell International Corporation” (“Seller”) and First Industrial Acquisitions, Inc., a Maryland corporation (“Buyer”), together known for purposes of this First Amendment as the “Parties.”
A. The Parties, as of August 24, 2005 (the “Effective Date”), entered into a Purchase and Sale Agreement (the “Original Purchase Agreement”) for Seller’s sale to Buyer, and Buyer’s purchase from Seller, of certain Subject Property defined with particularity in the Original Purchase Agreement.
B. The Parties now wish (i) to memorialize their mutual understanding of the status of certain conditions arising under the Original Purchase Agreement, and (ii) to modify the Original Purchase Agreement to the extent expressly set forth in this First Amendment.
Now, therefore, in consideration of the sum of Ten and No/100 United States Dollars (USD 10.00), and of other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties hereby agree to amend, and thus hereby do amend, the Original Purchase Agreement (which, as modified by this First Amendment, shall be known under this First Amendment as the “Purchase Agreement”), as set forth below.
1. Modifications to the Original Purchase Agreement. The Parties hereby agree that the Original Purchase Agreement shall be modified as follows:
a. Line 28 of page 2 (Section 2(b)) of the Original Purchase Agreement is hereby deleted and the following is inserted in that place: “(ii) passage of the Contingency Date under this Agreement, though in no instance later than October 31, 2005, Buyer shall deposit the sum of Two”.
b. Lines 1-2 of page 3 (Section 3(a)) of the Original Purchase Agreement is hereby modified by deleting therefrom the date “September 23, 2005” and by inserting the following date in that place: “September 30, 2005”.
c. Line 21 of page 3 (Section 3(b)) of the Original Purchase Agreement are hereby modified by deleting therefrom the date “October 7, 2005” and by inserting the following date in that place: “October 14, 2005”.
d. Lines 15-16 of page 4 (Section 3(b)(2)(B)) of the Original Purchase Agreement are hereby modified by deleting therefrom the phrase “not less than two (2) nor more than four (4) days before the Closing Date,” and by inserting the following phrase in that place: “no later than October 25, 2005”.

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e. Lines 27-28 of page 4 (Section 3(b)(2)(B)(ii)) of the Original Purchase Agreement are hereby modified by deleting therefrom the date “November 18, 2005” and by inserting the following date in that place: “December 2, 2005”.
f. Line 36 of page 4 (Section 3(b)(2)(C)) of the Original Purchase Agreement is hereby modified by deleting therefrom the phrase “three (3) days after Seller’s delivery” and by inserting the following phrase in that place: “five (5) days after Seller’s delivery”.
g. Lines 9-10 of page 5 (Section 3(b)(2)(C)) of the Original Purchase Agreement are hereby modified by deleting therefrom the date “November 18, 2005” and by inserting the following date in that place: “December 2, 2005”.
h. Line 38 of page 5 and line 1 of page 6 (Section 3(b)(2)(D)) of the Original Purchase Agreement are hereby modified by deleting therefrom, respectively, the date “November 30, 2005” and by inserting the following date in those places: “December 19, 2005”.
i. Line 42 of page 8 (Section 4(c)(1)) of the Original Purchase Agreement is hereby modified by deleting therefrom the phrase “the forty-fifth (45th) day after the Effective Date” and by inserting the following phrase in that place: “October 31, 2005”.
j. Line 8 of page 13 (Section 8) of the Original Purchase Agreement is hereby modified by deleting therefrom the date “October 17, 2005” and by inserting the following date in that place: “November 2, 2005”.
k. Line 13 of page 13 (Section 8) of the Original Purchase Agreement is hereby modified by deleting therefrom the phrase “not less than fifteen (15) days before the Closing Date” and by inserting the following phrase in that place: “no later than October 18, 2005”.
l. Lines 14-15 of page 13 (Section 8) of the Original Purchase Agreement are hereby modified by deleting therefrom the date “November 18, 2005” and by inserting the following date in that place: “December 2, 2005”.
m. Lines 32-33 of page 14 (Section 9(b)(1)) of the Original Purchase Agreement are hereby modified by deleting therefrom the phrase “the date that is two (2) days before the original Closing Date,” and by inserting the following phrase in that place: “October 25, 2005”.
n. Line 5 of page 15 (Section 9(b)(1)(ii)) of the Original Purchase Agreement is hereby modified by deleting therefrom the date “November 18, 2005” and by inserting the following date in that place: “December 2, 2005”.
o. Line 14 of page 15 (Section 9(b)(2)) of the Original Purchase Agreement is hereby modified by deleting therefrom the phrase “three (3) days after Seller’s delivery” and by inserting the following phrase in that place: “five (5) days after Seller’s delivery”.
p. Line 27 of page 15 (Section 9(b)(2)) of the Original Purchase Agreement is hereby modified by deleting therefrom the date “November 18, 2005” and by inserting the following date in that place: “December 2, 2005”.

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q. Lines 11-12 of page 16 (Section 9(b)(3)) of the Original Purchase Agreement are hereby modified by deleting therefrom the date “November 30, 2005” and by inserting the following date in that place: “December 19, 2005”.
2. Satisfaction and Waiver of Conditions.
a. Title and Survey. Buyer hereby acknowledges that Seller timely furnished to Buyer, as required under Section 3 of the Original Purchase Agreement, all Title Commitments, Title Documents, and Surveys.
b. Due Diligence Documents. Buyer hereby acknowledges that, to Buyer’s Knowledge, Seller timely made the efforts required under Section 4(a) of the Original Purchase Agreement with respect to Due Diligence Documents to be provided for Buyer’s review.
c. Seller’s Resolution. The Parties hereby acknowledge the timely satisfaction of Seller’s resolution condition under Section 5 of the Original Purchase Agreement.
3. Effectiveness. This First Amendment shall be effective only if signed by both Parties, or if signed in counterpart by both Parties.
4. Construction and Defined Terms. The Original Purchase Agreement and this First Amendment shall constitute and be construed as a single instrument. Accordingly, (i) any term in this First Amendment (capitalized or not) that is specifically defined in the Original Purchase Agreement shall—unless such term shall be specifically defined in this First Amendment—have the definition given to it in the Original Purchase Agreement, and (ii) if any provision in this First Amendment shall conflict with or contradict any provision in the Original Purchase Agreement, then the provision in this First Amendment shall control the interpretation of such Original Purchase Agreement and this First Amendment together as a single instrument.
5. Ratification. Except as modified by this First Amendment, the Original Purchase Agreement shall continue in full force and effect, shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, and is hereby ratified and confirmed by the Parties.
[signatures on next page]

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IN WITNESS WHEREOF, the Parties have executed this First Amendment as of the Amendment Date.

BUYER:	SELLER:
First Industrial Acquisitions, Inc.,	Rockwell Automation, Inc.,
a Maryland corporation	a Delaware corporation

By:	By:

Print Name:	Print Name:

Its:	Its:

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Second Amendment to Purchase and Sale Agreement
This Second Amendment to Purchase and Sale Agreement (this “Second Amendment”) is made as of the 31st day of October, 2005 (the “Second Amendment Date”), by and between Rockwell Automation, Inc., a Delaware corporation, formerly known as “Rockwell International Corporation” (“Seller”) and First Industrial Acquisitions, Inc., a Maryland corporation (“Buyer”), together known for purposes of this First Amendment as the “Parties.”
A. The Parties, as of August 24, 2005, entered into a Purchase and Sale Agreement (the “Original Purchase Agreement”) for Seller’s sale to Buyer, and Buyer’s purchase from Seller, of certain Subject Property defined with particularity in the Original Purchase Agreement.
B. The Parties, as of September 30, 2005, entered into a First Amendment to Purchase and Sale Agreement (the “First Amendment”) (i) to memorialize their mutual understanding of the status of certain conditions arising under the Original Purchase Agreement, and (ii) to modify the Original Purchase Agreement to the extent otherwise expressly set forth in the First Amendment.
C. The Parties now wish further to modify the Original Purchase Agreement and the First Amendment to the extent expressly set forth in this Second Amendment. Accordingly, the Original Purchase Agreement, as modified by the First Amendment and by this Second Amendment, shall be known hereunder as the “Purchase Agreement.”
Now, therefore, in consideration of the sum of Ten and No/100 United States Dollars (USD 10.00), and of other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties hereby agree to amend, and thus hereby do amend, the Original Purchase Agreement and the First Amendment as specifically set forth below.
1. Modifications to the Original Purchase Agreement and First Amendment. The Parties hereby agree that the Original Purchase Agreement and the First Amendment (respectively, as indicated below) shall be modified as follows:
a. Line 28 of page 1 of the First Amendment (modifying page 2, line 28, Section 2(b) of the Original Purchase Agreement) is hereby modified by deleting therefrom the date “October 31, 2005” and by inserting the following date in that place: “November 1, 2005”.
b. Line 18 of page 2 of the First Amendment (modifying page 13, line 8, Section 8 of the Original Purchase Agreement) is hereby modified by deleting therefrom the date “November 2, 2005” and by inserting the following date in that place: “November 9, 2005”.
c. The following is hereby added to the Original Purchase Agreement as Subsection (a)(9) to Section 6 (“Representations and Warranties”):

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“(9) To Seller’s Knowledge:
(A) Such discrete parcel(s) of the Subject Property as is (or are) commonly known as 3240 South 78th Street in the 40th Ward of the City of Philadelphia, State of Pennsylvania (altogether, the “Philadelphia Property”), is zoned by the Philadelphia Zoning Code as lying within zoning classification “G-2 (Industrial)”; except to the extent any such violation may already have been cured or otherwise addressed by Seller, Seller has received no written notice declaring Seller’s use of the Philadelphia Property, as of the Effective Date, to be in violation of any City of Philadelphia zoning code or ordinance governing permitted uses in such zoning classification; and, except to the extent any such violation may already have been cured or otherwise addressed by Seller, Seller has received no written notice of any uncorrected violation of any “housing, building, safety or fire ordinances” (within the meaning of 21 Pennsylvania Consolidated Statutes § 613.1(a)) with respect to the Philadelphia Property; and
(B) The discrete parcel(s) of the Subject Property as is (or are) commonly known as 320 Museum Road in Chartiers Township, Washington County, State of Pennsylvania (the “Washington Property”), is zoned by the zoning ordinances that prevail in Chartiers Township as lying within zoning classification “I-1 (Industrial)”; except to the extent any such violation may already have been cured or otherwise addressed by Seller, Seller has received no written notice declaring Seller’s use of the Washington Property, as of the Effective Date, to be in violation of any zoning code or ordinance that prevails in Chartiers Township and that governs permitted uses in such zoning classification; and, except to the extent any such violation may already have been cured or otherwise addressed by Seller, Seller has received no written notice of any uncorrected violation of any “housing, building, safety or fire ordinances” (within the meaning of 21 Pennsylvania Consolidated Statutes § 613.1(a)) with respect to the Washington Property.”
d. Section 9(a)(9) of the Original Purchase Agreement (“Certificate of Occupancy”) is hereby deleted.
e. Exhibit B to the Original Purchase Agreement (“Purchase Price Allocation”) is hereby deleted and the Exhibit B attached to this Second Amendment is inserted in that place.
f. Schedule A (“Agreed Schedule of Initial Term Basic Rent”) of Exhibit I to the Original Purchase Agreement (“Form of Lease Agreement”) is hereby deleted and the Schedule A attached to this Second Amendment is inserted in that place.

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2. Satisfaction and Waiver of Conditions.
a. Satisfaction of Seller Obligations.
(1) Buyer hereby acknowledges that Seller, on October 25, 2005, duly and timely delivered to Buyer, and that Buyer then timely received from Seller, the following (altogether, the “Disapproved Matters Reply”): (i) the notice of Uncured Title Matters and listing of Postponed Parcels contemplated under Section 3(b)(2)(B) of Original Purchase Agreement, and (ii) the listing of Title Defective Parcels, together with the listing of Seller’s inability to secure issuance of certain Endorsements with respect to such Title Defective Parcels (the “Missing Endorsements”), contemplated under Section 9(b)(2)(ii) of the Original Purchase Agreement.
(2) The Parties hereby further acknowledge and agree that the Disapproved Matters Reply shall be deemed to have included the following information at Page 2 thereof:

Title Defective Parcel	Missing Endorsement(s)

Oregon, Portland	ALTA 9 (owner’s) restrictions, encroachments, and minerals; tax parcel; subdivision or plat act
b. Due Diligence Condition. Buyer hereby expressly waives and declares fully satisfied all of Buyer’s due diligence rights and conditions arising under Section 4 of the Original Purchase Agreement (as previously modified by the First Amendment), including, without limitation, the entirety of Buyer’s due diligence condition under Section 4(c) of the Original Purchase Agreement.
c. Disapproved Matters. Except to the extent that Seller, as of the Second Amendment Date, (i) may already have caused the Title Company and/or the Surveyor to remove from the Commitments and/or the Surveys any Disapproved Matter raised as an objection in Buyer’s written notice (dated October 14, 2005) under Section 3(b) of the Original Agreement (the “Disapproved Matters Notice”), or (ii) may have obtained one or more endorsements to the pertinent Commitment(s) providing affirmative title insurance coverage insuring against the effect of any such Disapproved Matter, Buyer hereby expressly waives Buyer’s right further to object to any Uncured Title Matters or Missing Endorsements listed in the Disapproved Matters Reply, or to object to Seller’s efforts to remove, cure, or insure over any of the same. Further, Buyer agrees (i) that (with only the limited exceptions produced by Seller’s past efforts, as enumerated under (i) and (ii), above, of this Section 2(c)) all such Uncured Title Matters shall be Permitted Encumbrances under the Purchase Agreement, and (ii) that Seller shall not be in default of any covenant or obligation under the Purchase Agreement if Seller shall deliver the Title Policies without the Missing Endorsements. Notwithstanding the foregoing, however, Seller hereby agrees that, as provided in Section 3(b)(2) of the Original Agreement, Seller shall continue, prior to the Closing Date, to use good faith efforts to assist Buyer in addressing and resolving any Uncured Title Matters or Missing Endorsements that are listed in the Disapproved Matters Reply and that yet remain outstanding; provided, however, that Seller shall not have any obligation to expend any monies to so assist Buyer, and that Seller shall not, as a result of its

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agreement to so assist Buyer, be required actually to resolve, procure affirmative insurance over, or procure an Endorsement over, any Uncured Title Matters or Missing Endorsements listed in the Disapproved Matters Reply.
3. Additional Provisions.
a. Good Faith Efforts to Deliver Certificates of Occupancy. Notwithstanding that the Parties have agreed under Section 1(d) of this Second Amendment to eliminate Seller’s delivery obligation under Section 9(a)(9) of the Original Purchase Agreement, Seller agrees that it shall continue to exercise reasonable and good faith efforts to deliver to Buyer, at Closing, to the extent then in Seller’s actual possession or under Seller’s control, a copy of any existing certificate of occupancy (or comparable permit or license) with respect to each property comprising the Subject Property.
b. Escrow Closing of Philadelphia Property. The Parties hereby agree that Seller’s completing, on the Closing Date, all acts necessary to “sell” (within the meaning of 21 Pennsylvania Consolidated Statutes § 613) to Buyer the Philadelphia Property may make such sale “unlawful” under 21 Pennsylvania Consolidated Statutes § 613. Accordingly, the Parties shall at Closing execute and deliver all of Seller’s Closing Documents, Buyer’s Closing Documents, and joint delivery documents (under Section 9(d) of the Original Purchase Agreement) concerning the Philadelphia Property into a so-called “New York-style” escrow closing with the escrow department of the Title Company. Such deliveries shall be made in accordance with the general provisions of the Title Company’s usual form of deed and money escrow agreement (modified, as appropriate, to accommodate a “New York-style” closing), and with such special provisions inserted in the escrow agreement as may be required to conform to this Agreement, including, without limitation, a provision specifying that such escrow shall not close, and the Deed to the Philadelphia Property thus shall not be delivered to Buyer or released for recordation, until the Title Company shall have received from the City of Philadelphia each “certification” and “certificate” indicated for delivery under 21 Pennsylvania Consolidated Statutes § 613. The attorneys for both Seller and Buyer are authorized to sign the escrow agreement. Upon the creation of such escrow, payment of the Purchase Price allocated (under Exhibit B to Purchase Agreement) to the Philadelphia Property and delivery of the Deed to the Philadelphia Property shall be made through the escrow. The cost of the escrow shall be divided equally between Seller and Buyer. In the event, however, that Seller fails to procure the requisite certification and certificate (as referenced above) on or before December 1, 2005, then Buyer shall have the unilateral right to withdraw its deposits from the escrow.
4. Limited Post-closing Covenants of Seller. The Parties hereby agree (i) that Seller’s obligations under the Purchase and Sale Agreement shall include the obligations to perform the limited undertakings specifically enumerated in Subsections 4(a) and 4(b) below (altogether, the “Limited Undertakings”), and (ii) that the terms and obligations of this Section 4 shall survive Closing of the transaction, though only for the limited periods of Buyer’s obligation(s) hereunder, as such periods are expressly set forth in the following Subsections 4(a) and 4(b) (including all Attachments incorporated therein):

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(a) Limited Environmental Undertaking. Seller shall, at Seller’s sole cost and expense, promptly commence, and thereafter continuously prosecute to completion (as mutually and reasonably determined by the Parties), each specific action called for in the listing set forth on the Attachment 1 attached to and made a part of this Second Amendment.
(b) Limited Capital Repair Undertaking. As to each specific action called for in Buyer’s preliminary list set forth on the Attachment 2 attached to and made a part of this Second Amendment (the “Preliminary Action List”), Buyer shall, within ten (10) days after Closing, submit to Seller at least one (1) written, third-party study or report obtained by Buyer and stating the need for each specific action (in each instance, an “Action Item”) called for in the Preliminary Action List (as to each Action Item, an “Action Report”).
(1) After having received an Action Report with respect to each Action Item, Seller may independently investigate the factual predicates for each such Action Item and/or Action Report.
(A) If Seller shall, as a consequence of such investigation, determine to contest any such Action Item or Action Report, Seller shall notify Buyer in writing, no later than January 31, 2006, of each Action Item or Action Report so contested. Promptly after delivery of any such notice, representatives of both Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve Seller’s contest. If any Seller’s contest has not been resolved by February 28, 2006, or if the Parties fail to meet within a reasonable time, Seller may initiate arbitration of the dispute as provided in Section 4(b)(2).
(B) As to every Action Item not contested by Seller in writing on or before January 31, 2006, Seller shall thereafter, at Seller’s sole cost and expense, promptly commence, and thereafter continuously prosecute to completion (as mutually and reasonably determined by the Parties, each and every such Action Item.
(2) Seller shall have the right to initiate an arbitration under Section 4(b)(1)(A) by delivering to Buyer, no later than March 1, 2006, one or more written notices (in each instance, an “Action Report Dispute Notice”) stating Seller’s contention that one or more specific actions set forth on the Preliminary Action List are not be necessary to render the Leased Premises as to which such specific action(s) may pertain fit to be used for Seller’s the intended use of such Leased Premises, as contemplated by the Lease for such Leased Premises, in accordance with the practices generally recognized as then acceptable by other companies in its industry and operating comparable real properties in the geographic region in which the Leased Premises are located. If Seller fails to timely deliver an Action Report Dispute Notice with respect to one or more Action Reports, then Seller shall automatically be deemed to have irrevocably waived its right to do so, and Seller shall also automatically be deemed to have accepted any Action Report with respect to which Seller fails to timely deliver an Action Report Dispute Notice, in which event Seller shall proceed, as required above, to perform the item(s)

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noted in all such Action Reports with respect to which Seller fails to timely deliver an Action Report Dispute Notice.
(3) Each contention enumerated in an Action Report Dispute Notice (in each case, an “Action Report Dispute”) shall be resolved by binding arbitration before the American Arbitration Association (the “Association”). Arbitration proceedings on each Action Report Dispute shall commence no later than thirty (30) days after delivery of the Action Report Dispute Notice that enumerates such Action Report Dispute, pursuant to the following procedure:
(A) Selection of Arbitrator. The arbitration proceeding shall be conducted in Chicago, Illinois by a single arbitrator (the “Arbitrator”). The Action Report Dispute Notice shall direct the Association to assemble a list of five proposed independent arbitrators, each of whom shall be a member of the Association and none of whom may be related to, or affiliated with, either Buyer or Seller. Within ten (10) days after delivery of the Action Report Dispute Notice, the Association shall deliver its list of the names of those five proposed independent arbitrators to the Parties. No later than five (5) days after delivery of said list of proposed independent arbitrators to the Parties by the Association, the Parties shall cause a meeting to occur between their respective spokespersons (or their authorized representatives), which meeting may occur telephonically or in person, whichever is mutually and reasonably acceptable to the Parties. At that meeting, the two spokespersons shall examine the list of five business names submitted by the Association and they shall each eliminate two of those names, and the sole remaining proposed arbitrator shall be the Arbitrator. In order to eliminate four of the proposed arbitrators whose names were submitted by the Association, first, the spokesperson for the Buyer shall eliminate a proposed arbitrator of his choice and then the Buyer’s spokesperson shall eliminate a proposed arbitrator of his choice. The two spokespersons shall continue to eliminate names from the Association’s list in this manner until each of them has eliminated two names, and they have selected the Arbitrator. The two spokespersons shall immediately notify the Association, in writing and by telephone, of the name of the Arbitrator, and they shall direct the Association to contact the Arbitrator in order to schedule the commencement of the arbitration proceedings within the required time period described above. In the event that the chosen Arbitrator is not available to commence the Arbitration proceedings within the thirty (30) day time limit specified herein, the Parties shall choose the last eliminated Arbitrator whose schedule permits commencement of the proceedings within such thirty (30) day period.
(B) Submission of Dispute. In connection with the arbitration proceedings, each of the Parties shall submit, in writing (up to a maximum aggregate submission length of twenty (20) pages each for Seller and Buyer), the specific requested action (if any) that it wishes to be taken with respect to the matter that is disputed, and the Arbitrator shall be obligated to choose either the Buyer’s or the Seller’s specific requested actions proposed by Buyer or Seller, without being permitted to effectuate any compromise position. In making its choice, Arbitrator shall select whichever of Buyer’s

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or Seller’s specific requested actions as would more closely result in rendering the Leased Premises as to which the instant Action Report Dispute pertains fit to be used for Seller’s intended use of such Leased Premises (as contemplated by the Lease for such Leased Premises) in accordance with the practices generally recognized as then acceptable by other companies in Seller’s industry and operating comparable real properties in the geographic region in which the pertinent Leased Premises are located. Except as otherwise expressly required under this Section 4(b), and as the Parties may otherwise agree in writing, the arbitration proceeding shall be conducted in accordance with the rules of the Association then obtaining. The decision or award rendered by the Arbitrator shall be final and non-appealable and judgment may be entered upon it in accordance with applicable Illinois law in a court of competent jurisdiction.
(C) Costs of Arbitration. The Party whose requested action or decision is not selected by the Arbitrator shall bear (i) the cost of its counsel, its experts, and all of the other representatives it may retain, (ii) the reasonable and actual out-of-pocket costs of all counsel, experts, or other representatives retained by the other Party, and (iii) all other costs of prosecuting the arbitration proceeding (including, without limitation, the fees, costs, and expenses imposed or incurred by the Arbitrator).
The Parties acknowledge that the Limited Undertakings are unique and nonrecurring obligations of Seller. Accordingly, the Parties further acknowledge, and indeed expressly agree, that no duty or obligation performed by Seller as part of the Limited Undertakings shall (i) comprise or be enforced as part of any covenant(s) or obligation(s) of Seller under any of the Leases (including, without limitation, of Seller’s covenants or obligations under Paragraph 10 (“Compliance with Laws and Easement Agreements; Environmental Matters”) or Paragraph 12 (“Maintenance and Repair”) of such Leases), or (ii) be deemed in any way to constitute evidence of what the Parties intend (or intended) for the scope or nature of any of Seller’s covenants or obligations under any of the Leases (including, without limitation, of Seller’s covenants or obligations under Paragraph 10 (“Compliance with Laws and Easement Agreements; Environmental Matters”) or Paragraph 12 (“Maintenance and Repair”) of such Leases). The Parties also acknowledge that Buyer may assign pro tanto, or collaterally assign pro tanto, as the case may be—assignment(s) pro tanto in each instance affecting only such discrete parcel(s) of the Subject Property in which such assignee or collateral assignee shall be assigned an interest—to Buyer’s successors, assigns and lenders, Buyer’s rights to enforce the Limited Undertakings and the provisions of this Section 4 against Seller.
5. Leases. Seller acknowledges that Seller’s counsel has delivered drafts of the Leases to Buyer’s counsel, and Buyer’s counsel is now in the process of having those drafts reviewed by Buyer’s local counsel in the various jurisdictions with respect only to matters of local law. Seller hereby agrees that, prior to Closing, Seller shall use reasonable and good faith efforts to work with Buyer to address any comments that Buyer receives from its local counsel with respect to the enforceability of the Leases under local law.
6. Effectiveness. This Second Amendment shall be effective only if signed by both Parties, or if signed in counterpart by both Parties.

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7. Construction and Defined Terms. The Original Purchase Agreement, the First Amendment, and this Second Amendment shall constitute and be construed as a single instrument. Accordingly, (i) any term in this Second Amendment (capitalized or not) that is specifically defined in the Original Purchase Agreement shall—unless such term shall be specifically defined in this Second Amendment—have the definition given to it in the Original Purchase Agreement, and (ii) if any provision in this Second Amendment shall conflict with or contradict any provision in the Original Purchase Agreement (as previously modified by the First Amendment), then the provision in this Second Amendment shall control the interpretation of such Original Purchase Agreement and First Amendment with this Second Amendment together as a single instrument.
8. Ratification. Except as modified by this Second Amendment, the Original Purchase Agreement (as previously modified by the First Amendment) shall continue in full force and effect, shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, and is hereby ratified and confirmed by the Parties.
[Signatures begin on page 9 of this Second Amendment.]

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IN WITNESS WHEREOF, the Parties have executed this Second Amendment as of the Second Amendment Date.

BUYER:	SELLER:
First Industrial Acquisitions, Inc.,	Rockwell Automation, Inc.,
a Maryland corporation	a Delaware corporation

By:	By:
Print Name:	Print Name:
Its:	Its:

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